                                                                   EXHIBIT 13.1


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 10-K

    /X/      ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
             THE SECURITIES EXCHANGE ACT OF 1934
                         FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995
   /   /     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
             THE SECURITIES EXCHANGE ACT OF 1934
             FOR THE TRANSITION PERIOD FROM                   TO
                               COMMISSION FILE NUMBER: 0-21924

                                METROCALL, INC.
             (Exact Name of Registrant as Specified in its Charter)

                  DELAWARE                                       54-1215634
      (State or other jurisdiction of                         (I.R.S. Employer
       incorporation or organization)                       Identification No.)
6677 RICHMOND HIGHWAY, ALEXANDRIA, VIRGINIA                        22306
  (Address of Principal Executive Offices)                       (Zip Code)

       Registrant's Telephone Number, including area code: (703) 660-6677

          Securities registered pursuant to Section 12(b) of the Act:

                        NAME OF EACH EXCHANGE
TITLE OF EACH CLASS      ON WHICH REGISTERED
--------------------    ----------------------
        None                     None

          Securities registered pursuant to Section 12(b) of the Act:

                                 TITLE OF CLASS

                         Common Stock ($.01 Par Value)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days.    Yes /X/    NO / /

     Indicate by check mark if the disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. /X/

     Based on the closing sales price of March 1, 1996, the aggregate market value of the voting stock held by non-affiliates of the Registrant was approximately $182,959,060.

     Indicate the number of shares outstanding of each of the issuer's classes of common stock as of the latest practicable date:

                     CLASS                            OUTSTANDING AT MARCH 1, 1996
    ----------------------------------------    ----------------------------------------
          Common stock, $.01 par value                         14,626,255

                      DOCUMENTS INCORPORATED BY REFERENCE:

     Portions of the 1995 Annual Report to Shareholders of the Registrant which is filed as Exhibit 13 to this Annual Report on Form 10-K has been incorporated by reference into Parts II and IV.

     Portions of the Proxy Statement for the Annual Meeting of the Registrant to be held May 1, 1996, which will be filed with the Commission within 120 days after the close of the fiscal year, are incorporated by reference into Part III.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

ITEM 1. BUSINESS

GENERAL

     Metrocall, Inc. ("Metrocall" or the "Company") is the sixth largest paging company in the United States, based on 944,013 pagers in service at December 31, 1995, providing local, regional and nationwide paging and other wireless messaging services. While the Company operates regional and nationwide paging networks throughout the United States, the Company's selling efforts are currently concentrated in four operating regions: (i) the Northeast (Massachusetts through Delaware); (ii) the Mid-Atlantic (Maryland and the Washington, D.C. metropolitan area); (iii) the Southeast (Virginia and Florida); and (iv) the West (California, Nevada and Arizona). Through the Metrocall Nationwide Wireless Network ("Nationwide Network"), the Company can provide service in approximately 860 U.S. cities which comprise the top 100 Standard Metropolitan Statistical Areas ("SMSAs").

     Set forth below is a table showing the Company's operating regions and number of units in service as of December 31, 1993, 1994 and 1995.

                          NUMBER OF PAGERS IN SERVICE

                                                                         DECEMBER 31,
                                                               ---------------------------------
                                                                1993        1994(1)       1995
                                                               -------      -------      -------
Northeast...................................................    24,077      230,830      283,391
Mid-Atlantic................................................    83,601      178,008      200,370
Southeast...................................................    58,635      108,775      133,232
West........................................................    81,403      237,933      327,020
                                                               -------      -------      -------
          Total.............................................   247,716      755,546      944,013
                                                               =======      =======      =======

---------------

(1) Includes approximately 420,000 pagers in service acquired in the FirstPAGE and MetroPaging acquisitions in 1994.

     The Company's long-term strategy is to continue to expand its business by providing paging and other wireless communication services to an increasingly broad base of subscribers throughout the United States, while increasing EBITDA and expanding its EBITDA margin. To achieve this strategy, the Company pursues three distinct initiatives: (i) to grow its subscriber base, revenues and EBITDA in markets where the Company has an existing sales presence; (ii) to build its presence in new markets, where the Company has network infrastructure and signal coverage but no active marketing efforts; and (iii) to acquire additional subscribers and spectrum through strategic combinations with other wireless communications companies.

     For the calendar year ended December 31, 1995, the total pagers in service has grown approximately 25%, all from internal growth. From 1994 to 1995, the Company's EBITDA grew 72% from $16.2 million ($21.1 million on a pro forma basis) to $27.8 million. Concurrently, the Company's EBITDA margin in 1995 of 29.1% compares to pro forma EBITDA margin in 1994 of 25.7%. In addition, the Company established a sales presence and began offering local service in Boston, Pittsburgh and Southern Florida in the East, and San Diego, Las Vegas and Phoenix in the West. In addition to growing and building the business in 1995, the Company also completed the integration of the operations of FirstPAGE USA, Inc. ("FirstPAGE") and MetroPaging, Inc. ("MetroPaging"). During 1994, the Company more than tripled its base of pagers in service as a result of both acquisitions and internal growth. Metrocall added approximately 420,000 pagers in service through the FirstPAGE and MetroPaging acquisitions.

     The Company's future growth and expansion into new markets, whether internal or through acquisitions, require significant capital investment for the installation of paging equipment and technical infrastructure. Accordingly, in 1995, the Company's efforts focused on raising the necessary capital to carry out the acquisition element of its long-term strategy. As such, the Company completed concurrent offerings of

4 million shares of the Company's common stock, par value $.01 per share (the "Common Stock"), at $28.25 per share, and $150.0 million senior subordinated notes bearing interest at 10 3/8%. Net proceeds from the offerings were approximately $252.0 million. Proceeds from the offerings were used, in part, to repay outstanding borrowings of $113.3 million due under the Company's existing credit facility. More than $123 million of the net proceeds remained available at December 31, 1995, to finance all aspects of the Company's long-term strategy, including future acquisitions. In February 1996, the Company announced the signing of definitive acquisition agreements with Parkway Paging, Inc. ("Parkway"), and Satellite Paging and Message Network (together, "Satellite").

     Metrocall's paging operations are subject to regulation by the FCC and various state regulatory agencies. Metrocall was incorporated under the laws of the State of Delaware in 1982. Its executive offices are located at 6677 Richmond Highway, Alexandria, Virginia 22306, and its telephone number is (703) 660-6677.

BUSINESS STRATEGY

     The primary elements of the Company's business strategy are described below.

  Growth Strategy

     The Company's "growth" strategy is designed to increase subscribers, revenues and EBITDA in markets which have an existing sales presence. This strategy entails: (i) pursuit of small- and mid-sized accounts; (ii) greater emphasis on value-added, more profitable service offerings; (iii) expansion of distribution channels, focusing on the increased use of indirect sales channels; and (iv) maintenance of a low cost operating structure.

     - Pursuit of small- and mid-sized accounts. The Company has historically focused its selling efforts on small accounts (historically those with less than 25 units in service) in order to minimize its dependence on any single customer and because the Company believes that smaller accounts are generally more profitable than larger accounts. Given increased operating efficiencies, the Company has been able to economically justify the pursuit of larger accounts, offering volume discounts where competition warrants. This strategy should facilitate growth of the customer base while maintaining operating margins.

     - Emphasis on value-added service offerings. The Company continually develops and introduces enhanced services to increase average monthly revenue per unit ("ARPU") and attract new subscribers. A key feature of most of these services is that they can be made available to existing subscribers without the need for new customer equipment. During 1995, the Company adjusted its sales force's monthly quotas in order to focus on services that carry above average monthly revenues or, in the case of customer owned and maintained ("COAM") units, services with lower capital requirements. These quotas require that each of the following services represents 10% of monthly additions: nationwide services, enhanced services (which include alphanumeric service, voice mail, custom greetings, regional coverage and One Touch) and COAM service.

     - Expansion of distribution channels. Given the growing appeal of the paging product to consumers, Metrocall expanded its distribution channels to access as wide a range of potential subscribers as possible. For example, traditional direct sales efforts have been augmented by the use of database marketing techniques to target potential subscribers not currently served by local sales offices. The Company has also increased its emphasis on indirect channels (e.g., resellers, dealers and retailers). This strategy has allowed the Company to access subscribers that would not typically be targeted by the direct sales force and ensures efficient utilization of technical capacity by maximizing the number of subscribers on the Company's network. The importance of these channels in the Company's subscriber base is growing, comprising 42% of the Company's subscriber base at December 31, 1995.

       The Company believes that as the appeal of the paging product to the consumer segment grows, retail distribution will become an increasingly important focus of its marketing strategy. The consumer segment is particularly attractive because these customers typically buy, rather than lease, pagers, allowing the Company to more quickly recover capital invested in inventory, and rarely require discounts on service rates (although discounts for one year lump sum payments are common). The Company has already entered this channel through distribution arrangements with Ritz Camera Centers, a nationwide photography and electronics retail chain, and Crutchfield, the consumer electronics mail-order catalogue.

       With a renewed focus on both local and nationwide small business and consumer markets, the Company has begun entering into strategic partnerships with selected companies that have large customer bases such as long-distance providers and cable companies. This approach, which seeks to establish a mutually beneficial relationship for both parties, provides access to a market that is predisposed toward the Company's products and services. The Company expects these partnerships to become an increasingly important component of its distribution strategy in the future.

     - Maintenance of low cost operating structure. The Company is able to compete effectively and price its services competitively due to its low cost operating structure and its efficient use of capital. For example, administrative functions are consolidated in a national operations center which handles all back-office functions including management information systems, billing and inventory management. The National Customer Service Center handles overflow customer service from local offices and customer service in markets where the Company does not maintain a sales presence. The Company expeditiously integrated the FirstPAGE and MetroPaging operations into this organizational structure. Through improvements in operations and synergies from these acquisitions, the Company has achieved an increase in units in service per employee from 1,007 at December 31, 1994 to 1,047 as of December 31, 1995. The Company believes its unit per employee results are significantly higher than the industry average. This centralized structure puts the Company in a unique position to maximize the benefits of industry consolidation as the integration of acquired companies is more easily facilitated.

     The Company is also prudent in its utilization of growth capital. For example, new markets are initially entered by using the Nationwide Network as a platform to offer local service without building a separate local technical infrastructure. Similarly, the Company has pursued cooperative programs with other operators to build out the Nationwide Network and plans to act as a co-developer of narrowband personal communications services ("PCS") applications.

  Build Strategy

     The Company's "build" strategy entails expansion of the sales effort into areas where the Company currently has network infrastructure and signal coverage but no active marketing efforts. The Company focuses on markets in which demographic profiles indicate the likelihood of above average demand for traditional and enhanced wireless communications services and where service can be offered on a cost-effective basis.

     The Company's 929.5125 MHz Nationwide Network (launched in 1993) provides signal coverage on a common frequency in each of the top 100 SMSAs in the United States. The network is operated via both Company owned transmitters and intercarrier agreements with other operators, and provides nationwide service coverage in approximately 860 cities. In 1996, the intercarrier agreements expire and the Company has committed to expanding its Nationwide Network through capital investment. The network allows the Company to provide subscribers with low priced nationwide paging service, and also provides the Company a platform from which to enter new markets cost effectively by using the existing Nationwide Network infrastructure to carry a local frequency during the startup period. In this way, the Company can place a local or regional frequency on a pre-existing nationwide transmitter and thus begin service in a new market at low incremental cost without delay. Customers in new markets opened in this way can be economically serviced by the National Customer Service Center until such time as a local sales office is established. As part of the 1994 FirstPAGE acquisition, the Company acquired a second nationwide license which is already constructed in the Eastern United States and which will be further expanded as customer demand dictates. Ownership of this second nationwide license ensures the Company has the flexibility to expand its operations without potential capacity constraints.

     The Company's "build" strategy is currently focused on expanding its coverage and sales efforts in recently established markets. During the first quarter of 1995, the Company established a sales presence and began offering local service in Boston, Pittsburgh and Southern Florida, utilizing network facilities constructed by FirstPAGE prior to its acquisition by Metrocall. During the third quarter of 1995, the Company established a local sales presence in Pittsburgh. Throughout 1995, the Company expanded its West Coast coverage and commenced or expanded the marketing of local paging service in San Diego, Las Vegas and Phoenix. The network facilities in these markets had been constructed by MetroPaging prior to its acquisition by Metrocall and serve as a further enhancement to Metrocall's western operations.

  Acquisition Strategy

     Following the Company's initial public offering of Common Stock in July 1993, the Company embarked upon a strategy of increasing its subscriber base through acquisitions that meet certain key strategic criteria, including size of the subscriber base, paging spectrum, geographic coverage, market penetration, potential administrative operating efficiencies, financial leverage and price. The August 1994 FirstPAGE acquisition and the November 1994 MetroPaging acquisition fulfilled these criteria, adding significant subscriber bases, enhancing the Company's market presence in the Mid-Atlantic and Northeast regions and further strengthening the Company's presence in California and other Western markets. The Company believes there will be additional consolidation within the paging industry and opportunity for growth by acquisition. The successful completion in 1995 of concurrent equity and debt offerings raised approximately $252.0 million of capital, of which approximately $123 million remained as cash at December 31, 1995. This capital provides the Company the opportunity to aggressively pursue acquisition candidates and to complete the integration of management and operations in order to achieve economies of scale. The Company has successfully demonstrated its ability to perform in these areas through the FirstPAGE and MetroPaging acquisitions in which the Company integrated all administrative, billing, inventory control, customer service and management information systems into the Company's systems within seven months of the closing of the MetroPaging acquisition.

     On February 26, 1996, the Company signed a definitive merger agreement (the "Parkway Agreement") with Parkway Paging, Inc., of Plano, Texas, whereby Parkway will become a wholly-owned subsidiary of the Company. Under the terms of the Parkway Agreement, the Company will acquire all of the common stock of Parkway in exchange for consideration of $28 million, up to 51% of which may be issued in the form of the Company's Common Stock at Parkway's election. The purchase price is subject to downward adjustment based on Parkway's ability to meet certain defined performance criteria and benchmarks prior to closing. The Parkway Agreement is subject to a number of conditions including, but not limited to, receipt of all necessary regulatory approvals.

     On February 28, 1996, the Company signed a definitive acquisition agreement (the "Satellite Agreement") with Satellite Paging of Fairfield, New Jersey, and Message Network of Boca Raton, Florida (together, "Satellite"). Under the terms of the Satellite Agreement, the Company will acquire all of the assets of Satellite in exchange for $28 million cash, subject to adjustment based on Satellite's ability to meet certain defined performance criteria. The Satellite Agreement is subject to a number of conditions including, but not limited to, receipt of all necessary regulatory approvals.

NEW PRODUCTS AND SERVICES

     The Company differentiates itself from its competitors by offering its customers a variety of value-added services packaged to reflect the specific subscriber's business or personal needs. Value-added services are billed as an enhancement to the basic service and tend to result in higher ARPU. Two of these valued added services, "One Touch" and "Metrocall Nationwide," are currently available. A third set of services, broadly defined as narrowband PCS, is expected to become commercially available within the next three years.

     One Touch ServiceTM. In June of 1995, the Company introduced its "One Touch" advanced messaging service. Each One Touch subscriber is assigned a personal "1-800" telephone number and voice mailbox for a monthly fee. Through one telephone number, customers can have calls routed to a home, office or cellular phone and enjoy voice messaging and fax storage and forwarding services, all with instant notification of mail box activity via their pager. One Touch services are offered either separately or in individualized packages designed to meet the needs of special markets or affinity groups. The Company will, in the near future, bill customers on a per-transaction basis (e.g., per page for faxes) where appropriate, which should serve to increase per unit revenues. The Company also will, in the near future, offer long distance service connection as part of the One Touch service options. All One Touch services are available to new and existing customers. An existing subscriber who desires One Touch services does not require new equipment.

     Metrocall Nationwide. Through its Nationwide Network the Company is able to offer low-price nationwide paging services in approximately 860 cities in the top 100 SMSAs. Coverage is currently available in heavily traveled areas in each location (e.g., airports, central business districts) and can be expanded by the Company as warranted by customer demand for regional and nationwide service.

     PCS Strategy. During 1994, the FCC auctioned 1,237.5 KHz of narrowband PCS spectrum. The Company believes this spectrum will allow paging operators to offer a broad array of new products and services which heretofore were impossible to offer given the limited spectrum allocated to traditional paging. These products include voice pagers, high speed alphanumeric pagers and pagers which will allow subscribers to acknowledge the receipt of messages. The Company elected not to participate in the 1994 auctions because the Company believes that there will be ample PCS spectrum available which it can use to resell PCS services to its existing customers. For example, the Company has signed a memorandum of understanding with PCS Development Corporation (a nationwide narrowband PCS license holder) to act as a co-developer of technology, co-carrier of signal and distributor of services. The Company's affiliation with PCS Development Corporation should enable it to offer its subscribers narrowband PCS services without the licensing or capital cost associated with the construction of a narrowband PCS network. The Company is pursuing similar relationships with other PCS developers and operators.

PAGING OPERATIONS

     Subscribers and Services. The Company currently provides four basic types of paging services: (i) digital display pagers, which permit a subscriber to receive a telephone number or other numeric coded information and to store several such numeric messages that the customer can recall when desired; (ii) alphanumeric display pagers, which allow the subscriber to receive and store text messages; (iii) tone-only pagers, which notify the subscriber that a call has been received by vibrating or emitting a beeping sound; and (iv) tone-plus-voice pagers, which emit a beeping sound followed by a brief voice message. The Company provides digital display, alphanumeric display and tone-only service in all its markets, and provides tone-plus-voice service in a few markets. Digital display paging service, which was introduced by the paging industry over 10 years ago, has in recent years grown at a faster rate than tone-only or tone-plus-voice service, and approximately 93% of the Company's pagers in service at December 31, 1995 were digital display pagers. At December 31, 1995 approximately 5% of the Company's pagers were alphanumeric pagers and the balance were relatively evenly divided among tone-plus-voice and tone-only.

     Alphanumeric display service, which was introduced in the mid-1980s, is beginning to grow at increasing rates as users and dispatch centers overcome technical and operational obstacles to data input. For example, the Company now markets, under its service mark "Metrotext," a computer program designed for use in transmitting alphanumeric messages from personal computers to pagers. The Company also provides enhancements and ancillary services such as personalized automated answering services, message protection, annual loss protection and maintenance service on equipment. Personalized automated answering services allow the subscriber to record a message that greets callers who reach the subscriber's voice mailbox. Message protection allows a subscriber to retrieve any calls that come in during the period when the subscriber was beyond the reach of the Company's radio transmitters. Annual loss protection allows subscribers who lease pagers to limit their costs of replacement upon loss or destruction of the pager. Maintenance services are offered to subscribers who own their own pagers.

     The Company's subscribers either lease or buy their pagers and purchase either local, regional, multi-regional or nationwide service. Contracts with large unit volume subscribers are typically for three to five year terms, while contracts with smaller volume subscribers generally have one year terms with annual renewals. The

Company receives additional revenue for enhanced services such as voice mail, personalized greetings and One Touch service. Volume discounts on lease costs and service fees are typically offered to large unit volume subscribers. In some instances, the Company's subscribers are resellers that purchase services at substantially discounted rates, but are responsible for marketing, billing and collection with respect to their customers.

     The following table sets forth as of December 31, 1993, 1994 and 1995 the respective numbers and percentages of pagers that are (i) serviced and owned by the Company, (ii) serviced by the Company and owned by subscribers and (iii) serviced by the Company through resellers and owned by the resellers or their subscribers.

                         OWNERSHIP OF PAGERS IN SERVICE

                                                                  DECEMBER 31,
                                             ------------------------------------------------------
                                                  1993              1994(1)               1995
                                             --------------      --------------      --------------

Company owned and leased to subscribers...   111,681     45%     319,565     42%     380,951     40%
Subscriber owned (COAM)...................   116,478     47      212,809     28      223,506     24
Resellers.................................    19,557      8      223,172     30      339,556     36
                                             -------    ---      -------    ---      -------    ---
          Total...........................   247,716    100%     755,546    100%     944,013    100%
                                             =======    ===      =======    ===      =======    ===

---------------

(1) Includes approximately 420,000 pagers in service acquired in the FirstPAGE and MetroPaging acquisitions in 1994.

     Sales and Marketing. Subscribers who use paging services have traditionally included small business operators and employees, professionals, medical personnel, sales and service providers, construction and tradespeople, and real estate brokers and developers. However, paging's appeal to the mass market is growing, and the service is increasingly being adopted by individuals for private, nonbusiness uses such as communicating with family members and friends.

     While the Company historically has relied on its direct sales force to obtain paging customers, it has implemented a strategy to capitalize on the growing mass market appeal of paging products. This sales and marketing strategy incorporates a multi-tiered distribution system that utilizes the following five different distribution channels to access different market segments: (i) the Company's own direct sales staff that concentrates on business accounts; (ii) database telemarketing conducted by Company-employed professional sales staff which utilizes computerized lead management and professional telemarketing techniques to identify different categories of potential subscribers; (iii) resellers, who purchase bulk paging services and resell them to their own subscribers generally on a private label basis; (iv) retail outlets that sell pagers to the emerging consumer market; and (v) independent dealers, representatives and agents, who use their own sales forces to sell Metrocall paging equipment and services to their established customer bases. As of December 31, 1995, the Company, through its 32 sales offices, employed a sales force of 312 sales representatives, including the Company's direct sales staff, telemarketing professionals and sales representatives who call on retailers and resellers. The Company's distribution channels are described briefly below.

     - Direct Sales. Direct sales personnel sell primarily to businesses, placing special emphasis on key accounts, which are accounts that are of strategic importance to the Company. The businesses targeted by the Company's direct sales personnel are generally those that have highly mobile employees or employees with multiple work locations. Examples include hospitals, sales and service organizations, specialty trades, transportation, construction and manufacturing companies and government agencies. Direct sales personnel are compensated based on a percentage of sales contract value (plus certain quota incentives), reduced by any cancellations within the first 120 days of a contract. As previously discussed, sales compensation plans are designed to motivate direct sales personnel to increase sales of higher revenue products, such as nationwide service, alphanumeric service, voice mail, One Touch and other value-added services.

     - Database Telemarketing. The Company's internal, professionally-trained staff uses computerized lead management and telemarketing techniques combined with the Company's proprietary lead screening and development protocol to generate sales. Using acquired lists to focus their effort, the internal staff targets groups of consumers and small businesses who have a propensity to use paging services but are either in a region where the Company does not have a direct sales effort or are not reached by other distribution channels. Telemarketing salespeople are compensated on a salary plus commission basis. The cost to add a new subscriber through this channel is lower than the cost through the direct sales channel.

     - Resellers. Resellers buy bulk paging services from the Company for resale to their own business clients and individual customers. The Company issues one monthly bill to each reseller who is responsible for the marketing, billing and collection, and equipment maintenance. As a result of emphasizing this channel, the Company is able to achieve high network utilization at low incremental cost. The Company does not lease pagers to resellers.

     - Retail Outlets. The Company sells pagers on a wholesale basis to retail outlets such as office supply, electronics and general merchandise chains for resale to consumers. These outlets are selected based on factors such as the number of stores in a region and the extent of their advertising. The outlets sell the pager itself and provide limited customer service to the consumer. The Company provides sales incentives and advertising support, and emphasizes training of sales personnel to enhance the retail outlet's effectiveness and to ensure that the customer is well educated regarding the product. The Company does not lease pagers to retailers. The Company believes that as consumer awareness of the product grows, retailers will become an increasingly important distribution channel. In 1995, the Company entered into separate arrangements to sell products through Ritz Camera Centers, a nationwide photography and electronics retail chain, and Crutchfield, the consumer electronics mail-order catalogue.

     - Independent Dealers, Representatives and Agents. The Company contracts with independent dealers, representatives and agents, including such outlets as small cellular phone dealers or independent specialty electronics stores. The Company typically uses dealers to reach specific consumer niches (e.g., ethnic or non-English speaking communities) and small businesses that are more efficiently accessed through this channel than through other distribution channels. In addition to selling the Company's pagers, independent dealers assist the subscriber in choosing a service plan and collect the initial payments. Independent dealers are paid commissions for their placement of customers with the Company.

     The following table sets forth information regarding numbers of pagers in service by distribution channel at December 31, 1993, 1994 and 1995.

                   PAGERS IN SERVICE BY DISTRIBUTION CHANNEL

                                                                      DECEMBER 31,
                                             --------------------------------------------------------------
                                                    1993                  1994                  1995
                                             ------------------    ------------------    ------------------
                                             NUMBER     PERCENT    NUMBER     PERCENT    NUMBER     PERCENT
                                             -------    -------    -------    -------    -------    -------
Direct....................................   226,317       91%     491,170       65%     550,970       58%
Indirect(1)...............................    21,399        9      264,376       35      393,043       42
                                             -------      ---      -------      ---      -------      ---
          Total...........................   247,716      100%     755,546      100%     944,013      100%
                                             =======      ===      =======      ===      =======      ===

---------------

(1) Includes resellers, retailers and independent dealers.

     The Company believes that most of its markets are underdeveloped in terms of pager penetration and offer substantial growth opportunities. The Company believes that marketing through its multi-tiered distribution system successfully increases subscriber growth at a low incremental marketing expense to the Company.

     Centralized Organizational Structure. In order to minimize its cost structure, the Company centralizes operating functions where possible, utilizes common billing and subscriber management systems throughout its markets and offers paging services under the Metrocall brand name in all of its markets. The Company's centralized operating structure focuses regional management on sales and distribution by transferring technical and back-office responsibilities to a central location.

     All of the Company's administrative and back-office functions are located in a single national operations center in Alexandria, Virginia. These functions include all accounting, management information systems, inventory and order fulfillment. Following the successful integration of FirstPAGE and MetroPaging, all customer billing databases were merged into a single corporate billing database. This combined billing database allows flexibility and efficiency when handling customer account inquiries throughout any of the Company's sales offices and the National Customer Service Center. This consolidation has enabled the Company to achieve economies of systems, personnel, training and management. From December 31, 1991 to December 31, 1995, units in service per employee increased from 692 to 1,047.

     The Company also maintains a centralized National Customer Service Center. The Company's National Customer Service Center handles customer inquiries from existing and potential customers. The National Customer Service Center is staffed with over 70 employees and is open six days per week (with emergency service provided seven days a week, 24 hours a day) with a toll-free access number. In addition to responding to local customer service inquiries, the National Customer Service Center is a critical factor in marketing and servicing the Nationwide Network to all markets in the United States. Efforts are made to satisfy customers on initial inquiry to avoid repeat calls, thereby increasing customer satisfaction and decreasing costs. The Company deploys state-of-the-art call management equipment (such as an automated call distribution system) to provide quality customer service. The Company tracks both productivity and quality of performance of its customer service representatives.

     The Company also focuses on the allocation of administrative costs over a greater number of units in service. While the Company expects revenue from units in service to grow through internal growth, geographic expansion and acquisitions, the Company's administrative costs are expected to grow at a much lower rate.

     Network and Equipment. The Company has developed a state-of-the-art paging system deploying current technology which achieves optimal building penetration, wide-area coverage and the ability to deliver new and enhanced paging services. This existing paging transmission equipment has significant capacity to support future growth. In 1996, certain intercarrier agreements will expire, requiring the Company to replace transmitters it previously shared with other paging companies with its own transmitters. This will require significant capital investment in 1996 but will result in one of the industry's most extensive paging networks.

     The Company's paging services are initiated when telephone calls are placed to the Company's paging terminals. These state-of-the-art terminals, which the Company maintains within its service areas, have a modular design that allows significant future expansion by adding or replacing modules rather than replacing the entire terminal. The Company's paging terminals direct pages to the Company's primary satellite, which signals terrestrial network transmitters providing coverage throughout the service area.

     The Company operates a series of regional operating systems or networks consisting of primary networks servicing the states of Arizona, California and Nevada, and the area from Boston to the Virginia/North Carolina border. The Company also has licenses issued by the FCC for the same channel in each of the largest 100 SMSAs and began operations of the Nationwide Network on the channel in November 1993. The Company is also capable of providing local paging in each market serviced by the Nationwide Network by using nationwide transmitters to carry local messages. Services provided through the Nationwide Network are marketed to subscribers directly through the Metrocall sales force and indirectly through retailers and resellers. With its acquisition of FirstPAGE, Metrocall obtained a second nationwide FCC license allowing the Company to operate an additional national paging network. The Company intends to use this incremental operating spectrum to support future growth.

     The Company does not manufacture any of the pagers or related transmitting and computerized paging terminal equipment used in the Company's paging operations. The equipment used in the Company's paging operations is available for purchase from multiple sources, and the Company anticipates that equipment and pagers will continue to be available to the Company in the foreseeable future, consistent with normal manufacturing and delivery lead times. Because of the high degree of compatibility among different models of pagers, transmitters, computers and other paging equipment, the Company is able to design, supply and operate its systems without being dependent upon any single source of such equipment. The Company continually evaluates new developments in paging technology in connection with the design and enhancement of its paging systems and selection of products to be offered to subscribers.

     The Company achieves cost savings by purchasing pagers for a volume discount from a limited number of companies, including Motorola, Inc. ("Motorola"), from which the Company currently purchases most of its pagers, NEC America, Inc., Uniden America Corporation and Panasonic Corporation. The Company purchases its transmitters and paging terminals from Motorola and Glenayre Electronics, Incorporated.

PAGING INDUSTRY OVERVIEW

     Industry sources predict that there will be approximately 35.0 million pagers in service in the United States by the end of 1996. Industry sources also indicate that in recent years the number of pagers in service in the United States has been growing at annual rates in excess of 20% per year and predict that the number of pagers in service will continue to grow at annual rates of approximately 15%-20% through the year 2000. Factors that have been described as contributing to this growth include (i) declining costs of service, (ii) increasing consumer awareness of the benefits of mobile communications, (iii) introduction of new or enhanced paging equipment and services, and (iv) expanding channels of distribution.

     Although the United States paging industry has over 600 licensed paging companies, the Company estimates that the ten largest paging companies, including Metrocall, currently serve approximately 70% of the total paging subscribers in the United States. These paging companies are facilities-based, Commercial Mobile Radio Service ("CMRS") providers, previously classified as either Radio Common Carrier ("RCC") or Private Carrier Paging ("PCP") operators, servicing over 100,000 subscribers each in multiple markets and regions.

     The Company believes that future developments in the paging and wireless communications industry will include (i) technological improvements that permit increased service and applications to a wider market on a cost-effective basis,
(ii) consolidation of smaller, single-market operators and larger, multi-market paging companies, and (iii) increased numbers of pagers in service, as a result of general expansion into consumer and retail markets. Future technological developments in the paging industry may include new paging services such as "confirmation" or "response" paging that will have the ability to send a message back to the paging system that confirms that the paging message has been received, digitized voice paging, two-way paging and notebook and sub-notebook computer wireless data applications. Narrowband PCS may offer the ability to provide some of these services. While these services have been proven technologically feasible, the economic viability has not been tested based on the cost of licenses and capital infrastructure requirements.

PAGING TECHNOLOGY

     Paging is a method of one-way wireless communications that uses an assigned radio frequency to contact a paging subscriber anywhere in a service area. A subscriber carries a pager that receives messages by the broadcast of a one-way radio signal. To contact a subscriber, a message is usually sent by placing a telephone call to the subscriber's designated telephone number. The telephone call is received by an electronic paging switch which then generates a signal that is sent to radio transmitters in the service area. Depending upon the topography of the service area, the operating radius of a radio transmitter typically ranges from three to 20 miles. The transmitters send a signal that is received by the pager carried by the subscriber and is delivered as a tone, vibration, numeric or alphanumeric message. A tone-only pager notifies the subscriber that a call has been received by emitting a beeping sound or vibration. In the case of tone-plus-voice service, the subscriber's pager emits a beeping sound followed by a brief voice message. Depending upon the type of pager in use, the subscriber may receive a message that is displayed on the pager or a subscriber may call his or her home, office or telemessaging service to receive the message. A digital display pager permits a caller to transmit to the subscriber a numeric message that may consist of a telephone number, an account number or coded information. A digital display pager has the memory capability to store several numeric messages that can be recalled by the subscriber when desired. Alphanumeric display paging service allows subscribers to receive and store messages consisting of both numbers and text.

     Metrocall believes that paging is the most cost-effective and reliable means of conveying a variety of information rapidly over a wide geographic area either directly to a person traveling or to various fixed locations. Because it is a one-way communication tool, paging is an inherently lower cost way to communicate than two-way communication methods. For example, pagers and air time required to transmit an average message cost less than equipment and air time for cellular telephones. Furthermore, pagers operate for longer periods due to superior battery life, often exceeding one month on a single AAA battery. Paging subscribers generally pay a flat monthly service fee, which covers a certain number of messages sent to the subscriber. In addition, pagers are unobtrusive, portable and historically have not become obsolete even in the face of substantial technological advances in the communications industry. Growth in the number of cellular telephone customers is increasingly viewed as a complement to wireless messaging. Many cellular telephone customers use pagers in conjunction with their telephones to screen incoming calls and minimize battery use and cellular usage charges.

COMPETITION

     The Company experiences competition from one or more paging operators in all of the regions in which it operates. Some of the Company's competitors have greater financial resources than the Company. Since 1988, the Company has competed with Paging Network, Inc. ("PageNet"), the world's largest provider of paging services, in all of the Company's major markets. The Company believes that competition for subscribers is based on price, geographic coverage and quality of service. Metrocall believes that it compares favorably with its competitors on these bases.

     With the introduction of the Nationwide Network, the Company's principal competitors for national accounts are MobileMedia Communications, Inc. (using the trade name MobileComm through its recent acquisition of the MobileComm subsidiary of Bell South), SkyTel Corporation ("SkyTel"), a subsidiary of MTEL, Inc., PageMart, Inc. ("PageMart"), and PageNet, all of which possess significantly greater financial and other resources than the Company and have FCC licenses to provide nationwide services. In addition to MobileComm, SkyTel, PageMart and PageNet, the Company is aware of other paging companies that offer, or intend to offer, nationwide paging services to their subscribers.

     In 1994, the FCC began auctioning licenses for new PCS. PCS will involve a network of small, low-powered transceivers placed throughout a neighborhood, business complex, community or metropolitan area to provide customers with mobile voice and data communications. There are two types of PCS, narrowband and broadband. Narrowband PCS is expected to provide enhanced or advanced paging and messaging capabilities, such as "acknowledgment paging" or "talk-back" paging. Broadband PCS is expected to provide new types of communications devices that will include multi-functional portable phones and imaging devices. PCS providers may compete directly and indirectly with the Company.

     Future technological developments in the wireless telecommunications industry, such as PCS, and enhancements of current technology could create new products and services which might compete with the paging services currently offered by Metrocall. There can be no assurance that Metrocall would not be adversely affected by such technological change.

REGULATION

     Federal. Metrocall's paging operations are subject to regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act requires that the Company obtain licenses from the FCC to use radio frequencies to conduct its paging operations within specified geographic areas. In addition to authorizing the use of radio frequencies, FCC licenses awarded to the Company set forth the technical parameters, such as maximum power and tower height, under which the Company is permitted to use those frequencies.

     The Company currently provides paging service as a RCC operator, and as a PCP operator. Until recently, RCC and PCP operators were subject to different regulatory treatment under the Communications Act and the FCC's rules. As a result of Congressional legislation, these differences were eliminated and new, common rules for RCC and PCP operators will be implemented by the FCC over the next year.

     In the meantime, certain regulatory differences between RCC licenses and PCP licenses exist. Until recently, PCP frequencies were licensed by the FCC on a shared basis, that is, in a given market more than one licensee could be authorized to provide paging services on the same frequency. Nevertheless, PCP license applications were first processed through a "frequency coordinator" that attempted to minimize "overcrowding" on a given frequency. Until recently, in most markets nationwide, there had been more PCP frequencies available than applicants. Hence, so long as a given PCP frequency was not congested with multiple licensees, the subscriber would not perceive any difference between PCP and RCC services. In most areas of the country where the Company holds PCP licenses, the Company is the only paging operator licensed on its particular PCP frequency.

     The FCC recently enacted substantial changes to these PCP rules. In November of 1993, the FCC adopted new rules to provide "channel exclusivity" to PCP operators operating on certain 929 MHz frequencies, provided the licensee meets certain qualifications. The Company appears to qualify for nationwide exclusivity on the 929 MHz frequency used for the Nationwide Network, and on one of the 929 MHz frequencies obtained from the FirstPAGE acquisition. Requests were previously submitted to the FCC to have those frequencies designated as "exclusive" on a nationwide basis, along with waiver requests seeking approval of an extended construction implementation schedule (a so-called "slow-growth waiver"). By Memorandum Opinion and Order released on February 13, 1996, the FCC granted the Company an additional six months within which to complete construction of its nationwide systems on both 929 MHz frequencies. The Company anticipates meeting this construction deadline. If the Company timely completes build-out on these frequencies, and if the Company continues to comply with the PCP exclusivity requirements, then no new PCP licenses will be granted on those frequencies anywhere in the United States, other than the Company's. Any PCP licenses other than the Company's that were previously granted by the FCC on those PCP frequencies will be allowed to continue operating on those frequencies, but those licensees will not be allowed to expand their paging service areas beyond their existing coverage areas. Additionally, on other 929 MHz frequencies, the Company has been approved by the appropriate frequency coordinator for local exclusivity in the Chicago area, and for regional exclusivity in the Northeast and Mid-Atlantic areas of the United States.

     Until recently, one of the principal differences between RCC and PCP service was that PCP operators, as private land mobile radio service operators, were exempt from state rate and entry regulations. RCC operators, on the other hand, were subject to such regulations in those states that chose to impose tariff and certification obligations on RCC paging companies. These regulatory differences between RCC and PCP operators have been eliminated as a result of Congressional legislation.

     In August of 1993, as part of its Omnibus Budget Reconciliation Act (the "Budget Act"), Congress implemented Sections 3(n) and 332 amendments to the Communications Act. The amended statute changed the prior regulatory regime in two fundamental respects. First, Congress replaced the prior common carrier and private radio definitions with two newly defined categories of mobile radio services: (1) CMRS (commercial mobile radio service) and (2) private mobile radio service ("PMRS"). The new CMRS definition essentially supplants the prior RCC definition. The FCC has determined that PCP and RCC paging services are to be classified as CMRS. The FCC has defined CMRS as follows: service that is for profit, interconnected to the public switched network, and is available to the public. The FCC has issued the technical, operational and licensing rules for CMRS operators, which became effective on January 2, 1995. "Grandfathered" PCP operators, including the Company, will not be subject to the new PCP rules until August 10, 1996.

     Second, Congress replaced existing mobile services regulations with a new approach that gives the FCC flexibility to establish what the FCC has deemed "appropriate levels of regulation for mobile service providers." By that, the FCC means that certain previous common carrier regulations, such as tariffs, might not be necessary or appropriate for paging, cellular radiotelephone and other mobile service providers. Specifically, the FCC decided to 'forbear' from enforcing against all CMRS licensees all of the following Title II of the Communications Act regulations: any interstate tariff requirements, including the regulation of CMRS rates and practices; the collection of intercarrier contracts; certification concerning interlocking directorates; and FCC approval relating to market entry and exit. Also, the states are prohibited from imposing entry regulations on CMRS operators; and the states are prohibited from regulating CMRS rates.

     Under this new regulatory regime, the Company's RCC operations will probably face fewer state and federal regulatory requirements. Its PCP operations may be subject to more state and federal regulations than previously applied to PCP operators, but less regulations than previously applied to RCC operators.

     The FCC radio licenses granted to the Company are for varying terms of up to 10 years, and renewal applications must be approved by the FCC. The Company's current licenses have expiration dates ranging from 1997 to 1999. In the past, FCC renewal applications have been routinely granted. Although there can be no assurance that any future applications filed by the Company will be approved or acted upon in a timely manner by the FCC, based on its experience to date, the Company knows of no reason to believe such applications would not be approved or granted.

     The Company regularly applies to the FCC for authority to use additional frequencies, to modify the technical parameters of existing facilities, to expand its service territories and to provide new services. Effective February 8, 1996, the FCC suspended acceptance of all applications for new paging frequencies and most modifications to paging facilities. The Company believes that it currently has sufficient channel capacity and geographic coverage to conduct its business in spite of this application "freeze"; however, if the "freeze" lasts for more than several months, it could have an adverse impact on the Company.

     The Communications Act also requires prior FCC approval for acquisitions by the Company of radio licenses held by other companies, as well as transfers of controlling interests of any entities that hold radio licenses. Although there can be no assurance that any such future applications filed by the Company will be approved or acted upon in a timely manner by the FCC, based on its experience to date, the Company knows of no reason to believe such applications would not be approved or granted. The FCC has determined that certain modification applications may be subject to competitive bidding ("auction") procedures.

     The FCC has authority to restrict the operation of licensed radio facilities or to revoke or modify such licenses. The FCC may adopt changes to its radio licensing rules at any time, and may impose fines for violations of its rules. Under certain circumstances, the Company's license applications may be deemed "mutually exclusive" with those of other paging companies, in which case, the FCC would select between the mutually exclusive applicants. The FCC has previously used lottery procedures to select between mutually exclusive RCC paging applications. The FCC, in response to a Congressional mandate, in the future will award new CMRS paging licenses by the auction process. Since auction procedures are new to the paging industry, Metrocall cannot predict their impact on its licensing practices.

     The FCC is currently considering issuing paging licenses on a wide-area basis, with auctions for large, FCC-designated service areas to be awarded by auction. If the FCC adopts this proposal, it will, at least initially, increase the Company's cost in obtaining authorizations. However, in any service area where the Company is the successful bidder or already qualifies for wide-area licensing, the Company will be able to save on costs by being able to modify and add facilities without applying for licenses on a site-by-site basis. The FCC's wide-area licensing and auction proposals may serve as entry barriers to new participants in the paging industry. To the extent that the Company is the successful bidder in a geographic area, or already holds a nationwide or wide-area authorization for particular paging frequencies, no other entity will be able to file for new or additional facilities on the Company's frequencies in that area; conversely, in geographic areas where the Company is not the high bidder, its ability to expand its service territories in those geographic areas will be curtailed.

     The Communications Act requires the FCC to limit foreign ownership of RCC licenses. These foreign ownership restrictions limit the percentage of Company stock that may be owned or voted, directly or indirectly, by aliens or their representatives, a foreign government or its representatives, or a foreign corporation. Prior to the Budget Act, these foreign ownership restrictions did not apply to private land mobile services such as PCP services; however, those restrictions now apply to both PCP and RCC licenses. The Certificate of Incorporation permits the redemption of the Common Stock from stockholders where necessary to protect the Company's compliance with these regulatory requirements.

     The FCC could change its rules or policies in a manner that could have a material adverse effect on the Company's business. Such actions could affect the scope and manner of the Company's services, or could lead to increased competition in the paging industry. For example, the FCC was ordered by Congress to hold auctions to award PCS licenses in 1994 and has since issued a number of PCS licenses. These and other new mobile services could compete directly or indirectly with the Company. The FCC has several rulemaking proceedings pending that could affect the Company's business; for example, the FCC is currently engaged in proceedings to resolve the shortage of 800 numbers and to ease the transition to 888 toll free numbers; to establish compensation arrangements for interconnection between CMRS operators and local exchange carriers ("LECs"); and to allow CMRS operators to provide fixed telecommunications services in addition to mobile services. The Company expects that these proceedings will generally be favorable to the paging industry; however, the Company cannot predict the final outcome of any FCC proceeding or the possible impact of future FCC proceedings.

     State. The Budget Act preempts all state and local rate and entry regulation of all CMRS operators. The Budget Act became effective August 10, 1994. Entry regulations typically refer to the process whereby a RCC operator must apply to the state to obtain a certificate to provide service in that state. Rate regulation typically refers to the requirement that RCC operators file a tariff describing the Company's rates, terms and conditions by which it provides paging services. Apart from rate and entry regulations, some states may continue to regulate other aspects of the Company's business in the form of zoning regulations, or "health and safety" measures. The Budget Act does not preempt state authority to regulate such matters. Although there can be no assurances given with respect to future state regulatory approvals, based on its experience to date, the Company knows of no reason to believe such approvals would not be granted. The Telecommunications Act of 1996 (the "Telecommunications Act") requires that state and local zoning regulations shall not unreasonably discriminate among providers of "functionally equivalent" wireless services, and shall not have the effect of prohibiting the provision of personal wireless services. The Telecommunications Act provides for expedited judicial review of state and local zoning decisions. Additionally, state and local governments may not regulate the placement, construction and modification of personal wireless service facilities on the basis of the environmental effects of radio frequency emissions, if the facilities comply with the FCC's requirements.

     Pursuant to the Budget Act's preemption provisions, in August 1994, eight states petitioned the FCC to retain rate regulation authority over intrastate CMRS operators. The FCC denied those petitions, and all appeals before the FCC have been exhausted. One state, Connecticut, filed an appeal of the FCC's order denying its petition with the U.S. Court of Appeals for the Second Circuit. That appeal remains pending; since Connecticut's petition involved only the regulation of cellular telephone service rates, the Company does not expect the outcome of that pending appellate legislation to have an impact on the Company's business.

     Legislative Changes. From time to time, federal and state legislators propose legislation that could affect the Company's business, either beneficially or adversely. For example, the Budget Act requires the FCC to hold public auctions to award new PCS licenses throughout the United States. While PCS services do not pose an imminent threat to the Company's business, such regulatory and legislative actions may increase competition and affect the Company's cost of operations. The recently-enacted Telecommunications Act will also have an impact on the paging industry; the Company expects that that impact will be mostly positive. For example, the Telecommunications Act imposes a duty on all telecommunications carriers to provide interconnection to other carriers, and requires LECs to, among other things, establish reciprocal compensation arrangements for the transport and termination of calls, provide other telecommunications carriers access to the network elements on an unbundled basis on reasonable and non-discriminatory rates, terms and conditions. The Telecommunications Act also requires the FCC to appoint an impartial entity to administer telecommunications numbering and to make numbers available on an equitable basis. Additionally, as previously indicated, the Telecommunications Act restricts state and local authority with regard to zoning and environmental regulation of telecommunications operators. Other provisions of the Telecommunications Act, however, may provide for increased competition to the Company (for example, the provisions allowing the FCC to forbear from applying regulations and provisions of the Communications Act to any class of carriers, not only to CMRS, and the provisions allowing public utilities to provide telecommunications services directly) and may impose additional regulatory costs (for example, provisions requiring contributions to universal service by providers of both interstate and intrastate telecommunications). The Company cannot predict the impact of such legislative actions on its operations.

     The foregoing description of certain regulatory factors does not purport to be a complete summary of all present and proposed legislation and regulations pertaining to the Company's operations.

SEASONALITY

     Generally, Metrocall's operating results are not significantly affected by seasonal factors. However, selected markets reflect slower new pager replacements during the winter months.

TRADEMARKS; SERVICE MARKS

     "Metrocall" is a registered trademark with the U.S. Patent and Trademark Office ("Trademark Office") and is owned by the Company. The Company markets its paging services under the service marks "Datacall," "Metronet" and "Metromessage." In addition, the Company owns the service marks "In Touch," which it has used in connection with its paging services, and "Metrotext", which it uses in connection with its marketing of computer programs designed for use in transmitting alphanumeric messages from personal computers to pagers. Copyright registration has been granted to the Metrotext computer program. The Company has applications with the Trademark Office for service marks "The Power in Paging," "One Touch" and "Metrofax."

EMPLOYEES

     As of December 31, 1995, the Company had 902 full-time employees, none of whom is represented by a labor union. The Company believes that its relationship with its employees is good.

ITEM 2. PROPERTIES

     The Company does not hold title to any real property, although the Company and its affiliates own interests in certain properties. At December 31, 1995, the Company leased office space in 32 cities used in conjunction with its paging operations. These office leases provide for monthly payments ranging from $600 to $38,625 and expire, subject to renewal options, on various dates through July 2010.

     In April 1994, Metrocall entered into a 10-year lease for additional office space near its existing headquarters building. The lease may be renewed for two additional five-year periods. The lease provided for initial annual rent of approximately $450,000 or $37,500 per month, with annual escalation of 3%. In connection with this lease, Metrocall also has an option, exercisable from January 2, 1995 through December 31, 1997, to acquire a 51% interest in the property for approximately $2.9 million.

     The Company leases sites for its transmitters on commercial broadcast towers, buildings and other fixed structures. During 1995, the Company leased transmitter sites for monthly rentals ranging from approximately $100 to $5,550 that expire, subject to renewal options, on various dates through March 2002.

ITEM 3. LITIGATION

     The Company is not currently involved in any material pending legal proceedings likely to have a material adverse impact on the Company.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     The Company did not submit any matters to a vote of security holders during the fourth quarter of 1995, through the solicitation of proxies or otherwise.

                                    PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

     The Common Stock is quoted and traded on The Nasdaq National Market under the symbol "MCLL." The following table sets forth for the periods indicated the high and low closing prices per share of the Common Stock as reported by The Nasdaq National Market.

                            CALENDAR YEAR 1994                         HIGH       LOW
        -----------------------------------------------------------    ----       ----
        Quarter ended March 31.....................................    $20        $ 16
        Quarter ended June 30......................................     18  1/4     12
        Quarter ended September 30.................................     17  3/4     12 1/2
        Quarter ended December 31..................................     18  3/4     15

                            CALENDAR YEAR 1995
        -----------------------------------------------------------
        Quarter ended March 31.....................................    $18        $ 14 1/2
        Quarter ended June 30......................................     18  3/8     17
        Quarter ended September 30.................................     29          18
        Quarter ended December 31..................................     28  1/4     19 1/8

     On March 1, 1996, the last reported sales price of the Common Stock on The Nasdaq National Market was $20 per share. As of March 1, 1996, the Company had approximately 155 stockholders of record.

     Dividend Policy. The Company has not declared or paid any cash dividends or distributions on its capital stock since its initial public offering of Common Stock in 1993. The Company currently intends to retain future earnings to finance the growth and development of its business and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Future cash dividends, if any, will be determined by the Board of Directors, and will be based upon the Company's earnings, capital requirements, financial condition and other factors deemed relevant by the Board of Directors. In addition, certain covenants in the Company's Credit Facility and in its Indenture restrict the payment of cash dividends or other stockholder distributions by the Company.

ITEM 6. SELECTED FINANCIAL DATA

     The information required by this item is incorporated by reference to the Selected Consolidated Financial and Operating Data on page 10 of the Company's Annual Report to Shareholders for the year ended December 31, 1995.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The information required by this item is incorporated by reference to Management's Discussion and Analysis of Financial Condition and Results of Operations on pages 11 through 15 of the Company's Annual Report to Shareholders for the year ended December 31, 1995.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The information required by this item is incorporated by reference to Consolidated Financial Statements and Notes to Consolidated Financial Statements on pages 15 through 26 of the Company's Annual Report to Shareholders for the year ended December 31, 1995.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     Information concerning the directors and executive officers of the Company is incorporated by reference from the Company's Proxy Statement for the Annual Meeting of Stockholders to be held on May 1, 1996, (the "1996 Proxy Statement") under the caption "Election of Directors -- Information as to Nominees and Continuing Directors."

ITEM 11. EXECUTIVE COMPENSATION

     Information regarding executive compensation is incorporated by reference from the 1996 Proxy Statement under the caption "Executive Compensation."

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
         MANAGEMENT

     Information regarding the stock ownership of each person known to the Company to be the beneficial owner of more than 5% of the Common Stock, of each director and executive officer of Metrocall and all directors and executive officers as a group is incorporated by reference from the 1996 Proxy Statement under the caption "Beneficial Ownership of Common Stock."

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Information regarding certain relationships and related transactions is incorporated by reference from the 1996 Proxy Statement under the caption "Certain Relationships and Related Transactions."

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

     (a)(1) Financial Statements

     The following consolidated financial statements of the Registrant and its subsidiaries, and the report of independent public accountants are incorporated by reference herein by reference to pages 15 through 26 in the Registrant's Annual Report to Shareholders for the year ended December 31, 1995.

                                                                                    PAGE
                                                                                    ----
    Report of Arthur Andersen LLP, Independent Public Accountants...................
    Financial Statements:
      Consolidated Balance Sheets as of December 31, 1994 and 1995..................
      Consolidated Statements of Operations for the three years
         ended December 31, 1993, 1994 and 1995.....................................
      Consolidated Statements of Stockholders' Equity (Deficit) for the
         three years ended December 31, 1993, 1994 and 1995.........................
      Consolidated Statements of Cash Flows for the three years
         ended December 31, 1993, 1994 and 1995.....................................
      Notes to Consolidated Financial Statements....................................

     (a)(2) Financial Statement Schedules

     The following financial statement schedule for the three years ended December 31, 1993, 1994 and 1995 is submitted herewith:

      Report of Arthur Andersen LLP, Independent Public Accountants...............  F-1
      Schedule II Valuation and Qualifying Accounts...............................  F-2

     All other schedules are omitted because they are not required, inapplicable, or the information is otherwise shown in the financial statements or notes thereto.

     (b) Reports on Form 8-K

     None

     (c) Exhibits

     The following exhibits are filed herewith:

    EXHIBIT
    NUMBER                                   EXHIBIT DESCRIPTION
    -------    -------------------------------------------------------------------------------
      1.1      Underwriting Agreement.(a)
      2.1      Agreement and Plan of Reorganization among Metrocall, FPGE Acquisition Corp.,
               FirstPAGE, Wilmington Securities, Inc., First Century Partnership III and Omega
               Partners, L.P., dated March 15, 1994 (the "FirstPAGE Reorganization
               Agreement").(b)
      2.2      Certificate of Merger between FirstPAGE and FPGE Acquisition Corp. executed upon approval of the merger by the stockholders of Metrocall and FirstPAGE.(b)
      2.3      Supplemental Agreement executed in connection with the FirstPAGE Reorganization
               Agreement.(b)
      2.4      Indemnification and Escrow Agreement executed in connection with FirstPAGE
               Reorganization Agreement.(c)
      2.5      Voting Agreement among Metrocall, FirstPAGE and certain principal stockholders of Metrocall and FirstPAGE executed in connection with the FirstPAGE
               Reorganization Agreement.(c)
      2.6      First Amendment to FirstPAGE Reorganization Agreement.(b)
      3.1      Amended and Restated Certificate of Incorporation of Metrocall.(d)
      3.2      Third Amended and Restated Bylaws of Metrocall (e)
      4.1      Indenture, including form of 10 3/8% Senior Subordinated Noted due 2007.(a)
     10.1      Loan Agreement by and among Metrocall, certain lenders and Toronto Dominion
               Bank as agent, dated August 31, 1994 (the "Loan Agreement").(c)
     10.2      First Amendment to Loan Agreement dated November 30, 1994.(f)
     10.3      Second Amendment to Loan Agreement dated April 28, 1995.(e)
     10.4      Third Amendment to Loan Agreement dated October 2, 1995.(i)
     10.5      Amended and Restated 1993 Stock Option Plan of Metrocall.(d)
     10.6      Directors' Stock Option Plan of Metrocall.(d)
     10.7      Deed of Lease between Douglas and Joyce Jemal, as landlord, and Metrocall, as tenant, dated April 14, 1994.(c)
     10.8      Lease Agreement dated December 20, 1983, between a predecessor of Metrocall and
               Beacon Communications Associates, Ltd.(g)
     10.9      Employment Agreement between Metrocall and Christopher A. Kidd.(g)
     10.10     Employment Agreement between Metrocall and Vincent D. Kelly.(g)
     10.11     Employment Agreement between Metrocall and William L. Collins, III executed in connection with the FirstPAGE Reorganization Agreement.(b)
     10.12     Employment Agreement between Metrocall and Steven D. Jacoby executed in connection with the FirstPAGE Reorganization Agreement.(b)
     10.13     Tax Indemnification Agreement by and among Metrocall, Harry L. Brock, Jr.,
               Christopher A. Kidd, Vincent D. Kelly and Suzanne S. Brock.(d)
     10.14     Metrocall Savings and Retirement Plan, as amended and restated dated April 1,
               1995.

    EXHIBIT
    NUMBER                                   EXHIBIT DESCRIPTION
    -------    -------------------------------------------------------------------------------
     10.15     Agreement and Plan of Merger among Metrocall; ACPI Acquisition Corporation;
               AllCity Paging, Norman H. Minkow; Nancy Minkow; Brian David Minkow, Karen Lynn
               Mercer and Steven Andrew Minkow, as Trustees of the Brian David Minkow
               Irrevocable Trust dated November 1, 1993; Brian David Minkow, Karen Lynn Mercer
               and Steven Andrew Minkow, as Trustees of the Karen Lynn Minkow Irrevocable
               Trust dated November 1, 1993; Brian David Minkow, Karen Lynn Mercer and Steven
               Andrew Minkow, as Trustees dated November 1, 1993; Barry F. Hobbs; and Tom J.
               Hull, dated April 20, 1994 ("Agreement and Plan of Merger").(h)
     10.16     First Amendment to Agreement and Plan of Merger dated November 28, 1994.(h)
     13.1      Metrocall 1995 Annual Report to Shareholders.
     21.1      Subsidiaries of Metrocall.
     23.1      Consent of Arthur Andersen LLP, as independent public accountants for
               Metrocall.

---------------

(a) Incorporated by reference to Metrocall's Registration Statement on Form S-1, as amended (File No. 33-96042), filed with the Commission on September 27, 1995.

(b) Incorporated by reference to Metrocall's Registration Statement on Form S-4, as amended (File No. 33-79818), filed with the Commission on July 19, 1994.

(c) Incorporated by reference to Metrocall's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994, filed with the Commission on November 14, 1994.

(d) Incorporated by reference to Metrocall's Annual Report on Form 10-K/A as amended, for the year ended December 31, 1993, filed with the Commission on July 21, 1994.

(e) Incorporated by reference to Metrocall's Registration Statement on Form S-1, as amended (File No. 33-96042).

(f) Incorporated by reference to Metrocall's Annual Report on Form 10-K/A for the year ended December 31, 1994, filed with the Commission on July 26, 1995.

(g) Incorporated by reference to Metrocall's Registration Statement on Form S-1, as amended (file No. 33-63886), filed with the Commission on July 12, 1993.

(h) Incorporated by reference to Metrocall's Current Report on Form 8-K, dated April 20, 1994, filed with the Commission on April 26, 1994.

(i) Incorporated by reference to Metrocall's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, filed with the Commission on November 14, 1995.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 29th day of March, 1996.

                                            METROCALL, INC.

                                            By:  /s/  RICHARD M. JOHNSTON
                                               ---------------------------
                                                    Richard M. Johnston
                                                   Chairman of the Board

     Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed by the following persons in the capacities and on the dates indicated:

                  SIGNATURE                               TITLE                     DATE
---------------------------------------------  ----------------------------   -----------------
            /s/  RICHARD M. JOHNSTON           Chairman of the Board             March 29, 1996
 -----------------------------------------
             Richard M. Johnston

          /s/  WILLIAM L. COLLINS, III         Vice Chairman of the Board,       March 29, 1996
 -----------------------------------------     President, Chief Executive
           William L. Collins, III             Officer and Director



            /s/  VINCENT D. KELLY              Chief Financial Officer,          March 29, 1996
 -----------------------------------------     Vice President, Treasurer
              Vincent D. Kelly                 and Director (Principal
                                               Financial and Accounting
                                               Officer)


           /s/  STEVEN D. JACOBY               Chief Operating Officer,          March 29, 1996
 -----------------------------------------     Vice President and Director
              Steven D. Jacoby

          /s/  HARRY L. BROCK, JR.             Director                          March 29, 1996
 -----------------------------------------
             Harry L. Brock, Jr.

          /s/  CHRISTOPHER A. KIDD             Director                          March 29, 1996
 -----------------------------------------
            Christopher A. Kidd

          /s/  SUZANNE S. BROCK                Secretary and Director            March 29, 1996
 -----------------------------------------
            Suzanne S. Brock

      /s/  FRANCIS A. MARTIN, III              Director                          March 29, 1996
 -----------------------------------------
         Francis A. Martin, III

        /s/  RONALD V. APRAHAMIAN              Director                          March 29, 1996
 -----------------------------------------
          Ronald V. Aprahamian

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Metrocall, Inc.:

     We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Metrocall, Inc. and subsidiaries, and have issued our report thereon dated February 8, 1996 (except with respect to the matters discussed in Note 13 to the consolidated financial statements as to which the date is February 28, 1996). Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The schedule included on page F-2 is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Washington, D.C.,
February 8, 1996

                                                                     SCHEDULE II

                        METROCALL, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                                               ADDITIONS
                                                       --------------------------
                                         BALANCE AT    CHARGED TO                                      BALANCE AT
                                         BEGINNING     COSTS AND                                         END OF
             DESCRIPTION                  OF YEAR       EXPENSES     ACQUIRED (1)    DEDUCTIONS (2)       YEAR
--------------------------------------   ----------    ----------    ------------    --------------    ----------
Year ended December 31, 1995
     Allowance for doubtful
     accounts.........................     $1,150        $3,414          $ --            $3,596          $  968
                                           ======        ======          ====            ======          ======
Year ended December 31, 1994
     Allowance for doubtful
     accounts.........................     $  300        $  925          $850            $  925          $1,150
                                           ======        ======          ====            ======          ======
Year ended December 31, 1993
     Allowance for doubtful
     accounts.........................     $  337        $  526          $ --            $  563          $  300
                                           ======        ======          ====            ======          ======

---------------

(1) Allowance for doubtful accounts acquired in the FirstPAGE and MetroPaging mergers (see Note 3 -- Notes to Consolidated Financial Statements).

(2) Deductions represent write-offs of accounts receivable.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                  EXHIBIT DESCRIPTION                                PAGE
-------    -----------------------------------------------------------------------------   ----
  1.1      Underwriting Agreement.(a)
  2.1      Agreement and Plan of Reorganization among Metrocall, FPGE Acquisition Corp.,
           FirstPAGE, Wilmington Securities, Inc., First Century Partnership III and
           Omega Partners, L.P., dated March 15, 1994 (the "FirstPAGE Reorganization
           Agreement").(b)
  2.2      Certificate of Merger between FirstPAGE and FPGE Acquisition Corp. executed upon approval of the merger by the stockholders of Metrocall and
           FirstPAGE.(b)
  2.3      Supplemental Agreement executed in connection with the FirstPAGE
           Reorganization Agreement.(b)
  2.4      Indemnification and Escrow Agreement executed in connection with FirstPAGE
           Reorganization Agreement.(c)
  2.5      Voting Agreement among Metrocall, FirstPAGE and certain principal stockholders of Metrocall and FirstPAGE executed in connection with the
           FirstPAGE Reorganization Agreement.(c)
  2.6      First Amendment to FirstPAGE Reorganization Agreement.(b)
  3.1      Amended and Restated Certificate of Incorporation of Metrocall.(d)
  3.2      Third Amended and Restated Bylaws of Metrocall (e)
  4.1      Indenture, including form of 10 3/8% Senior Subordinated Noted due 2007.(a)
 10.1      Loan Agreement by and among Metrocall, certain lenders and Toronto Dominion
           Bank as agent, dated August 31, 1994 (the "Loan Agreement").(c)
 10.2      First Amendment to Loan Agreement dated November 30, 1994.(f)
 10.3      Second Amendment to Loan Agreement dated April 28, 1995.(e)
 10.4      Third Amendment to Loan Agreement dated October 2, 1995.(i)
 10.5      Amended and Restated 1993 Stock Option Plan of Metrocall.(d)
 10.6      Directors' Stock Option Plan of Metrocall.(d)
 10.7      Deed of Lease between Douglas and Joyce Jemal, as landlord, and Metrocall, as tenant, dated April 14, 1994.(c)
 10.8      Lease Agreement dated December 20, 1983, between a predecessor of Metrocall and Beacon Communications Associates, Ltd.(g)
 10.9      Employment Agreement between Metrocall and Christopher A. Kidd.(g)
 10.10     Employment Agreement between Metrocall and Vincent D. Kelly.(g)
 10.11     Employment Agreement between Metrocall and William L. Collins, III executed in connection with the FirstPAGE Reorganization Agreement.(b)
 10.12     Employment Agreement between Metrocall and Steven D. Jacoby executed in connection with the FirstPAGE Reorganization Agreement.(b)
 10.13     Tax Indemnification Agreement by and among Metrocall, Harry L. Brock, Jr.,
           Christopher A. Kidd, Vincent D. Kelly and Suzanne S. Brock.(d)
 10.14     Metrocall Savings and Retirement Plan, as amended and restated dated April 1,
           1995.

EXHIBIT
NUMBER                                  EXHIBIT DESCRIPTION                                PAGE
-------    -----------------------------------------------------------------------------   ----
 10.15     Agreement and Plan of Merger among Metrocall; ACPI Acquisition Corporation;
           AllCity Paging, Norman H. Minkow; Nancy Minkow; Brian David Minkow, Karen
           Lynn Mercer and Steven Andrew Minkow, as Trustees of the Brian David Minkow
           Irrevocable Trust dated November 1, 1993; Brian David Minkow, Karen Lynn
           Mercer and Steven Andrew Minkow, as Trustees of the Karen Lynn Minkow
           Irrevocable Trust dated November 1, 1993; Brian David Minkow, Karen Lynn
           Mercer and Steven Andrew Minkow, as Trustees dated November 1, 1993; Barry F.
           Hobbs; and Tom J. Hull, dated April 20, 1994 ("Agreement and Plan of
           Merger").(h)
 10.16     First Amendment to Agreement and Plan of Merger dated November 28, 1994.(h)
 13.1      Metrocall 1995 Annual Report to Shareholders.
 21.1      Subsidiaries of Metrocall.
 23.1      Consent of Arthur Andersen LLP, as independent public accountants for
           Metrocall.

---------------

(a) Incorporated by reference to Metrocall's Registration Statement on Form S-1, as amended (File No. 33-96042), filed with the Commission on September 27, 1995.

(b) Incorporated by reference to Metrocall's Registration Statement on Form S-4, as amended (File No. 33-79818), filed with the Commission on July 19, 1994.

(c) Incorporated by reference to Metrocall's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994, filed with the Commission on November 14, 1994.

(d) Incorporated by reference to Metrocall's Annual Report on Form 10-K/A as amended, for the year ended December 31, 1993, filed with the Commission on July 21, 1994.

(e) Incorporated by reference to Metrocall's Registration Statement on Form S-1, as amended (File No. 33-96042).

(f) Incorporated by reference to Metrocall's Annual Report on Form 10-K/A for the year ended December 31, 1994, filed with the Commission on July 26, 1995.

(g) Incorporated by reference to Metrocall's Registration Statement on Form S-1, as amended (file No. 33-63886), filed with the Commission on July 12, 1993.

(h) Incorporated by reference to Metrocall's Current Report on Form 8-K, dated April 20, 1994, filed with the Commission on April 26, 1994.

(i) Incorporated by reference to Metrocall's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, filed with the Commission on November 14, 1995.

                                                                EXHIBIT 10.14
                                                                TO EXHIBIT 13.1




                 PROTOTYPE CASH OR DEFERRED PROFIT-SHARING PLAN
                          AND TRUST/CUSTODIAL ACCOUNT





                              BASIC PLAN DOCUMENT





                                                                   February 1993





COPYRIGHT 1993 MCKAY HOCHMAN CO., INC.

    THIS DOCUMENT IS COPYRIGHTED UNDER THE LAWS OF THE UNITED STATES.  USE,
     DUPLICATION OR REPRODUCTION, INCLUDING THE USE OF ELECTRONIC MEANS, IS
          PROHIBITED BY LAW WITHOUT THE EXPRESS CONSENT OF THE AUTHOR.

                               TABLE OF CONTENTS

PARAGRAPH                                                                                           PAGE
---------                                                                                           ----
                                  ARTICLE I
                                 DEFINITIONS

1.1         ACTUAL DEFERRAL PERCENTAGE                                                                1
1.2         ADOPTION AGREEMENT                                                                        1
1.3         AGGREGATE LIMIT                                                                           2
1.4         ANNUAL ADDITIONS                                                                          2
1.5         ANNUITY STARTING DATE                                                                     2
1.6         APPLICABLE CALENDAR YEAR                                                                  3
1.7         APPLICABLE LIFE EXPECTANCY                                                                3
1.8         AVERAGE CONTRIBUTION PERCENTAGE (ACP)                                                     3
1.9         AVERAGE DEFERRAL PERCENTAGE (ADP)                                                         3
1.10        BREAK IN SERVICE                                                                          3
1.11        CODE                                                                                      3
1.12        COMPENSATION                                                                              3
1.13        CONTRIBUTION PERCENTAGE                                                                   5
1.14        CUSTODIAN                                                                                 6
1.15        DEFINED BENEFIT PLAN                                                                      6
1.16        DEFINED BENEFIT (PLAN) FRACTION                                                           6
1.17        DEFINED CONTRIBUTION DOLLAR LIMITATION                                                    7
1.18        DEFINED CONTRIBUTION PLAN                                                                 7
1.19        DEFINED CONTRIBUTION (PLAN) FRACTION                                                      7
1.20        DESIGNATED BENEFICIARY                                                                    7
1.21        DISABILITY                                                                                7
1.22        DISTRIBUTION CALENDAR YEAR                                                                7
1.23        EARLY RETIREMENT AGE                                                                      8
1.24        EARNED INCOME                                                                             8
1.25        EFFECTIVE DATE                                                                            8
1.26        ELECTION PERIOD                                                                           8
1.27        ELECTIVE DEFERRAL                                                                         8
1.28        ELIGIBLE PARTICIPANT                                                                      8
1.29        EMPLOYEE                                                                                  8
1.30        EMPLOYER                                                                                  9
1.31        ENTRY DATE                                                                                9
1.32        EXCESS AGGREGATE CONTRIBUTIONS                                                            9
1.33        EXCESS AMOUNT                                                                             9
1.34        EXCESS CONTRIBUTION                                                                       9
1.35        EXCESS ELECTIVE DEFERRALS                                                                 9
1.36        FAMILY MEMBER                                                                            10
1.37        FIRST DISTRIBUTION CALENDAR YEAR                                                         10
1.38        FUND                                                                                      1
1.39        HARDSHIP                                                                                 10
1.40        HIGHEST AVERAGE COMPENSATION                                                             10
1.41        HIGHLY COMPENSATED EMPLOYEE                                                              10
1.42        HOUR OF SERVICE                                                                          11
1.43        KEY EMPLOYEE                                                                             12

1.44        LEASED EMPLOYEE                                                                          12
1.45        LIMITATION YEAR                                                                          12
1.46        MASTER OR PROTOTYPE PLAN                                                                 12
1.47        MATCHING CONTRIBUTION                                                                    12
1.48        MAXIMUM PERMISSIBLE AMOUNT                                                               13
1.49        NET PROFIT                                                                               13
1.50        NORMAL RETIREMENT AGE                                                                    13
1.51        OWNER-EMPLOYEE                                                                           13
1.52        PAIRED PLANS                                                                             13
1.53        PARTICIPANT                                                                              13
1.54        PARTICIPANT'S BENEFIT                                                                    13
1.55        PERMISSIVE AGGREGATION GROUP                                                             13
1.56        PLAN                                                                                     14
1.57        PLAN ADMINISTRATOR                                                                       14
1.58        PLAN YEAR                                                                                14
1.59        PRESENT VALUE                                                                            14
1.60        PROJECTED ANNUAL BENEFIT                                                                 14
1.61        QUALIFIED DEFERRED COMPENSATION PLAN                                                     14
1.62        QUALIFIED DOMESTIC RELATIONS ORDER                                                       14
1.63        QUALIFIED EARLY RETIREMENT AGE                                                           15
1.64        QUALIFIED JOINT AND SURVIVOR ANNUITY                                                     15
1.65        QUALIFIED MATCHING CONTRIBUTION                                                          15
1.66        QUALIFIED NON-ELECTIVE CONTRIBUTIONS                                                     15
1.67        QUALIFIED VOLUNTARY CONTRIBUTION                                                         15
1.68        REQUIRED AGGREGATION GROUP                                                               15
1.69        REQUIRED BEGINNING DATE                                                                  15
1.70        ROLLOVER CONTRIBUTION                                                                    15
1.71        SALARY SAVINGS AGREEMENT                                                                 16
1.72        SELF-EMPLOYED INDIVIDUAL                                                                 16
1.73        SERVICE                                                                                  16
1.74        SHAREHOLDER EMPLOYEE                                                                     16
1.75        SIMPLIFIED EMPLOYEE PENSION PLAN                                                         16
1.76        SPONSOR                                                                                  16
1.77        SPOUSE (SURVIVING SPOUSE)                                                                16
1.78        SUPER TOP-HEAVY PLAN                                                                     17
1.79        TAXABLE WAGE BASE                                                                        17
1.80        TOP-HEAVY DETERMINATION DATE                                                             17
1.81        TOP-HEAVY PLAN                                                                           17
1.82        TOP-HEAVY RATIO                                                                          17
1.83        TOP-PAID GROUP                                                                           19
1.84        TRANSFER CONTRIBUTION                                                                    19
1.85        TRUSTEE                                                                                  19
1.86        VALUATION DATE                                                                           19
1.87        VESTED ACCOUNT BALANCE                                                                   19
1.88        VOLUNTARY CONTRIBUTION                                                                   19
1.89        WELFARE BENEFIT FUND                                                                     19
1.90        YEAR OF SERVICE                                                                          20

                                  ARTICLE II
                           ELIGIBILITY REQUIREMENTS

2.1         PARTICIPATION                                                                            21
2.2         CHANGE IN CLASSIFICATION OF EMPLOYMENT                                                   21
2.3         COMPUTATION PERIOD                                                                       21
2.4         EMPLOYMENT RIGHTS                                                                        21
2.5         SERVICE WITH CONTROLLED GROUPS                                                           21


2.6         OWNER-EMPLOYEES                                                                          21
2.7         LEASED EMPLOYEES                                                                         22
2.8         THRIFT PLANS                                                                             23

                                 ARTICLE III
                            EMPLOYER CONTRIBUTIONS

3.1         AMOUNT                                                                                   24
3.2         EXPENSES                                                                                 24
3.3         RESPONSIBILITY FOR CONTRIBUTIONS                                                         24
3.4         RETURN OF CONTRIBUTIONS                                                                  24

                                  ARTICLE IV
                            EMPLOYEE CONTRIBUTIONS

4.1         VOLUNTARY CONTRIBUTIONS                                                                  25
4.2         QUALIFIED VOLUNTARY CONTRIBUTIONS                                                        25
4.3         ROLLOVER CONTRIBUTION                                                                    25
4.4         TRANSFER CONTRIBUTION                                                                    26
4.5         EMPLOYER APPROVAL OF TRANSFER CONTRIBUTIONS                                              26
4.6         ELECTIVE DEFERRALS                                                                       26
4.7         REQUIRED-VOLUNTARY CONTRIBUTIONS                                                         27
4.8         DIRECT ROLLOVER OF BENEFITS                                                              27

                                  ARTICLE V
                             PARTICIPANT ACCOUNTS

5.1         SEPARATE ACCOUNTS                                                                        28
5.2         ADJUSTMENTS TO PARTICIPANT ACCOUNTS                                                      28
5.3         ALLOCATING EMPLOYER CONTRIBUTIONS                                                        29
5.4         ALLOCATING INVESTMENT EARNINGS AND LOSSES                                                29
5.5         PARTICIPANT STATEMENTS                                                                   30

                                  ARTICLE VI
                    RETIREMENT BENEFITS AND DISTRIBUTIONS

6.1         NORMAL RETIREMENT BENEFITS                                                               31
6.2         EARLY RETIREMENT BENEFITS                                                                31
6.3         BENEFITS ON TERMINATION OF EMPLOYMENT                                                    31
6.4         RESTRICTIONS ON IMMEDIATE DISTRIBUTIONS                                                  33
6.5         NORMAL FORM OF PAYMENT                                                                   34
6.6         COMMENCEMENT OF BENEFITS                                                                 34
6.7         CLAIMS PROCEDURES                                                                        34
6.8         IN-SERVICE WITHDRAWALS                                                                   35
6.9         HARDSHIP WITHDRAWAL                                                                      36

                                 ARTICLE VII
                          DISTRIBUTION REQUIREMENTS

7.1         JOINT AND SURVIVOR ANNUITY REQUIREMENTS                                                  38
7.2         MINIMUM DISTRIBUTION REQUIREMENTS                                                        38
7.3         LIMITS ON DISTRIBUTION PERIODS                                                           38
7.4         REQUIRED DISTRIBUTIONS ON OR AFTER THE REQUIRED BEGINNING DATE                           38
7.5         REQUIRED BEGINNING DATE                                                                  39
7.6         TRANSITIONAL RULE                                                                        40
7.7         DESIGNATION OF BENEFICIARY FOR DEATH BENEFIT                                             41
7.8         NONEXISTENCE OF BENEFICIARY                                                              42
7.9         DISTRIBUTION BEGINNING BEFORE DEATH                                                      42
7.10        DISTRIBUTION BEGINNING AFTER DEATH                                                       42
7.11        DISTRIBUTION OF EXCESS ELECTIVE DEFERRALS                                                43
7.12        DISTRIBUTIONS OF EXCESS CONTRIBUTIONS                                                    44
7.13        DISTRIBUTION OF EXCESS AGGREGATE CONTRIBUTIONS                                           44

                                 ARTICLE VIII
                   JOINT AND SURVIVOR ANNUITY REQUIREMENTS

8.1         APPLICABILITY OF PROVISIONS                                                              46
8.2         PAYMENT OF QUALIFIED JOINT AND SURVIVOR ANNUITY                                          46
8.3         PAYMENT OF QUALIFIED PRE-RETIREMENT SURVIVOR ANNUITY                                     46
8.4         QUALIFIED ELECTION                                                                       46
8.5         NOTICE REQUIREMENTS FOR QUALIFIED JOINT AND SURVIVOR ANNUITY                             47
8.6         NOTICE REQUIREMENTS FOR QUALIFIED PRE-RETIREMENT SURVIVOR ANNUITY                        47
8.7         SPECIAL SAFE HARBOR EXCEPTION FOR CERTAIN PROFIT SHARING PLANS                           48
8.8         TRANSITIONAL JOINT AND SURVIVOR ANNUITY RULES                                            49
8.9         AUTOMATIC JOINT AND SURVIVOR ANNUITY AND EARLY SURVIVOR ANNUITY                          49
8.10        ANNUITY CONTRACTS                                                                        50

                                  ARTICLE IX
                                   VESTING

9.1         EMPLOYEE CONTRIBUTIONS                                                                   51
9.2         EMPLOYER CONTRIBUTIONS                                                                   51
9.3         COMPUTATION PERIOD                                                                       51
9.4         REQUALIFICATION PRIOR TO FIVE CONSECUTIVE ONE-YEAR BREAKS IN SERVICE                     51
9.5         REQUALIFICATION AFTER FIVE CONSECUTIVE ONE-YEAR BREAKS IN SERVICE5
9.6         CALCULATING VESTED INTEREST                                                              51
9.7         FORFEITURES                                                                              52
9.8         AMENDMENT OF VESTING SCHEDULE                                                            52
9.9         SERVICE WITH CONTROLLED GROUPS                                                           52

                                  ARTICLE X
                          LIMITATIONS ON ALLOCATIONS
                        AND ANTIDISCRIMINATION TESTING

10.1        PARTICIPATION IN THIS PLAN ONLY                                                          54
10.2        DISPOSITION OF EXCESS ANNUAL                                                             54
10.3        PARTICIPATION IN THIS PLAN AND ANOTHER MASTER AND PROTOTYPE DEFINED
              CONTRIBUTION PLAN, WELFARE BENEFIT FUND OR INDIVIDUAL MEDICAL ACCOUNT
              MAINTAINED BY THE EMPLOYER                                                             55
10.4        DISPOSITION OF EXCESS ANNUAL ADDITIONS UNDER TWO PLANS                                   56
10.5        PARTICIPATION IN THIS PLAN AND ANOTHER DEFINED CONTRIBUTION PLAN WHICH
              IS NOT A MASTER OR PROTOTYPE PLAN                                                      56
10.6        PARTICIPATION IN THIS PLAN AND A DEFINED BENEFIT PLAN                                    56
10.7        AVERAGE DEFERRAL PERCENTAGE (ADP) TEST                                                   56
10.8        SPECIAL, RULES RELATING TO APPLICATION OF ADP TEST                                       57
10.9        RECHARACTERIZATION                                                                       58
10.10       AVERAGE CONTRIBUTION PERCENTAGE (ACP) TEST                                               58
10.11       SPECIAL RULES RELATING TO APPLICATION OF ACP TEST                                        59

                                  ARTICLE XI
                                ADMINISTRATION

11.1        PLAN ADMINISTRATOR                                                                       61
11.2        TRUSTEE/CUSTODIAN                                                                        61
11.3        ADMINISTRATIVE FEES AND EXPENSES                                                         62
11.4        DIVISION OF DUTIES AND INDEMNIFICATION                                                   62

                                 ARTICLE XII
                         TRUST FUND/CUSTODIAL ACCOUNT

12.1        THE FUND                                                                                 64
12.2        CONTROL OF PLAN ASSETS                                                                   64
12.3        EXCLUSIVE BENEFIT RULES                                                                  64
12.4        ASSIGNMENT AND ALIENATION OF BENEFITS                                                    64
12.5        DETERMINATION OF QUALIFIED DOMESTIC RELATIONS ORDER (QDRO)                               64

                                 ARTICLE XIII
                                 INVESTMENTS

13.1        FIDUCIARY STANDARDS                                                                      66
13.2        FUNDING ARRANGEMENT                                                                      66
13.3        INVESTMENT ALTERNATIVES OF THE TRUSTEE                                                   66
13.4        INVESTMENT ALTERNATIVES OF THE CUSTODIAN67
13.5        PARTICIPANT LOANS                                                                        67

13.6        INSURANCE POLICIES                                                                       69
13.7        EMPLOYER INVESTMENT DIRECTION                                                            70
13.8        EMPLOYEE INVESTMENT DIRECTION                                                            71

                                 ARTICLE XIV
                             TOP-HEAVY PROVISIONS

14.1        APPLICABILITY OF RULES                                                                   73
14.2        MINIMUM CONTRIBUTION                                                                     73
14.3        MINIMUM VESTING                                                                          73
14.4        LIMITATIONS ON ALLOCATIONS                                                               74

                                  ARTICLE XV
                          AMENDMENT AND TERMINATION

15.1        AMENDMENT BY SPONSOR                                                                     75
15.2        AMENDMENT BY EMPLOYER                                                                    75
15.3        TERMINATION                                                                              75
15.4        QUALIFICATION OF EMPLOYER'S PLAN                                                         76
15.5        MERGERS AND CONSOLIDATIONS                                                               76
15.6        RESIGNATION AND REMOVAL                                                                  76
15.7        QUALIFICATION OF PROTOTYPE                                                               76

                                 ARTICLE XVI
                                GOVERNING LAW                                                        77

               PROTOTYPE CASH OR DEFERRED PROFIT-SHARING PLAN AND
                                TRUST/CUSTODIAL
                                    ACCOUNT

                                  Sponsored By


The Sponsor hereby establishes the following Prototype Retirement Plan and Trust./Custodial Account for use by those of its customers who qualify and wish to adopt a qualified retirement program. Any Plan and Trust/Custodial Account established hereunder shall be administered for the exclusive benefit of Participants and their beneficiaries under the following terms and conditions:


                                   ARTICLE I

                                  DEFINITIONS


1.1 ACTUAL DEFERRAL PERCENTAGE The ratio (expressed as a percentage and calculated separately for each Participant) of:

          (a)      the amount of Employer contributions [as defined at (c) and
                   (d)] actually paid over to the Fund on behalf of such Participant for the Plan Year to

          (b) the Participant's Compensation for such Plan Year. Compensation will only include amounts for the period during which the Employee was eligible to participate.

Employer contributions on behalf of any Participant shall include:

          (c) any Elective Deferrals made pursuant to the Participant's deferral election, including Excess Elective Deferrals, but excluding Elective Deferrals that are either taken into account in the Contribution Percentage test (provided the ADP test is satisfied both with and without exclusion of these Elective Deferrals) or are returned as excess Annual Additions; and

          (d) at the election of the Employer, Qualified Non-Elective Contributions and Qualified Matching Contributions.

For purposes of computing Actual Deferral Percentages, an Employee who would be a Participant but for the failure to make Elective Deferrals shall be treated as a Participant on whose behalf no Elective Deferrals are made.

1.2 ADOPTION AGREEMENT The document attached to this Plan by which an Employer elects to establish a qualified retirement plan and trust/custodial account under the terms of this Prototype Plan and Trust/Custodial Account.

1.3        AGGREGATE LIMIT  The sum of:

           (a) 125 percent of the greater of the ADP of the non-Highly Compensated Employees for the Plan Year or the ACP of non-Highly Compensated Employees under the Plan subject to Code Section 401(m) for the Plan Year beginning with or within the Plan Year of the cash or deferred arrangement as described in Code Section 401(k) or Code Section 402(h)(1)(B), and

           (b) the lesser of 200% or two percent plus the lesser of such ADP or ACP.

Alternatively, the aggregate limit can be determined by substituting "the lesser of 200% or 2 percent plus" for "125% of" in (a) above. and substituting "125% of" for "the lesser of 200% or 2 percent plus" in (b) above.

1.4 ANNUAL ADDITIONS The sum of the following amounts credited to a Participant's account for the Limitation Year:

           (a)     Employer Contributions,

           (b)     Employee Contributions (under Article IV),

           (c)     forfeitures,

           (d) amounts allocated after March 31, 1984 to an individual medical account, as defined in Code Section 415(l)(2), which is part of a pension or annuity plan maintained by the Employer (these amounts are treated as Annual Additions to a Defined Contribution Plan though they arise under a Defined Benefit Plan), and

           (e) amounts derived from contributions paid or accrued after 1985, in taxable years ending after 1985, which are either attributable to post-retirement medical benefits allocated to the account of a Key Employee, or to a Welfare Benefit Fund maintained by the Employer, are also treated as Annual Additions to a Defined Contribution Plan. For purposes of this paragraph, an Employee is a Key Employee if he or she meets the requirements of paragraph 1.43 at any time during the Plan Year or any preceding Plan Year. Welfare Benefit Fund is defined at paragraph 1.89.

Excess amounts applied in a Limitation Year to reduce Employer contributions will be considered Annual Additions for such Limitation Year, pursuant to the provisions of Article X.

1.5 ANNUITY STARTING DATE The first day of the first period for which an amount is paid as an annuity or in any other form.

1.6 APPLICABLE CALENDAR YEAR The First Distribution Calendar Year, and in the event of the recalculation of life expectancy, such succeeding calendar year, if payments commence in accordance with paragraph 7.4(e) before the Required Beginning Date, the Applicable Calendar Year is the year such payments commence. If distribution is in the form of an immediate annuity purchased after the Participant's death with the Participant's remaining interest, the Applicable Calendar Year is the year of purchase.

1.7 APPLICABLE LIFE EXPECTANCY Used in determining the required minimum distribution. The life expectancy (or joint and last survivor expectancy) calculated using the attained age of the Participant (or Designated Beneficiary) as of the Participant's (or Designated Beneficiary's) birthday in the Applicable Calendar Year reduced by one for each calendar year which has elapsed since the date life expectancy was first calculated. If life expectancy is being recalculated, the Applicable Life Expectancy shall be the life expectancy as so recalculated. The life expectancy of a non-Spouse Beneficiary may not be recalculated.

1.8 AVERAGE CONTRIBUTION PERCENTAGE (ACP) The average of the Contribution Percentages for each Highly Compensated Employee and for each non-Highly Compensated Employee.

1.9 AVERAGE DEFERRAL PERCENTAGE (ADP) The average of the Actual Deferral Percentages for each Highly Compensated Employee and for each non-Highly Compensated Employee.

1.10 BREAK IN SERVICE A 12-consecutive month period during which an Employee fails to complete more than 500 Hours of Service.

1.11       CODE  The Internal Revenue Code of 1986, including any amendments.

1.12 COMPENSATION The Employer may select one of the following three safe-harbor definitions of Compensation in the Adoption Agreement.
Compensation shall only include amounts earned while a Participant if Plan Year is chosen as the applicable computation period.

           (a) CODE SECTION 3401(A) WAGES. Compensation is defined as wages within the meaning of Code Section 3401(a) for the purposes of Federal income tax withholding at the source but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code Section 3401(a)(2)].

           (b) CODE SECTION 6041 AND 6051 WAGES. Compensation is defined as wages as defined in Code Section 3401(a) and all other payments of compensation to an Employee by the Employer (in the course of the Employer's trade or business) for which the Employer is required to furnish the employee a written statement under Code Section 6041(d) and 6051(a)(3). Compensation must be determined without regard to any rules under Code Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed [such as the exception for agricultural labor in Code Section 3401(a)(2)].

           (c) CODE SECTION 415 COMPENSATION. For purposes of applying the limitations of Article X and Top-Heavy Minimums, the definition of Compensation shall be Code Section 415 Compensation defined as follows: a Participant's Earned Income, wages, salaries, and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer maintaining the Plan to the extent that the amounts are includible in gross income [including, but not limited to, commissions paid salesmen, Compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits and reimbursements or other expense allowances under a nonaccountable plan (as described in Regulation 1.62-2(c)], and excluding the following:




                   1. Employer contributions to a plan of deferred compensation which are not includible in the Employee's gross income for the taxable year in which contributed, or Employer contributions under a Simplified Employee Pension Plan or any distributions from a plan of deferred compensation,

                   2. Amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture,

                   3. Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

                   4. other amounts which received special tax benefits, or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity contract described in Code
                          Section 403(b) (whether or not the contributions are actually excludible from the gross income of the Employee).

For purposes of applying the limitations of Article X and Top-Heavy Minimums, the definition of Compensation shall be Code Section 415 Compensation described in this paragraph 1.12(c). Also, for purposes of applying the limitations of
Article X, Compensation for a Limitation Year is the Compensation actually paid or made available during such Limitation Year. Notwithstanding the preceding sentence, Compensation for a Participant in a defined contribution plan who is permanently and totally disabled [as defined in Code Section 22(e)(3)] is the Compensation such Participant would have received for the Limitation Year if the Participant had been paid at the rate of Compensation paid immediately before becoming permanently and totally disabled. Such imputed Compensation for the disabled Participant may be taken into account only if the participant is not a Highly Compensated Employee [as defined in Code Section 414(q)] and contributions made on behalf of such Participant are nonforfeitable when made.

If the Employer fails to pick the applicable period in the Adoption Agreement, the Plan Year shall be used. Unless otherwise specified by the Employer in the Adoption Agreement, Compensation shall be determined as provided in Code
Section 3401(a) [as defined in this paragraph 1.12(a)]. In nonstandardized Adoption Agreement 002, the Employer may choose to eliminate or exclude categories of Compensation which do not violate the provisions of Code Sections 401(a)(4), 414(s) the regulations thereunder and Revenue Procedure 89-65.

Beginning with 1989 Plan Years, the annual Compensation of each Participant which may be taken into account for determining all benefits provided under the Plan (including benefits under Article XIV) for any year shall not exceed $200,000, as adjusted under Code Section 415(d). In determining the Compensation of a Participant for purposes of this limitation, the rules of Code Section 414(q)(6) shall apply, except in applying such rules, the term "family" shall include only the Spouse of the Participant and any lineal descendants of the Participant who have not attained age 19 before the end of the Plan year. If, as a result of the application of such rules the adjusted $200,000 limitation is exceeded, then (except for purposes of determining the portion of Compensation up to the integration level if this Plan provides for permitted disparity), the limitation shall be prorated among the affected individuals in proportion to each such individual's Compensation as determined under this section prior Lo the application of this limitation.

If a Plan has a Plan Year that contains fewer than 12 calendar months, then the annual Compensation limit for that period is an amount equal to the $200,000 as adjusted for the calendar year in which the Compensation period begins, multiplied by a fraction the numerator of which is the number of full months in the Short Plan Year and the denominator of which is 12. If Compensation for any prior Plan Year is taken into account in determining an Employee's contributions or benefits for the current year, the Compensation for such prior year is subject to the applicable annual Compensation limit in effect for that prior year. For this purpose, for years beginning before January 1, 1990, the applicable annual Compensation limit is $200,000.

Compensation shall not include deferred Compensation other than contributions through a salary reduction agreement to a cash or deferred plan under Code
Section 401(k), a Simplified Employee Pension Plan under Code Section 402(h)(1)(B), a cafeteria plan under Code Section 125 or a tax-deferred annuity under Code Section 403(b). Unless elected otherwise by the Employer in the Adoption Agreement, these deferred amounts will be considered as Compensation for Plan purposes. These deferred amounts are not counted as Compensation for purposes of Articles X and XIV. When applicable to a Self-Employed Individual, Compensation shall mean Earned Income.

1.13 CONTRIBUTION PERCENTAGE The ratio (expressed as a percentage and calculated separately for each Participant) of:

           (a) the Participant's Contribution Percentage Amounts [as defined at (c)-(f)] for the Plan Year, to

           (b) the Participant's Compensation for the Plan Year. Compensation will only include amounts for the period during which the Employee was eligible to participate.

Contribution Percentage Amounts on behalf of any Participant shall include:

           (c) the amount of Employee Voluntary Contributions, Matching Contributions, and Qualified Matching Contributions (to the extent not taken into account for purposes of the ADP test) made under the Plan on behalf of the Participant for the Plan Year,

           (d) forfeitures of Excess Aggregate Contributions or Matching Contributions allocated to the Participant's account which shall be taken into account in the year in which such forfeiture is allocated,

           (e) at the election of the Employer, Qualified Non-Elective Contributions, and

           (f) the Employer also may elect to use Elective Deferrals in the Contribution Percentage Amounts so long as the ADP test is met before the Elective Deferrals are used in the ACP test and continues to be met following the exclusion of those Elective Deferrals that are used to meet the ACP test.

Contribution Percentage Amounts shall not include Matching Contributions, whether or not Qualified, that are forfeited either to correct Excess Aggregate Contributions, or because the contributions to which they relate are Excess Deferrals, Excess Contributions, or Excess Aggregate Contributions.

1.14 CUSTODIAN The Sponsor of this Prototype, or, if applicable, an affiliate or successor, shall serve as Custodian if a Custodian is appointed in the Adoption Agreement.

1.15 DEFINED BENEFIT PLAN A Plan under which a Participant's benefit is determined by a formula contained in the Plan and no individual accounts are maintained for Participants.

1.16 DEFINED BENEFIT (PLAN) FRACTION A fraction, the numerator of which is the sum of the Participant's Projected Annual Benefits under all the Defined Benefit Plans (whether or not terminated) maintained by the Employer, and the denominator of which is the lesser of 125 percent of the dollar limitation determined for the Limitation Year under Code Sections 415(b) and (d) or 140 percent of the Highest Average Compensation, including any adjustments under Code Section 415(b).

Notwithstanding the above, if the Participant was a Participant as of the first day of the first Limitation Year beginning after 1986, in one or more Defined Benefit Plans maintained by the Employer which were in existence on May 6, 1986, the denominator of this fraction will not be less than 125 percent of the sum of the annual benefits under such plans which the Participant had accrued as of the close of the last Limitation Year beginning before 1987, disregarding any changes in the terms and conditions of the plan after May 5, 1986. The preceding sentence applies only if the Defined Benefit Plans individually and in the aggregate satisfied the requirements of Section 415 for all Limitation Years beginning before 1987.

1.17 DEFINED CONTRIBUTION DOLLAR LIMITATION Thirty thousand dollars ($30,000) or if greater, one-fourth of the defined benefit dollar limitation set forth in Code Section 415(b)(1) as in effect for the Limitation Year.

1.18 DEFINED CONTRIBUTION PLAN A Plan under which individual accounts are maintained for each Participant to which all contributions, forfeitures, investment income and gains or losses, and expenses are credited or deducted. A Participant's benefit under such Plan is based solely on the fair market value of his or her account balance.

1.19 DEFINED CONTRIBUTION (PLAN) FRACTION A Fraction, the numerator of which is the sum of the Annual Additions to the Participant's account under all the Defined Contribution Plans (whether or not terminated) maintained by the Employer for the current and all prior Limitation Years (including the Annual Additions attributable to the Participant's nondeductible Employee contributions to all Defined Benefit Plans, whether or not terminated. maintained by the Employer, and the Annual Additions attributable to all Welfare Benefit Funds, as defined in paragraph 1.89 and individual medical accounts, as defined in Code Section 415(l)(2), maintained by the Employer), and the denominator of which is the sum of the maximum aggregate amounts for the current and all prior Limitation Years of service with the Employer (regardless of whether a Defined Contribution Plan was maintained by the Employer). The maximum aggregate amount in the Limitation Year is the lesser of 125 percent of the dollar limitation determined under Code Sections 415(b) and (d) in effect under Code Section 4 15(c)(1)(A) or 35 percent of the Participant's Compensation for such year.

If the Employee was a Participant as of the end of the first day of the first Limitation Year beginning after 1986, in one or more Defined Contribution Plans maintained by the Employer which were in existence on May 6, 1986, the numerator of this fraction will be adjusted if the sum of this fraction and the Defined Benefit Fraction would otherwise exceed 1.0 under the terms of this Plan. Under the adjustment, an amount equal to the product of (1) the excess of the sum of the fractions over 1.0 times (2) the denominator of this fraction will be permanently subtracted from the numerator of this fraction. The adjustment is calculated using the fractions as they would be computed as of the end of the last Limitation Year beginning before 1987, and disregarding any changes in the terms and conditions of the Plan made after May 6. 1986, but using the Section 415 limitation applicable to the first Limitation Year beginning on or after January 1, 1987. The Annual Addition for any Limitation Year beginning before 1987, shall not be re-computed to treat all Employee Contributions as Annual Additions.

1.20 DESIGNATED BENEFICIARY The individual who is designated as the beneficiary under the Plan in accordance with Code Section 401(a)(9) and the regulations thereunder.

1.21 DISABILITY An illness or injury of a potentially permanent nature, expected to last for a continuous period of not less than 12 months, certified by a physician selected by or satisfactory to the Employer, which prevents the Employee from engaging in any occupation for wage or profit for which the Employee is reasonably fitted by training, education or experience.

1.22 DISTRIBUTION CALENDAR YEAR A calendar year for which a minimum distribution is required.

1.23 EARLY RETIREMENT AGE The age set by the Employer in the Adoption Agreement (but not less than 55), which is the earliest age at which a Participant may retire and receive his or her benefits under the Plan.

1.24 EARNED INCOME Net earnings from self-employment in the trade or business with respect to which the Plan is established, determined without regard to items not included in gross income and the deductions allocable to such items, provided that personal services of the individual are a material income-producing factor. Earned income shall be reduced by contributions made by an Employer to a qualified plan to the extent deductible under Code Section
404. For tax years beginning after 1989, net earnings shall be determined taking into account the deduction for one-half of self-employment taxes allowed to the Employer under Code Section 164(f) to the extent deductible.

1.25 EFFECTIVE DATE The date on which the Employer's retirement plan or amendment to such plan becomes effective. For amendments reflecting statutory and regulatory changes post Tax Reform Act of 1986, the Effective Date will be the earlier of the date upon which such amendment is first administratively applied or the first day of the Plan Year following the date of adoption of such amendment.

1.26 ELECTION PERIOD The period which begins on the first day of the Plan Year in which the Participant attains age 35 and ends on the date of the Participant's death. If a Participant separates from service prior to the first day of the Plan Year in which age 35 is attained, the Election Period shall begin on the date of separation, with respect to the account balance as of the date of separation.

1.27 ELECTIVE DEFERRAL Employer contributions made to the Plan at the election of the Participant, in lieu of cash Compensation. Elective Deferrals shall also include contributions made pursuant to a Salary Savings Agreement or other deferral mechanism. such as a cash option contribution. With respect to any taxable year, a Participant's Elective Deferral is the sum of all Employer contributions made on behalf of such Participant pursuant to an election to defer under any qualified cash or deferred arrangement as described in Code
Section 401(k), any simplified employee pension cash or deferred arrangement as described in Code Section 402(h)(1)(B), any eligible deferred compensation plan under Code Section 457, any plan as described under Code Section 501(c)(18), and any Employer contributions made on the behalf of a Participant for the purchase of an annuity contract under Code Section 403(b) pursuant to a Salary Savings Agreement. Elective Deferrals shall not include any deferrals properly distributed as Excess Annual Additions.

1.28 ELIGIBLE PARTICIPANT Any Employee who is eligible to make a Voluntary Contribution, or an Elective Deferral (if the Employer takes such contributions into account in the calculation of the Contribution Percentage), or to receive a Matching Contribution (including forfeitures) or a Qualified Matching Contribution. If a Voluntary Contribution or Elective Deferral is required as a condition of participation in the Plan, any Employee who would be a Participant in the Plan if such Employee made such a contribution shall be treated as an Eligible Participant even though no Voluntary Contributions or Elective Deferrals are made.

1.29 EMPLOYEE Any person employed by the Employer (including Self-Employed Individuals and partners), all Employees of a member of an affiliated service group [as defined in Code Section 414(m)], Employees of a controlled group of corporations (as defined in Code Section 414(b)], all Employees of any incorporated or unincorporated trade or business which is under common control [as defined in Code Section 414(c)], Leased Employees [as defined in Code Section 414(n)] and any Employee required to be aggregated by Code Section 414(o). All such Employees shall be treated as employed by a single Employer.

1.30 EMPLOYER The Self-Employed Individual, partnership, corporation or other organization which adopts this Plan including any firm that succeeds the Employer and adopts this Plan. For purposes of Article X, Limitations on Allocations, Employer shall mean the Employer that adopts this Plan, and all members of a controlled group of corporations (as defined in Code Section 414(b) as modified by Code Section 415(h)], all commonly controlled trades or businesses [as defined in Code Section 414(c) as modified by Code Section 415(h)] or affiliated service groups [as defined in Code Section 414(m)] of which the adopting Employer is a part, and any other entity required to be aggregated with the Employer pursuant to regulations under Code Section 414(o).

1.31 ENTRY DATE The date on which an Employee commences participation in the Plan as determined by the Employer in the Adoption Agreement.

1.32       EXCESS AGGREGATE CONTRIBUTIONS  The excess, with respect to any Plan
Year, of:

           (a) The aggregate Contribution Percentage Amounts taken into account in computing the numerator of the Contribution Percentage actually made on behalf of Highly Compensated Employees for such Plan Year, over

           (b) The maximum Contribution Percentage Amounts permitted by the ACP test (determined by reducing contributions made on behalf of Highly Compensated Employees in order of their Contribution Percentages beginning with the highest of such percentages).

Such determination shall be made after first determining Excess Elective Deferrals pursuant to paragraph 1.35 and then determining Excess Contributions pursuant to paragraph 1.34.

1.33 EXCESS AMOUNT The excess of the Participant's Annual Additions for the Limitation Year over the Maximum Permissible Amount.

1.34       EXCESS CONTRIBUTION  With respect to any Plan Year, the excess of:

           (a) The aggregate amount of Employer contributions actually taken into account in computing the ADP of Highly Compensated Employees for such Plan Year, over

           (b) The maximum amount of such contributions permitted by the ADP test (determined by reducing contributions made on behalf of Highly Compensated Employees in order of the ADPs, beginning with the highest of such percentages).

1.35 EXCESS ELECTIVE DEFERRALS Those Elective Deferrals that are includible in a Participant's gross income under Code Section 402(g) to the extent such Participant's Elective Deferrals for a taxable year exceed the dollar limitation under such Code Section. Excess Elective Deferrals shall be treated as Annual Additions under the Plan, unless such amounts are distributed no later than the first April 15th following the close of the Participant's taxable year.

1.36 FAMILY MEMBER The Employee's Spouse, any lineal descendants and ascendants and the Spouse of such lineal descendants and ascendants.

1.37 FIRST DISTRIBUTION CALENDAR YEAR For distributions beginning before the Participant's death. The First Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Participant's Required Beginning Date. For distributions beginning after the Participant's death, the First Distribution Calendar Year is the calendar year in which distributions are required to begin pursuant to paragraph 7.10.

1.38 FUND All contributions received by the Trustee/Custodian under this Plan and Trust/Custodial Account, investments thereof and earnings and appreciation thereon.

1.39 HARDSHIP An immediate and heavy financial need of the Employee where such Employee lacks other available resources.

1.40 HIGHEST AVERAGE COMPENSATION The average Compensation for the three consecutive Years of Service with the Employer that produces the highest average. A Year of Service with the Employer is the 12-consecutive month period defined in the Adoption Agreement.

1.41 HIGHLY COMPENSATED EMPLOYEE Any Employee who performs service for the Employer during the determination year and who, during the immediate prior year:

           (a) received Compensation from the Employer in excess of $75,000 (as adjusted pursuant to Code Section 415(d)]; or

           (b) received Compensation from the Employer in excess of $50,000 (as adjusted pursuant to Code Section 415(d)] and was a member of the Top-Paid Group for such year; or

           (c) was an officer of the Employer and received Compensation during such year that is greater than 50 percent of the dollar limitation in effect under Code Section 415(b)(1)(A).

Notwithstanding (a), (b) and (c), an Employee who was not Highly Compensated during the preceding Plan Year shall not be treated as a Highly Compensated Employee with respect to the current Plan Year unless such Employee is a member of the 100 Employees paid the greatest Compensation during the year for which such determination is being made.

           (d) Employees who are five percent (5%) Owners at any time during the immediate prior year or determination year.

Highly Compensated Employee includes Highly Compensated active Employees and Highly Compensated former Employees.


1.42       HOUR OF SERVICE

           (a) Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer. These hours shall be credited to the Employee for the computation period in which the duties are performed; and

           (b) Each hour for which an Employee is paid. or entitled to payment, by the Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness. incapacity (including disability), layoff, jury duty, military duty or leave of absence. No more than 501 Hours of Service shall be credited under this paragraph for any single continuous period (whether or not such period occurs in a single computation period). Hours under this paragraph shall be calculated and credited pursuant to Section 2530.200b-2 of the Department of Labor Regulations which are incorporated herein by this reference; and

           (c) Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer. The same Hours of Service shall not be credited both under paragraph (a) or paragraph (b). as the case may be, and under this paragraph (c). These hours shall be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made.

           (d) Hours of Service shall be credited for employment with the Employer and with other members of an affiliated service group [as defined in Code Section 414(m)], a controlled group of corporations [as defined in Code Section 414(b)], or a group of trades or businesses under common control [as defined in Code Section 414(c)] of which the adopting Employer is a member, and any other entity required to be aggregated with the Employer pursuant to Code Section 414(o) and the regulations thereunder. Hours of Service shall also be credited for any individual considered an Employee for purposes of this Plan under Code Section 414(n) or Code
                   Section 414(o) and the regulations thereunder.

           (e) Solely for purposes of determining whether a Break in Service, as defined in paragraph 1.10, for participation and vesting purposes has occurred in a computation period, an individual who is absent from work for maternity or paternity reasons shall receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, or in any case in which such hours cannot be determined, 8 Hours of Service per day of such absence. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence by reason of the pregnancy of the individual, by reason of a birth of a child of the individual, by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or for purposes of caring for such child for a period beginning immediately following such birth or placement. The Hours of Service credited under this paragraph shall be credited in the computation period in which the absence begins if the crediting is necessary to prevent a Break in Service in that period, or in all other cases, in the following computation period. No more than 501 hours will be credited under this paragraph.

           (f) Hours of Service shall be determined on the basis of the method selected in the Adoption Agreement.

1.43 KEY EMPLOYEE Any Employee or former Employee (and the beneficiaries of such employee) who at any time during the determination period was an officer of the Employer if such individual's annual compensation exceeds 50% of the dollar limitation under Code Section 415(b)(1)(A) (the defined benefit maximum annual benefit), an owner (or considered an owner under Code Section
318) of one of the ten largest interests in the employer if such individual's compensation exceeds 100% of the dollar limitation under Code Section 415(c)(1)(A), a 5% owner of the Employer, or a 1% owner of the Employer who has an annual compensation of more than $150,000. For purposes of determining who is a Key Employee, annual compensation shall mean Compensation as defined for
Article X, but including amounts deferred through a salary reduction agreement to a cash or deferred plan under Code Section 401(k), a Simplified Employee Pension Plan under Code Section 408(k), a cafeteria plan under Code Section 125 or a tax-deferred annuity under Code Section 403(b). The determination period is the Plan Year containing the Determination Date and the four preceding Plan Years. The determination of who is a Key Employee will be made in accordance with Code Section 416(i)(1) and the regulations thereunder.

1.44 LEASED EMPLOYEE Any person (other than an Employee of the recipient) who, pursuant to an agreement between the recipient and any other person ("leasing organization"), has performed services for the recipient (or for the recipient and related persons determined in accordance with Code
Section 414(n)(6)] on a substantially full-time basis for a period of at least one year, and such services are of a type historically performed by Employees in the business field of the recipient Employer.

1.45 LIMITATION YEAR The calendar year or such other Inconsecutive mouth period designated by the Employer in the Adoption Agreement for purposes of determining the maximum Annual Addition to a Participant's account. All qualified plans maintained by the Employer must use the same Limitation Year. If the Limitation Year is amended to a different 12-consecutive month period, the new Limitation Year must begin on a date within the Limitation Year in which the amendment is made.

1.46 MASTER OR PROTOTYPE PLAN A plan, the form of which is the subject of a favorable opinion letter from the Internal Revenue Service.

1.47 MATCHING CONTRIBUTION An Employer contribution made to this or any other defined contribution plan on behalf of a Participant on account of an Employee Voluntary Contribution made by such Participant, or on account of a Participant's Elective Deferral, under a Plan maintained by the Employer.

1.48 MAXIMUM PERMISSIBLE AMOUNT The maximum Annual Addition that may be contributed or allocated to a Participant's account under the plan for any Limitation Year shall not exceed the lesser of:

           (a)     the Defined Contribution Dollar Limitation, or

           (b)     25% of the Participant's Compensation for the Limitation
                   Year.

The compensation limitation referred to in (b) shall not apply to any contribution for medical benefits [within the meaning of Code Section 401(h) or Code Section 419A(f)(2)] which is otherwise treated as an Annual Addition under Code Section 415(l)(1) or 419(d)(2). If a short Limitation Year is created because of an amendment changing the Limitation Year to a different Inconsecutive month period, the Maximum Permissible Amount will not exceed the Defined Contribution Dollar Limitation multiplied by the following fraction:
Number of months in the short Limitation Year divided by 12.

1.49 NET PROFIT The current and accumulated operating earnings of the Employer before Federal and State income taxes, excluding nonrecurring or unusual items of income, and before contributions to this and any other qualified plan of the Employer. Alternatively, the Employer may fix another definition in the Adoption Agreement.

1.50 NORMAL RETIREMENT AGE The age, set by the Employer in the Adoption Agreement, at which a Participant may retire and receive his or her benefits under the Plan.

1.51 OWNER-EMPLOYEE A sole proprietor, or a partner owning more than 10% of either the capital or profits interest of the partnership.

1.52 PAIRED PLANS Two or more Plans maintained by the Sponsor designed so that a single or any combination of Plans adopted by an Employer will meet the antidiscrimination rules, the contribution and benefit limitations, and the Top-Heavy provisions of the Code.

1.53 PARTICIPANT Any Employee who has met the eligibility requirements and is participating in the Plan.

1.54 PARTICIPANT'S BENEFIT The account balance as of the last Valuation Date in the calendar year immediately preceding the Distribution Calendar Year (valuation calendar year) increased by the amount of any contributions or forfeitures allocated to the account balance as of the dates in the valuation calendar year after the Valuation Date and decreased by distributions made in the valuation calendar year after the Valuation Date. A special exception exists for the second distribution Calendar Year. For purposes of this paragraph, if any portion of the minimum distribution for the First Distribution Calendar Year is made in the second Distribution Calendar Year on or before the Required Beginning Date, the amount of the minimum distribution made in the second distribution calendar year shall be treated as if it had been made in the immediately preceding Distribution Calendar Year.

1.55 PERMISSIVE AGGREGATION GROUP Used for Top-Heavy testing purposes, it is the Required Aggregation Group of plans plus any other plan or plans of the Employer which, when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of Code Sections 401(a)(4) and 410.

1.56 PLAN The Employer's retirement plan as embodied herein and in the Adoption Agreement.

1.57       PLAN ADMINISTRATOR  The Employer.

1.58 PLAN YEAR The 12-consecutive month period designated by the Employer in the Adoption Agreement.

1.59 PRESENT VALUE Used for Top-Heavy test and determination purposes, when determining the Present Value of accrued benefits, with respect to any Defined Benefit Plan maintained by the Employer, interest and mortality rates shall be determined in accordance with the provisions of the respective plan. If applicable, interest and mortality assumptions will be specified in Section 11 of the Adoption Agreement.

1.60 PROJECTED ANNUAL BENEFIT Used to test the maximum benefit which may be obtained from a combination of retirement plans, it is the annual retirement benefit (adjusted to an actuarial equivalent straight life annuity if such benefit is expressed in a form other than a straight life annuity or Qualified Joint and Survivor Annuity) to which the Participant would be entitled under the terms of a Defined Benefit Plan or plans, assuming:

           (a) the Participant will continue employment until Normal Retirement Age under the plan (or current age, if later), and

           (b) the Participant's Compensation for the current Limitation Year and all other relevant factors used to determine benefits under the plan will remain constant for all future Limitation Years.

1.61 QUALIFIED DEFERRED COMPENSATION PLAN Any pension. profit-sharing, stock bonus, or other plan which meets the requirements of Code Section 401 and includes a trust exempt from tax under Code Section 501(a) or any annuity plan described in Code Section 403(a).

An Eligible Retirement Plan is an individual retirement account (IRA) as described in Code Section 408(a), an individual retirement annuity (IRA) as described in Code Section 408(b), an annuity plan as described in Code Section 403(a), or a qualified trust as described in Code Section 401(a), which accepts Eligible Rollover Distributions. However in the case of an Eligible Rollover Distribution to a Surviving Spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

1.62 QUALIFIED DOMESTIC RELATIONS ORDER A QDRO is a signed Domestic Relations Order issued by a State Court which creates, recognizes or assigns to an alternate payee(s) the right to receive all or part of a Participant's Plan benefit and which meets the requirements of Code Section 414(p). An alternate payee is a Spouse, former Spouse, child, or other dependent who is treated as a beneficiary under the Plan as a result of the QDRO.

1.63 QUALIFIED EARLY RETIREMENT AGE For purposes of paragraph 8.9, Qualified Early Retirement Age is the latest of:

           (a) the earliest date, under the Plan, on which the Participant may elect to receive retirement benefits, or

           (b) the first day of the 120th month beginning before the Participant reaches Normal Retirement Age, or

           (c)     the date the Participant begins participation.

1.64 QUALIFIED JOINT AND SURVIVOR ANNUITY An immediate annuity for the life of the Participant with a survivor annuity for the life of the Participant's Spouse which is at least one-half of but not more than the amount of the annuity payable during the joint lives of the Participant and the Participant's Spouse. The exact amount of the Survivor Annuity is to be specified by the Employer in the Adoption Agreement. If not designated by the Employer, the Survivor Annuity will be 1/2 of the amount paid to the Participant during his or her lifetime. The Qualified Joint and Survivor Annuity will be the amount of benefit which can be provided by the Participant's Vested Account Balance.

1.65 QUALIFIED MATCHING CONTRIBUTION Matching Contributions which when made are subject to the distribution and nonforfeitability requirements under Code Section 401(k).

1.66 QUALIFIED NON-ELECTIVE CONTRIBUTIONS Contributions (other than Matching Contributions or Qualified Matching Contributions) made by the Employer and allocated to Participants' accounts that the Participants may not elect to receive in cash until distributed from the Plan; that are nonforfeitable when made; and that are distributable only in accordance with the distribution provisions that are applicable to Elective Deferrals and Qualified Matching Contributions.

1.67 QUALIFIED VOLUNTARY CONTRIBUTION A tax-deductible voluntary Employee contribution. These contributions may no longer be made to the Plan.

1.68 REQUIRED AGGREGATION GROUP Used for Top-Heavy testing purposes, it consists of:

           (a) each qualified plan of the Employer in which at least one Key Employee participates or participated at any time during the determination period (regardless of whether the plan has terminated), and

           (b) any other qualified plan of the Employer which enables A plan described in (a) to meet the requirements of Code Sections 401(a)(4) or 410.

1.69 REQUIRED BEGINNING DATE The date on which a Participant is required to take his or her first minimum distribution under the Plan. The rules are set forth at paragraph 7.5.

1.70 ROLLOVER CONTRIBUTION A contribution made by a Participant of an amount distributed to such Participant from another Qualified Deferred Compensation Plan in accordance with Code Sections 402(a)(5), (6), and (7).

An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Participant except that an Eligible Rollover Distribution does not include:

           (a) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and the Participant's Designated Beneficiary or for a specified period of ten years or more;

           (b) any distribution to the extent such distribution is required under Code Section 401(a)(9); and

           (c) the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to Employer securities).

A Direct Rollover is a payment by the plan to the Eligible Retirement Plan specified by the Participant.

1.71 SALARY SAVINGS AGREEMENT An agreement between the Employer and a participating Employee where the Employee authorizes the Employer to withhold a specified percentage of his or her Compensation for deposit to the Plan on behalf of such Employee.

1.72 SELF-EMPLOYED INDIVIDUAL An individual who has Earned Income for the taxable year from the trade or business for which the Plan is established including an individual who would have had Earned Income but for the fact that the trade or business had no Net Profit for the taxable year.

1.73 SERVICE The period of current or prior employment with the Employer. If the Employer maintains a plan of a predecessor employer, Service for such predecessor shall be treated as Service for the Employer.

1.74 SHAREHOLDER EMPLOYEE An Employee or Officer who owns (or is considered as owning within the meaning of Code Section 318(a)(1)], on any day during the taxable year of an electing small business corporation (S Corporation), more than 5% of such corporation's outstanding stock.

1.75 SIMPLIFIED EMPLOYEE PENSION PLAN An individual retirement account which meets the requirements of Code Section 408(k), and to which the Employer makes contributions pursuant to a written formula. These plans are considered for contribution limitation and Top-Heavy testing purposes.

1.76       SPONSOR ________________, or any successors) or assign(s).

1.77 SPOUSE (SURVIVING SPOUSE) The Spouse or Surviving Spouse of the Participant, provided that a former Spouse will be treated as the Spouse or Surviving Spouse and a current Spouse will not be treated as the Spouse or Surviving Spouse to the extent provided under a Qualified Domestic Relations Order as described in Code Section 414(p).


1.78 SUPER TOP-HEAVY PLAN A Plan described at paragraph 1.81 under which the Top-Heavy Ratio [as defined at paragraph 1.82] exceeds 90%.

1.79 TAXABLE WAGE BASE For plans with an allocation formula which takes into account the Employer's contribution under the Federal Insurance Contributions Act (FICA), the maximum amount of earnings which may be considered wages for such Plan Year under the Social Security Act (Code Section 3121(a)(1)], or the amount elected by the Employer in the Adoption Agreement.

1.80 TOP-HEAVY DETERMINATION DATE For any Plan Year subsequent to the first Plan Year, the last day of the preceding Plan Year. For the first Plan Year of the Plan, the last day of that year.

1.81 TOP-HEAVY PLAN For any Plan Year beginning after 1983, the Employer's Plan is top-heavy if any of the following conditions exist:

           (a) If the Top-Heavy Ratio for the Employer's Plan exceeds 60% and this Plan is not part of any required Aggregation Group or Permissive Aggregation Group of Plans.

           (b) If the Employer's plan is a part of a Required Aggregation Group of plans but not part of a Permissive Aggregation Group and the Top-Heavy Ratio for the group of plans exceeds 60%.

           (c) If the Employer's plan is a part of a Required Aggregation Group and part of a Permissive Aggregation Group of plans and the Top-Heavy Ratio for the Permissive Aggregation Group exceeds 60%.

1.82       TOP-HEAVY RATIO

           (a) If the Employer maintains one or more Defined Contribution plans (including any Simplified Employee Pension Plan) and the Employer has not maintained any Defined Benefit Plan which during the 5-year period ending on the Determination Date(s) has or has had accrued benefits, the Top-Heavy Ratio for this Plan alone, or for the Required or Permissive Aggregation Group as appropriate, is a fraction,

                   (1) the numerator of which is the sum of the account balances of all Key Employees as of the Determination Date(s) [including any part of any account balance distributed in the 5-year period ending on the Determination Date(s)], and

                   (2) the denominator of which is the sum of all account balances (including any part of any account balance distributed in the 5-year period ending on the Determination Date(s)], both computed in accordance with Code Section 416 and the regulations thereunder.

                   Both the numerator and denominator of the Top-Heavy Ratio are increased to reflect any contribution not actually made as of the Determination Date, but which is required to be taken into account on that date under Code Section 416 and the regulations thereunder.

           (b) If the Employer maintains one or more Defined Contribution Plans (including any Simplified Employee Pension Plan) and the Employer maintains or has maintained one or more Defined Benefit Plans which during the 5-year period ending on the Determination Date(s) has or has had any accrued benefits, the Top-Heavy Ratio for any Required or Permissive Aggregation Group as appropriate is a fraction, the numerator of which is the sum of account balances under the aggregated Defined Contribution Plan or Plans for all Key Employees, determined in accordance with (a) above, and the Present Value of accrued benefits under the aggregated Defined Benefit Plan or Plans for all Key Employees as of the Determination Date(s), and the denominator of which is the sum of the account balances under the aggregated Defined Contribution Plan or Plans for all Participants, determined in accordance with (a) above, and the Present Value of accrued benefits under the Defined Benefit Plan or Plans for all Participants as of the Determination Date(s), all determined in accordance with Code Section 416 and the regulations thereunder. The accrued benefits under a Defined Benefit Plan in both the numerator and denominator of the Top-Heavy Ratio are increased for any distribution of an accrued benefit made in the 5-year period ending on the Determination Date.

           (c) For purposes of (a) and (b) above, the value of account balances and the Present Value of accrued benefits will be determined as of the most recent Valuation Date that falls within or ends with the 12-month period ending on the Determination Date, except as provided in Code Section 416 and the regulations thereunder for the first and second plan years of a Defined Benefit Plan. The account balances and accrued benefits of a participant (1) who is not a Key Employee but who was a Key Employee in a prior year, or (2) who has not been credited with at least one hour of service with any Employer maintaining the Plan at any time during the 5-year period ending on the Determination Date, will be disregarded. The calculation of the Top- Heavy Ratio, and the extent to which distributions, rollovers, and transfers are taken into account will be made in accordance with Code
                   Section 416 and the regulations thereunder. Qualified Voluntary Employee Contributions will not be taken into account for purposes of computing the Top-Heavy Ratio. When aggregating plans the value of account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year. The accrued benefit of a Participant other than a Key Employee shall be determined under (1) the method, if any, that uniformly applies for accrual purposes under all Defined Benefit Plans maintained by the Employer, or (2) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Code Section 411(b)(1)(C).


1.83 TOP-PAID GROUP The group consisting of the top 20% of Employees when ranked on the basis of Compensation paid during such year. For purposes of determining the number of Employees in the group (but not who is in it), the following Employees shall be excluded:

           (a)     Employees who have not completed 6 months of Service.

           (b)     Employees who normally work less than 17-1/2 hours per week.

           (c) Employees who normally do not work more than 6 months during any year.

           (d)     Employees who have not attained age 21.

           (e) Employees included in a collective bargaining unit, covered by an agreement between employee representatives and the Employer, where retirement benefits were the subject of good faith bargaining and provided that 90% or more of the Employer's Employees are covered by the agreement.

           (f) Employees who are nonresident aliens and who receive no earned income which constitutes income from sources within the United States.

1.84 TRANSFER CONTRIBUTION A non-taxable transfer of a Participant's benefit directly from a Qualified Deferred Compensation Plan to this Plan.

1.85       TRUSTEE  The Sponsor of this Prototype Plan shall serve as Trustee.

1.86 VALUATION DATE The last day of the Plan Year or such other date as agreed to by the Employer and the Trustee/Custodian on which Participant accounts are revalued in accordance with Article V hereof. For Top-Heavy purposes, the date selected by the Employer as of which the Top-Heavy Ratio is calculated.

1.87 VESTED ACCOUNT BALANCE The aggregate value of the Participant's Vested Account Balances derived from Employer and Employee contributions (including Rollovers), whether vested before or upon death, including the proceeds of insurance contracts, if any, on the Participant's life. The provisions of Article VIII shall apply to a Participant who is vested in amounts attributable to Employer contributions, Employee contributions (or both) at the time of death or distribution.

1.88 VOLUNTARY CONTRIBUTION An Employee contribution made to the Plan by or on behalf of a Participant that is included in the Participant's gross income in the year in which made and that is maintained under a separate account to which earnings and losses are allocated.

1.89 WELFARE BENEFIT FUND Any fund that is part of a plan of the Employer, or has the effect of a plan, through which the Employer provides welfare benefits to Employees or their beneficiaries. For these purposes, Welfare Benefits means any benefit other than those with respect to which Code
Section 83(h) (relating to transfers of property in connection with the performance of services), Code Section 404 (relating to deductions for contributions to an Employee's trust or annuity and Compensation under a deferred payment plan), Code Section 404A (relating to certain foreign deferred compensation plans) apply. A "Fund" is any social club, voluntary employee benefit association, supplemental unemployment benefit trust or qualified group legal service organization described in Code Section 501(c)(7), (9), (17) or
(20); any trust, corporation, or other organization not exempt from income tax, or to the extent provided in regulations, any account held for an Employer by any person.

1.90 YEAR OF SERVICE A Inconsecutive month period during which an Employee is credited with not less than 1,000 (or such lesser number as specified by the Employer in the Adoption Agreement) Hours of Service.

                                  ARTICLE  II

                            ELIGIBILITY REQUIREMENTS


2.1 PARTICIPATION Employees who meet the eligibility requirements in the Adoption Agreement on the Effective Date of the Plan shall become Participants as of the Effective Date of the Plan. If so elected in the Adoption Agreement, all Employees employed on the Effective Date of the Plan may participate, even if they have not satisfied the Plan's specified eligibility requirements. Other Employees shall become Participants on the Entry Date coinciding with or immediately following the date on which they meet the eligibility requirements. The Employee must satisfy the eligibility requirements specified in the Adoption Agreement and be employed on the Entry Date to become a Participant in the Plan. In the event an Employee who is not a member of the eligible class of Employees becomes a member of the eligible class, such Employee shall participate immediately if such Employee has satisfied the minimum age and service requirements and would have previously become a Participant had he or she been in the eligible class. A former Participant shall again become a Participant upon returning to the employ of the Employer at the next Entry Date or if earlier, the next Valuation Date.
For this purpose, Participant's Compensation and Service shall be considered from date of rehire.

2.2 CHANGE IN CLASSIFICATION OF EMPLOYMENT In the event a Participant becomes ineligible to participate because he or she is no longer a member of an eligible class of Employees, such Employee shall participate upon his or her return to an eligible class of Employees.

2.3 COMPUTATION PERIOD To determine Years of Service and Breaks in Service for purposes of eligibility, the Inconsecutive month period shall commence on the date on which an Employee first performs an Hour of Service for the Employer and each anniversary thereof, such that the succeeding Inconsecutive month period commences with the employee's first anniversary of employment and so on. If, however, the period so specified is one year or less, the succeeding Inconsecutive month period shall commence on the first day of the Plan Year prior to the anniversary of the date they first performed an Hour of Service regardless of whether the Employee is entitled to be credited with 1,000 (or such lesser number as specified by the Employer in the Adoption Agreement) Hours of Service during their first employment year.

2.4 EMPLOYMENT RIGHTS Participation in the Plan shall not confer upon a Participant any employment rights, nor shall it interfere with the Employer's right to terminate the employment of any Employee at any time.

2.5 SERVICE WITH CONTROLLED GROUPS All Years of Service with other members of a controlled group of corporations [as defined in Code Section 414(b)], trades or businesses under common control [as defined in Code Section 414(c)], or members of an affiliated service group (as defined in Code Section 414(m)) shall be credited for purposes of determining an Employee's eligibility to participate.

2.6 OWNER-EMPLOYEES If this Plan provides contributions or benefits for one or more Owner-Employees who control both the business for which this Plan is established and one or more other trades or businesses, this Plan and the Plan established for other trades or businesses must, when looked at as a single Plan, satisfy Code Sections 401(a) and (d) for the Employees of this and all other trades or businesses.

If the Plan provides contributions or benefits for one or more Owner-Employees who control one or more other trades or businesses, the Employees of the other trades or businesses must be included in a Plan which satisfies Code Sections 401(a) and (d) and which provides contributions and benefits not less favorable than provided for Owner-Employees under this Plan.

If an individual is covered as an Owner-Employee under the plans Of two or more trades or businesses which are not controlled, and the individual controls a trade or business, then the contributions or benefits of the Employees under the plan of the trades or businesses which are controlled must be as favorable as those provided for him or her under the most favorable plan of the trade or business which is not controlled.

For purposes of the preceding sentences, an Owner-Employee, or two or more Owner-Employees, will be considered to control a trade or business if the Owner-Employee, or two or more Owner-Employees together:

           (a) own the entire interest in an unincorporated trade or business, or

           (b) in the case of a partnership, own more than 50% of either the capital interest or the profits interest in the partnership.

For purposes of the preceding sentence, an Owner-Employee, or two or more Owner-Employees shall be treated as owning any interest in a partnership which is owned, directly or indirectly, by a partnership which such Owner-Employee, or such two or more Owner-Employees, are considered to control within the meaning of the preceding sentence.

2.7 LEASED EMPLOYEES Any Leased Employee shall be treated as an Employee of the recipient Employer; however, contributions or benefits provided by the leasing organization which are attributable to services performed for the recipient Employer shall be treated as provided by the recipient Employer. A Leased Employee shall not be considered an Employee of the recipient if such Employee is covered by a money purchase pension plan providing:

           (a) a non-integrated Employer contribution rate of at least 10% of Compensation, (as defined in Code Section 415(c)(3) but including amounts contributed by the Employer pursuant to a salary reduction agreement, which are excludable from the Employee's gross income under a cafeteria plan covered by Code Section 125, a cash or deferred profit-sharing plan under Section 401(k) of the Code, a Simplified Employee Pension Plan under Code Section 402(h)(1)(B ) and a tax-sheltered annuity under Code Section 403(b)],

           (b)     immediate participation, and

           (c)     full and immediate vesting.


This exclusion is only available if Leased Employees do not constitute more than twenty percent (20%) of the recipient's non-highly compensated work force.

2.8 THRIFT PLANS If the Employer makes an election in the Adoption Agreement to require Voluntary Contributions to participate in this Plan, the Employer shall notify each eligible Employee in writing of his or her eligibility for participation at least 30 days prior to the appropriate Entry Date. The Employee shall indicate his or her intention to join the Plan by authorizing the Employer to withhold a percentage of his or her Compensation as provided in the Plan. Such authorization shall be returned to the Employer at least 10 days prior to the Employee's Entry Date. The Employee may decline participation by so indicating on the enrollment form or by failure to return the enrollment form to the Employer prior to the Employee's Entry Date. If the Employee declines to participate, such Employee shall be given the opportunity to join the Plan on the next Entry Date. The taking of a Hardship Withdrawal under the provisions of paragraph 6.9 will impact the Participant's ability to make these contributions.

                                  ARTICLE III

                             EMPLOYER CONTRIBUTIONS


3.1 AMOUNT The Employer intends to make periodic contributions to the Plan in accordance with the formula or formulas selected in the Adoption Agreement. However, the Employer's contribution for any Plan Year shall be subject to the limitations on allocations contained in Article X.

3.2 EXPENSES And Fees The Employer shall also be authorized to reimburse the Fund for all expenses and fees incurred in the administration of the Plan or Trust/Custodial Account and paid out of the assets of the Fund. Such expenses shall include, but shall not be limited to, fees for professional services, printing and postage. Brokerage commissions may not be reimbursed.

3.3 RESPONSIBILITY FOR CONTRIBUTIONS Neither the Trustee/Custodian nor the Sponsor shall be required to determine if the Employer has made a contribution or if the amount contributed is in accordance with the Adoption Agreement or the Code. The Employer shall have sole responsibility in this regard. The Trustee/Custodian shall be accountable solely for contributions actually received by it. within the limits of Article XI.

3.4 RETURN OF CONTRIBUTIONS Contributions made to the Fund by the Employer shall be irrevocable except as provided below:

           (a) Any contribution forwarded to the Trustee/Custodian because of a mistake of fact, provided that the contribution is returned to the Employer within one year of the contribution.

           (b) In the event that the Commissioner of Internal Revenue determines that the Plan is not initially qualified under the Internal Revenue Code, any contribution made incident to that initial qualification by the Employer must be returned to the Employer within one year after the date the initial qualification is denied, but only if the application for the qualification is made by the time prescribed by law for filing the Employer's return for the taxable year in which the Plan is adopted, or such later date as the Secretary of the Treasury may prescribe.

           (c) Contributions forwarded to the Trustee/Custodian are presumed to be deductible and are conditioned. on their deductibility. Contributions which are determined to not be deductible will be returned to the Employer.

                                   ARTICLE IV

                             EMPLOYEE CONTRIBUTIONS


4.1 VOLUNTARY CONTRIBUTIONS An Employee may make Voluntary Contributions to the Plan established hereunder if so authorized by the Employer in a uniform and nondiscriminatory manner. Such contributions are subject to the limitations on Annual Additions and are subject to antidiscrimination testing.

4.2 QUALIFIED VOLUNTARY CONTRIBUTIONS A Participant may no longer make Qualified Voluntary Contributions to the Plan. Amounts already contributed may remain in the Trust Fund/Custodial Account until distributed to the Participant. Such amounts will be maintained in a separate account which will be nonforfeitable at all times. The account will share in the gains and losses of the Trust in the same manner as described at paragraph 5.4 of the Plan. No part of the Qualified Voluntary Contribution account will be used to purchase life insurance. Subject to Article VIII, Joint and Survivor Annuity Requirements (if applicable), the Participant may withdraw any part of the Qualified Voluntary Contribution account by making a written application to the Plan Administrator.

4.3 ROLLOVER CONTRIBUTION Unless provided otherwise in the Adoption Agreement, a Participant may make a Rollover Contribution to any Defined Contribution Plan established hereunder of all or any part of an amount distributed or distributable to him or her from a Qualified Deferred Compensation Plan provided:

           (a) the amount distributed to the Participant is deposited to the Plan no later than. the sixtieth day after such distribution was received by the Participant,

           (b) the amount distributed is not one of a series of substantially equal periodic payments made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and the Participant's Designated Beneficiary, or for a specified period of ten years or more;

           (c) the amount distributed is not required under Code Section 401(a)(9);

           (d) if the amount distributed included property such property is rolled over, or if sold the proceeds of such property may be rolled over,

           (e) the amount distributed is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

In addition, if the Adoption Agreement allows Rollover Contributions, the Plan will also accept any Eligible Rollover Distribution (as defined at paragraph 1.70) directly to the Plan.

Rollover Contributions, which relate to distributions prior to January 1, 1993, must be made in accordance with paragraphs (a) through (e) and additionally meet the requirements of paragraph (f):

           (f) The distribution from the Qualified Deferred Compensation Plan constituted the Participant's entire interest in such Plan and was distributed within one taxable year to the
                   Participant:

                   (1) on account of separation from Service, a Plan termination, or in the case of a profit-sharing or stock bonus plan, a complete discontinuance of contributions under such plan within the meaning of Code Section 402(a)(6)(A), or

                   (2) in one or more distributions which constitute a qualified lump sum distribution within the meaning of Code Section 402(e)(4)(A), determined without reference to subparagraphs (B) and (H).

Such Rollover Contribution may also be made through an individual retirement account qualified under Code Section 408 where the IRA was used as a conduit from the Qualified Deferred Compensation Plan, the Rollover Contribution is made in accordance with the rules provided under paragraphs (a) through (e) and the Rollover Contribution does not include any regular IRA contributions, or earnings thereon, which the Participant may have made to the IRA. Rollover Contributions, which relate to distributions prior to January 1, 1993, may be made through an IRA in accordance with paragraphs (a) through (f) and additional requirements as provided in the previous sentence. The Trustee/Custodian shall not be held responsible for determining the tax-free status of any Rollover Contribution made under this Plan.

4.4 TRANSFER CONTRIBUTION Unless provided otherwise in the Adoption Agreement a Participant may, subject to the provisions of paragraph 4.5, also arrange for the direct transfer of his or her benefit from a Qualified Deferred Compensation Plan to this Plan. For accounting and record keeping purposes, Transfer Contributions shall be treated in the same manner as Rollover Contributions.

In the event the Employer accepts a Transfer Contribution from a Plan in which the Employee was directing the investments of his or her account, the Employer may continue to permit the Employee to direct his or her investments in accordance with paragraph 13.7 with respect only to such Transfer Contribution. Notwithstanding the above, the Employer may refuse to accept such Transfer Contributions.

4.5 EMPLOYER APPROVAL OF TRANSFER CONTRIBUTIONS The Employer maintaining a Safe-Harbor Profit-Sharing Plan in accordance with the provisions of paragraph 8.7, acting in a nondiscriminatory manner, may in its sole discretion refuse to allow Transfer Contributions to its profit-sharing plan, if such contributions are directly or indirectly being transferred from a defined benefit plan, a money purchase pension plan (including a target benefit plan), a stock bonus plan, or another profit-sharing plan which would otherwise provide for a life annuity form of payment to the Participant.

4.6 ELECTIVE DEFERRALS A Participant may enter into a Salary Savings Agreement with the Employer authorizing the Employer to withhold a portion of such Participant's Compensation not to exceed $7,000 per calendar year as adjusted under Code Section 415(d) or, if lesser, the percentage of Compensation specified in the Adoption Agreement and to deposit such amount to the Plan. No Participant shall be permitted to have Elective Deferrals made under this Plan or any other qualified plan maintained by the Employer, during any taxable year. in excess of the dollar limitation contained in Code Section 402(g) in effect at the beginning of such taxable year. Thus, the $7,000 limit may be reduced if a Participant contributes pre-tax contributions to qualified plans of this or other Employers. Any such contribution shall be credited to the Employee's Salary Savings Account. Unless otherwise specified in the Adoption Agreement, a Participant may amend his or her Salary Savings Agreement to increase, decrease or terminate the percentage upon 30 days written notice to the Employer. If a Participant terminates his or her agreement, such Participant shall not be permitted to put a new Salary Savings Agreement into effect until the first pay period in the next Plan Year, unless otherwise stated in the Adoption Agreement. The Employer may also amend or terminate said agreement on written notice to the Participant. If a Participant has not authorized the Employer to withhold at the maximum rate and desires to increase the total withheld for a Plan Year, such Participant may authorize the Employer upon 30 days notice to withhold a supplemental amount up to 100% of his or her Compensation for one or more pay periods. In no event may the sum of the amounts withheld under the Salary Savings Agreement plus the supplemental withholding exceed 25% of a Participant's Compensation for a Plan Year. The Employer may also recharacterize as after-tax Voluntary Contributions all or any portion of amounts previously withheld under any Salary Savings Agreement within the Plan Year as provided for at paragraph 10.9. This may be done to insure that the Plan will meet one of the antidiscrimination tests under Code
Section 401(k). Elective Deferrals shall be deposited in the Trust within 30 days after being withheld from the Participant's pay.

4.7 REQUIRED-VOLUNTARY CONTRIBUTIONS If the Employer makes a thrift election in the Adoption Agreement, each eligible Participant shall be required to make Voluntary Contributions to the Plan for credit to his or her account as provided in the Adoption Agreement. Such Voluntary Contributions shall be withheld from the Employee's Compensation and shall be transmitted by the Employer to the Trustee/Custodian as agreed between the Employer and Trustee/Custodian. A Participant may discontinue participation or change his or her Voluntary Contribution percentage by so advising the Employer at least 10 days prior to the date on which such discontinuance or change is to be effective. If a Participant discontinues his or her Voluntary Contributions, such Participant may not again authorize Voluntary Contributions for a period of one year from the date of discontinuance. A Participant may voluntarily change his or her Voluntary Contribution percentage once during any Plan Year and may also agree to have a reduction in his or her contribution, if required to satisfy the requirements of the ACP test.

4.8 DIRECT ROLLOVER OF BENEFITS Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Participant's election under this paragraph, for distributions made on or after January 1,1993, a Participant may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Participant in a Direct Rollover. Any portion of a distribution which is not paid directly to an Eligible Retirement Plan shall be distributed to the Participant. For purposes of this paragraph. a Surviving Spouse or a Spouse or former Spouse who is an alternate payee under a Qualified Domestic Relations Order as defined in Code Section 414(p), will be permitted to elect to have any Eligible Rollover Distribution paid directly to an individual retirement account (IRA) or an individual retirement annuity (IRA).

The plan provisions otherwise applicable to distributions continue to apply to Rollover and Transfer Contributions.

                                   ARTICLE V

                              PARTICIPANT ACCOUNTS


5.1 SEPARATE ACCOUNTS The Employer shall establish a separate bookkeeping account for each Participant showing the total value of his or her interest in the Fund. Each Participant's account shall be separated for bookkeeping purposes into the following sub-accounts:

           (a)     Employer contributions.

                   (1)    Matching Contributions.

                   (2)    Qualified Matching Contributions.

                   (3)    Qualified Non-Elective Contributions.

                   (4)    Discretionary Contributions.

                   (5)    Elective Deferrals.

           (b) Voluntary Contributions (and additional amounts including required contributions and, if applicable, either repayments of loans previously defaulted on and treated as "deemed distributions" on which a tax report has been issued, and amounts paid out upon a separation from service which have been included in income and which are repaid after being re-hired by the Employer).

           (c) Qualified Voluntary Contributions (if the Plan previously accepted these).

           (d)     Rollover Contributions and Transfer Contributions.

 5.2 ADJUSTMENTS TO PARTICIPANT ACCOUNTS As of each Valuation Date of the Plan, the Employer shall add to each account:

           (a) the Participant's share of the Employer's contribution and forfeitures as determined in the Adoption Agreement,

           (b) any Elective Deferrals, Voluntary, Rollover or Transfer Contributions made by the Participant,

           (c) any repayment of amounts previously paid out to a Participant upon a separation from Service and repaid by the Participant since the last Valuation Date, and

           (d) the Participant's proportionate share of any investment earnings and increase in the fair market value of the Fund since the last Valuation Date, as determined at paragraph 5.4.

The Employer shall deduct from each account:

           (e) any withdrawals or payments made from the Participant's account since the last Valuation Date, and

           (f) the Participant's proportionate share of any decrease in the fair market value of the Fund since the last Valuation Date, as determined at paragraph 5.4.

5.3 ALLOCATING EMPLOYER CONTRIBUTIONS The Employer's contribution shall be allocated to Participants in accordance with the allocation formula selected by the Employer in the Adoption Agreement. and the minimum contribution and allocation requirements for Top-Heavy Plans. Beginning with the 1990 Plan Year and thereafter, for plans on Standardized Adoption Agreement 001, Participants who are credited with more than 500 Hours of Service or are employed on the last day of the Plan Year must receive a full allocation of Employer contributions. In Nonstandardized Adoption Agreement 002, Employer contributions shall be allocated to the accounts of Participants employed by the Employer on the last day of the Plan Year unless indicated otherwise in the Adoption Agreement. In the case of a nonTop-Heavy, Nonstandardized Plan, Participants must also have completed a Year of Service unless otherwise specified in the Adoption Agreement. For Nonstandardized Adoption Agreement 002, the Employer may only apply the last day of the Plan Year and Year of service requirements if the Plan satisfies the requirements of Code Sections 401(a)(26) and 410(b) and the regulations thereunder including the exception for 401(k) plans. If, when applying the last day and Year of Service requirements, the Plan fails to satisfy the aforementioned requirements, additional Participants will be eligible to receive an allocation of Employer Contributions until the requirements are satisfied. Participants who are credited with a Year of Service, but not employed at Plan Year end, are the first category of additional Participants eligible to receive an allocation.
If the requirements are still not satisfied, Participants credited with more than 500 Hours of Service and employed at Plan Year end are the next category of Participants eligible to receive an allocation. Finally, if necessary to satisfy the said requirements, any Participant credited with more than 500 Hours of Service will be eligible for an allocation of Employer Contributions. The Service requirement is not applicable With respect to any Plan Year during which the Employer's Plan is Top-Heavy.

5.4 ALLOCATING INVESTMENT EARNINGS AND LOSSES A Participant's share of investment earnings and any increase or decrease in the fair market value of the Fund shall be based on the proportionate value of all active accounts (other than accounts with segregated investments) as of the last Valuation Date less withdrawals since the last Valuation Date. If Employer and/or Employee contributions are made monthly, quarterly, or on some other systematic basis, the adjusted value of such accounts for allocation of investment income and gains or losses shall include one-half the contributions for such period. If Employer and/or Employee contributions are not made on a systematic basis, it is assumed that they are made at the end of the valuation period and therefore will not receive an allocation of investment earnings and gains or losses for such period. Account balances not yet forfeited shall receive an allocation of earnings and/or losses. Accounts with segregated investments shall receive only the income or loss on such segregated investments.

5.5 PARTICIPANT STATEMENTS Upon completing the allocations described above for the Valuation Date coinciding with the end of the Plan Year, the Employer shall prepare a statement for each Participant showing the additions to and subtractions from his or her account since the last such statement and the fair market value of his or her account as of the current Valuation Date. Employers so choosing may prepare Participant statements for each Valuation Date.

                                   ARTICLE VI

                     RETIREMENT BENEFITS AND DISTRIBUTIONS


6.1 NORMAL RETIREMENT BENEFITS A Participant shall be entitled to receive the balance held in his or her account from Employer contributions upon attaining Normal Retirement Age or at such earlier dates as the provisions of this Article VI may allow. If the Participant elects to continue working past his or her Normal Retirement Age, he or she will continue as an active Plan Participant and no distribution shall be made to such Participant until his or her actual retirement date unless the employer elects otherwise in the Adoption Agreement, or a minimum distribution is required by law. Settlement shall be made in the normal form, or if elected, in one of the optional forms of payment provided below.

6.2 EARLY RETIREMENT BENEFITS If the Employer so provides in the Adoption Agreement, an Early Retirement Benefit will be available to individuals who meet the age and Service requirements. An individual who meets the Early Retirement Age requirements and separates from Service, will become fully vested, regardless of any vesting schedule which otherwise might apply. If a Participant separates from Service before, satisfying the age requirements, but after having satisfied the Service requirement, the Participant will be entitled to elect an Early Retirement benefit upon satisfaction of the age requirement.

6.3        BENEFITS ON TERMINATION OF EMPLOYMENT

           (a) If a Participant terminates employment prior to Normal Retirement Age, such Participant shall be entitled to receive the vested balance held in his or her account payable at Normal Retirement Age in the normal form, or if elected, in one of the optional forms of payment provided hereunder. If applicable, the Early Retirement Benefit provisions may be elected. Notwithstanding the preceding sentence, a former Participant may, if allowed in the Adoption Agreement, make application to the Employer requesting early payment of any deferred vested and nonforfeitable benefit due.

           (b) If a Participant terminates employment, and the value of that Participant's Vested Account Balance derived from Employer and Employee contributions is not greater than $3,500, the Participant may receive a lump sum distribution of the value of the entire vested portion of such account balance and the nonvested portion will be treated as a forfeiture. The Employer shall continue to follow their consistent policy, as may be established, regarding immediate cash-outs of Vested Account Balances of $3,500 or less. For purposes of this Article, if the value of a Participant's Vested Account Balance is zero, the Participant shall be deemed to have received a distribution of such Vested Account Balance immediately following termination. Likewise, if the Participant is reemployed prior to incurring 5 consecutive year Breaks in Service they will be deemed to have immediately repaid such distribution. For Plan Years beginning prior to 1989, a Participant's Vested Account Balance shall not include Qualified

                   Voluntary Contributions. Notwithstanding the above, if the Voluntary Employer maintains or has maintained a policy of not distributing any amounts until the Participant's Normal Retirement Age, the Employer can continue to uniformly apply such policy.

           (c) If a Participant terminates employment With a Vested Account Balance derived from Employer and Employee contributions in excess of $3,500, and elects (with his or her Spouse's consent, if required) to receive 100% of the value of his or her Vested Account Balance in a lump sum, the non- vested portion will be treated as a forfeiture. The Participant (and his or her Spouse, if required) must consent to any distribution, when the Vested Account Balance described above exceeds $3,500 or if at the time of any prior distribution it exceeded $3,500. For purposes of this paragraph, for Plan Years beginning prior to 1989, a Participant's Vested Account Balance shall not include Qualified Voluntary Contributions.

           (d) Distribution of less than 100% of the Participant's Vested Account Balance shall only be permitted if the Participant is fully vested upon termination of employment.

           (e) If a Participant who is not 100% vested receives or is deemed to receive a distribution pursuant to this paragraph and resumes employment covered under this Plan, the Participant shall have the right to repay to the Plan the full amount of the distribution attributable to Employer contributions on or before the earlier of the date that the Participant incurs 5 consecutive 1-year Breaks in Service following the date of distribution or five years after the first date on which the Participant is subsequently reemployed. In such event, the Participant's account shall be restored to the value thereof at the time the distribution was made and may further be increased by the Plan's income and investment gains and/or losses on the undistributed amount from the date of distribution to the date of repayment.

           (f) A Participant shall also have the option, to postpone payment of his or her Plan benefits until the first day of April following the calendar year in which he or she attains age 70-1/2. Any balance of a Participant's account resulting from his or her Employee contributions not previously withdrawn, if any, may be withdrawn by the Participant immediately following separation from Service.

           (g) If a Participant ceases to be an active Employee as a result of a Disability as defined at paragraph 1.21, such Participant shall be able to make an application for a disability retirement benefit payment. The Participant's account balance will be deemed "immediately distributable" as set forth in paragraph 6.4, and will be fully vested pursuant to paragraph 9.2.

6.4        RESTRICTIONS ON IMMEDIATE DISTRIBUTIONS

           (a) An account balance is immediately distributable if any part of the account balance could be distributed to the Participant (or Surviving Spouse) before the Participant attains (or would have attained if not deceased) the later of the Normal Retirement Age or age 62.

           (b) If the value of a Participant's Vested Account Balance derived from Employer and Employee Contributions exceeds (or at the time of any prior distribution exceeded) $3,500, and the account balance is immediately distributable, the Participant and his or her Spouse (or where either the Participant or the Spouse has died, the survivor) must consent to any distribution of such account balance. The consent of the Participant and the Spouse shall be obtained in writing within the 90-day period ending on the annuity starting date, which is the first day of the first period for which an amount is paid as an annuity or any other form. The Plan Administrator shall notify the Participant and the Participant's Spouse of the right to defer any distribution until the Participant's account balance is no longer immediately distributable. Such notification shall include a general description of the material features, and an explanation of the relative values of, the optional forms of benefit available under the plan in a manner that would satisfy the notice requirements of Code Section 417(a)(3), and shall be provided no less than 30 days and no more than 90 days prior to the annuity starting date.

           (c) Notwithstanding the foregoing, only the Participant need consent to the commencement of a distribution in the form of a qualified Joint and Survivor Annuity while the account balance is immediately distributable. Furthermore, if payment in the form of a Qualified Joint and Survivor Annuity is not required with respect to the Participant pursuant to paragraph 8.7 of the Plan, only the Participant need consent to the distribution of an account balance that is immediately distributable. Neither the consent of the Participant nor the Participant's Spouse shall be required to the extent that a distribution is required to satisfy Code Section 401(a)(9) or Code Section 415. In addition. upon termination off this Plan if the Plan does not offer an annuity option (purchased from a commercial provider), the Participant's account balance may, without the Participant's consent, be distributed to the Participant or transferred to another Defined Contribution Plan [other than an employee stock ownership plan as defined in Code Section 4975(e)(7)] within the same controlled group.

           (d) For purposes of determining the applicability of the foregoing consent requirements to distributions made before the first day of the first Plan Year beginning after 1988, the Participant's Vested Account Balance shall not include amounts attributable to Qualified Voluntary Contributions.

6.5 NORMAL FORM OF PAYMENT The normal form of payment for a profitsharing plan satisfying the requirements of paragraph 8.7 hereof shall be a lump sum with no option for annuity payments. For all other plans, the normal form of payment hereunder shall be a Qualified Joint and Survivor Annuity as provided under Article VIII. A Participant whose Vested Account Balance derived from Employer and Employee contributions exceeds $3,500, or if at the time of any prior distribution it exceeded $3,500, shall (with the consent of his or her Spouse) have the right to receive his or her benefit in a lump sum or in monthly, quarterly, semiannual or annual payments from the Fund over any period not extending beyond the life expectancy of the Participant and his or her Beneficiary. For purposes of this paragraph, for Plan Years prior to 1989, a Participant's Vested Account Balance shall not include Qualified Voluntary Contributions. The normal form of payment shall be automatic, unless the Participant files a written request with the Employer prior to the date on which the benefit is automatically payable, electing a lump sum or installment payment option. No amendment to the Plan may eliminate one of the optional distribution forms listed above.

6.6        COMMENCEMENT OF BENEFITS

           (a) Unless the Participant elects otherwise, distribution of benefits will begin no later than the 60th day after the close of the Plan Year in which the latest of the following events occurs:

                   (1) the Participant attains age 65 (or normal retirement age if earlier),

                   (2) the 10th anniversary of the year in which the Participant commenced participation in the Plan, or

                   (3)    the Participant terminates Service with the Employer.

           (b) Notwithstanding the foregoing, the failure of a Participant and Spouse (if necessary) to consent to a distribution while a benefit is immediately distributable, within the meaning of paragraph 6.4 hereof, shall be deemed an election to defer commencement of payment of any benefit sufficient to satisfy this paragraph.

6.7 CLAIMS PROCEDURES Upon retirement, death, or other severance of employment, the Participant or his or her representative may make application to the Employer requesting payment of benefits due and the manner of payment. If no application for benefits is made, the Employer shall automatically pay any vested benefit due hereunder in the normal form at the time prescribed at paragraph 6.4. If an application for benefits is made, the Employer shall accept, reject, or modify such request and shall notify the Participant in writing setting forth the response of the Employer and in the case of a denial or modification the Employer shall:

           (a)     state the specific reason or reasons for the denial,

           (b) provide specific reference to pertinent Plan provisions on which the denial is based,


           (c) provide a description of any additional material or information necessary for the Participant or his representative to perfect the claim and an explanation of why such material or information is necessary, and

           (d) explain the Plan's claim review procedure as contained in this Plan.

In the event tied request is rejected or modified, the Participant or his or her representative may within 60 days following receipt by the Participant or representative of such rejection or modification, submit a written request for review by the Employer of its initial decision. Within 60 days following such request for review, the Employer shall render its final decision in writing to the Participant or representative stating specific reasons for such decision. If the Participant or representative is not satisfied with the Employer's final decision, the Participant or representative can institute an action in a federal court of competent jurisdiction; for this purpose, process would be served on the Employer.

6.8 IN-SERVICE WITHDRAWALS An Employee may withdraw all or any part of the fair market value of his or her Mandatory Contributions, Voluntary Contributions, Qualified Voluntary Contributions or Rollover Contributions, upon written request to the Employer. Transfer Contributions, which originate from a Plan meeting the safe-harbor provisions of paragraph 8.7, may also be withdrawn by an Employee upon written request to the Employer. Transfer Contributions not meeting the safe-harbor provisions may only be withdrawn upon retirement, death, Disability, termination or termination of the Plan, and will be subject to Spousal consent requirements contained in Code Sections 411(a)(11) and 417. No such withdrawals are permitted from a money purchase plan until the participant reaches Normal Retirement Age. Such request shall include the Participant's address, social security number, birth date, and amount of the withdrawal. If at the time a distribution of Qualified Voluntary Contributions is received the Participant has not attained age 591/2 and is not disabled, as defined at Code Section 22(e)(3). the Participant will be subject to a federal income tax penalty, unless the distribution is rolled over to a qualified plan or individual retirement plan within 60 days of the date of distribution. A Participant may withdraw all or any part of the fair market value of his or her pre-1987 Voluntary Contributions with or without withdrawing the earnings attributable thereto. Post-1986 Voluntary Contributions may only be withdrawn along with a portion of the earnings thereon. The amount of the earnings to be withdrawn is determined by using the formula: DA[1-(V / V + E)], where DA is the distribution amount, V is the amount of Voluntary Contributions and V + E is the amount of Voluntary Contributions plus the earnings attributable thereto. A Participant withdrawing his or her other contributions prior to attaining age 59-1/2, will be subject to a federal tax penalty to the extent that the withdrawn amounts are includible in income. Unless the Employer provides otherwise in the Adoption Agreement, any Participant in a profit-sharing plan who is 100% fully vested in his or her Employer contributions may withdraw all or any part of the fair market value of any of such contributions that have been in the account at least two years, plus the investment earnings thereon, after attaining age 59-1/2 without separation from Service. Such distributions shall not be eligible for redeposit to the Fund. A withdrawal under this paragraph shall not prohibit such Participant from sharing in any future Employer Contribution he or she would otherwise be eligible to share in. A request to withdraw amounts pursuant to this paragraph must if applicable, be consented to by the Participant's Spouse. The consent shall comply with the requirements of paragraph 6.4 relating to immediate distributions.

Elective Deferrals, Qualified Non-elective Contributions, and Qualified Matching Contributions, and income allocable to each are not distributable to a Participant or his or her Beneficiary or Beneficiaries, in accordance with such Participant's or Beneficiary's or Beneficiaries' election, earlier than upon separation from Service, death, or Disability. Such amounts may also be distributed upon:

           (a) Termination of the Plan without the establishment of another Defined Contribution Plan.

           (b) The disposition by a corporation to an unrelated corporation of substantially all of the assets [within the meaning of Code Section 409(d)(2)) used in a trade or business of such corporation if such corporation continues to maintain this Plan after the disposition, but only with respect to Employees who continue employment with the corporation acquiring such assets.

           (c) The disposition by a corporation to an unrelated entity of such corporation's interest in a subsidiary [within the meaning of Code Section 409(d)(3)] if such corporation continues to maintain this plan, but only with respect to Employees who continue employment with such subsidiary.

           (d)     The attainment of age 59-1/2.

           (e)     The Hardship of the Participant as described in paragraph
                   6.9.

All distributions that may be made pursuant to one or more of the foregoing distributable events are subject to the Spousal and Participant consent requirements, if applicable, contained in Code Sections 401(a)(11) and 417.

6.9 HARDSHIP WITHDRAWAL If permitted by the Trustee/Custodian and the Employer in the Adoption Agreement, a Participant may request a Hardship withdrawal prior to attaining age 59-1/2. If the Participant has not attained age 591/2, the Participant may be subject to a federal income tax penalty. Such request shall be in writing to the Employer who shall have sole authority to authorize a Hardship withdrawal, pursuant to the rules below. Hardship withdrawals may include Elective Deferrals regardless of when contributed and any earnings accrued and credited thereon as of the last day of the Plan Year ending before July 1, 1989 and Employer related contributions, including but not limited to Employer Matching Contributions; plus the investment earnings thereon to the extent vested. Qualified Matching Contributions, Qualified Non-Elective Contributions and Elective Deferrals reclassified as Voluntary Contributions plus the investment earnings thereon are only available for Hardship withdrawal prior to age 59-1/2 to the extent that they were credited to the Participant's Account as of the last day of the Plan Year ending prior to July 1. 1989. The Plan Administrator may limit withdrawals to Elective Deferrals and the earnings thereon as stipulated above. Hardship withdrawals are subject to the Spousal consent requirements contained in Code Sections 401(a)(11) and 417. Only the following reasons are valid to obtain Hardship withdrawal:

           (a) medical expenses [within the meaning of Code Section 213(d)], incurred or necessary for the medical care of the Participant, his or her Spouse, children and other dependents,

           (b) the purchase (excluding mortgage payments) of the principal residence for the Participant,

           (c) payment of tuition and related educational expenses for the next twelve (12) months of post-secondary education for the Participant, his or her Spouse, children or other dependents, or

           (d) the need to prevent eviction of the Employee from or a foreclosure on the mortgage of, the Employee's principal residence.

Furthermore, the following conditions must be met in order for a withdrawal to be authorized:

           (e) the Participant has obtained all distributions. other than hardship distributions, and all nontaxable loans under all plans maintained by the Employer,

           (f) all plans maintained by the Employer, other than flexible benefit plans under Code Section 125 providing for current benefits, provide that the Employee's Elective Deferrals and Voluntary Contributions will be suspended for twelve months after the receipt of the Hardship distribution,

           (g) the distribution is not in excess of the amount of the immediate and heavy financial need [(a) through (d) above], including amounts necessary to pay any federal, state or local income tax or penalties reasonably anticipated to result from the distribution, and

           (h) all plans maintained by the Employer provide that an Employee may not make Elective Deferrals for the Employee's taxable year immediately following the taxable year of the Hardship distribution in excess of the applicable limit under Code Section 402(g) for such taxable year, less the amount of such Employee's pre-tax contributions for the taxable year of the Hardship distribution.

If a distribution is made at a time when a Participant has a nonforfeitable right to less than 100% of the account balance derived from Employer contributions and the Participant may increase the nonforfeitable percentage in the account:

           (a) A separate account will be established for the Participant's interest in the Plan as of the time of the distribution, and

           (b) At any relevant time the Participant's nonforfeitable portion of the separate account will be equal to an amount ("X") determined by the formula:

                         X = P [AB + (R X D)] - (R X D)

For purposes of applying the formula: "P" is the nonforfeitable percentage at the relevant time, "AB" is the account balance at the relevant time, "D" is the amount of the distribution and "R" is the ratio of the account balance at the relevant time to the account balance after distribution.

                                  ARTICLE VII

                           DISTRIBUTION REQUIREMENTS


7.1 JOINT AND SURVIVOR ANNUITY REQUIREMENTS All distributions made under the terms of this Plan must comply with the provisions of Article VIII including, if applicable, the safe harbor provisions thereunder.

7.2 MINIMUM DISTRIBUTION REQUIREMENTS All distributions required under this Article shall be determined and made in accordance with the minimum distribution requirements of Code Section 401(a)(9) and the regulations thereunder, including the minimum distribution incidental benefit rules found at Regulations Section 1.401(a)(9)-2. The entire interest of a Participant must be distributed or begin to be distributed no later than the Participant's Required Beginning Date. Life expectancy and joint and last survivor life expectancy are computed by using the expected return multiples found in Tables V and VI of Regulations Section 1.72-9.

7.3 LIMITS ON DISTRIBUTION PERIODS As of the First Distribution Calendar Year, distributions if not made in a single-sum. may only be made over one of the following periods (or a, combination thereof):

           (a)     the life of the Participant,

           (b)     the life of the Participant and a Designated Beneficiary,

           (c) a period certain not extending beyond the life expectancy of the participant, or

           (d) a period certain not extending beyond the joint and last survivor expectancy of the Participant and a designated beneficiary.

7.4        REQUIRED DISTRIBUTIONS ON OR AFTER THE REQUIRED BEGINNING DATE

           (a) If a participant's benefit is to be distributed over (1) a period not extending beyond the life expectancy of the Participant or the joint life and last survivor expectancy of the Participant and the Participant's Designated Beneficiary or (2) a period not extending beyond the life expectancy of the Designated Beneficiary, the amount required to be distributed for each calendar year, beginning with distributions for the First Distribution Calendar Year, must at least equal the quotient obtained by dividing the Participant's benefit by the Applicable Life Expectancy.

           (b) For calendar years beginning before 1989, if the Participant's Spouse is not the Designated Beneficiary, the method of distribution selected must have assured that at least 50% of the Present Value of the amount available for distribution was to be paid within the life expectancy of the Participant.

           (c) For calendar years beginning after 1988, the amount to be distributed each year, beginning with distributions for the First Distribution Calendar Year shall not be less than the quotient obtained by dividing the Participant's benefit by the lesser of (1) the Applicable Life Expectancy or (2) if the Participant's Spouse is not the Designated Beneficiary, the applicable divisor determined from the table set forth in Q&A-4 of Regulations Section 1.401(a)(9)-2. Distributions after the death of the Participant shall be distributed using the Applicable Life Expectancy as the relevant divisor without regard to Regulations Section 1.401(a)(9)-2.

           (d) The minimum distribution required for the Participant's First Distribution Calendar Year must be made on or before the Participant's Required Beginning Date. The minimum distribution for other calendar years, including the minimum distribution for the Distribution Calendar Year in which the Participant's Required Beginning Date occurs, must be made on or before December 31 of that Distribution Calendar Year.

           (e) If the Participant's benefit is distributed in the form of an annuity purchased from an insurance company, distributions thereunder shall be made in accordance with the requirements of Code Section 401(a)(9) and the Regulations thereunder.

           (f) For purposes of determining the amount of the required distribution for each Distribution Calendar Year, the account balance to be used is the account balance determined as of the last valuation preceding the Distribution Calendar Year. This balance will be increased by the amount of any contributions or forfeitures allocated to the account balance after the valuation date in such preceding calendar year. Such balance will also be decreased by distributions made after the Valuation Date in such preceding Calendar Year.

           (g) For purposes of subparagraph 7.4(f), if any portion of the minimum distribution for the First Distribution Calendar Year is made in the second Distribution Calendar Year on or before the Required Beginning Date, the amount of the minimum distribution made in the second Distribution Calendar Year shall be treated as if it had been made in the immediately preceding Distribution Calendar Year.

7.5        REQUIRED BEGINNING DATE

           (a) General Rule. The Required Beginning Date of a Participant is the first day of April of the calendar year following the calendar year in which the Participant attains age 70-1/2.

           (b) Transitional Rules. The Required Beginning Date of a Participant who attains age 70-1/2 before 1988, shall be determined in accordance with (1) or (2) below:

                   (1) Non-5-percent owners. The Required Beginning Date of a Participant who is not a 5-percent owner is the first day of April of the calendar year following the calendar year in which the later of retirement or attainment of age 70-1/2 occurs. In the case of a Participant who is not a 5-percent owner who attains age 70-1/2 during 1988 and who has not retired as of January 1, 1989, the Required Beginning Date is April 1, 1990.

                   (2) 5-percent owners. The Required Beginning Date of a Participant who is a 5-percent owner during any year beginning after 1979, is the first day of April following the later of:

                          (i) the calendar year in which the Participant attains age 70-1/2, or

                          (ii) the earlier of the calendar year with or within which ends the plan year in which the Participant becomes a 5-percent owner, or the calendar year in which the Participant retires.

           (c) A Participant is treated as a 5-percent owner for purposes of this Paragraph if such Participant is a 5-percent owner as defined in Code Section 416(i) (determined in accordance with Code Section 416 but without regard to whether the Plan is Top-Heavy) at any time during the Plan Year ending with or within the calendar year in which such Owner attains age 66-1/2 or any subsequent Plan Year.

           (d) Once distributions have begun to a 5-percent owner under this paragraph, they must continue to be distributed, even if the Participant ceases to be a 5- percent owner in a subsequent year.

 7.6       TRANSITIONAL RULE

           (a) Notwithstanding the other requirements of this Article and subject to the requirements of Article VIII, Joint and Survivor Annuity Requirements, distribution on behalf of any Employee, including a 5-percent owner, may be made in accordance with all of the following requirements (regardless of when such distribution commences):

                   (1) The distribution by the Trust is one which would not have disqualified such Trust under Code Section 401(a)(9) as in effect prior to amendment by the Deficit Reduction Act of 1984.

                   (2) The distribution is in accordance with a method of distribution designated by the Employee whose interest in the Trust is being distributed or, if the Employee is deceased, by a beneficiary of such Employee.

                   (3) Such designation was in writing, was signed by the Employee or the beneficiary, and was made before 1984.

                   (4) The Employee had accrued a benefit under the Plan as of December 31, 1983.

                   (5) The method of distribution designated by the Employee or the beneficiary specifies the time at which distribution will commence, the period over which distributions will be made, and in the case of any distribution upon the Employee's death, the beneficiaries of the Employee listed in order of priority.

           (b) A distribution upon death will not be covered by this transitional rule unless the information in the designation contains the required information described above with respect to the distributions to be made upon the death of the Employee.

           (c) For any distribution which commences before 1984, but continues after 1983, the Employee or the beneficiary, to whom such distribution is being made, will be presumed to have designated the method of distribution under which the distribution is being made if the method of distribution was specified in writing and the distribution satisfies the requirements in subparagraphs (a)(1) and (5) above.

           (d) If a designation is revoked, any subsequent distribution must satisfy the requirements of Code Section 401(a)(9) and the regulations thereunder. If a designation is revoked subsequent to the date distributions are required to begin, the Trust must distribute by the end of the calendar year following the calendar year in which the revocation occurs the total amount not yet distributed which would have been required to have been distributed to satisfy Code Section 401(a)(9) and the regulations thereunder, but for the section 242(b)(2) election of the Tax Equity and Fiscal Responsibility Act of 1982. For calendar years beginning after 1988, such distributions must meet the minimum distribution incidental benefit requirements in section 1.401(a)(9)-2 of the Income Tax Regulations. Any changes in the designation will be considered to be a revocation of the designation. However, the mere substitution or addition of another beneficiary (one not named in the designation) under the designation will not be considered to be a revocation of the designation, so long as such substitution or addition does not alter the period over which distributions are to be made under the designation, directly or indirectly (for example, by altering the relevant measuring life). In the case in which an amount is transferred or rolled over from one plan to another plan, the rules in Q&A J-2 and Q&A J-3 of the regulations shall apply.

7.7 DESIGNATION OF BENEFICIARY FOR DEATH BENEFIT Each Participant shall file a written designation of beneficiary with the Employer upon qualifying for participation in this Plan. Such designation shall remain in force until revoked by the Participant by filing a new beneficiary form with the Employer. The Participant may elect to have a portion of his or her account balance invested in an insurance contracts If an insurance contract is purchased under the Plan, the Trustee must be named as Beneficiary under the terms of the contract. However, the Participant shall designate a Beneficiary to receive the proceeds of the contract after settlement is received by the Trustee.
Under a profit-sharing plan satisfying the requirements of paragraph 8.7, the Designated Beneficiary shall be the Participant's Surviving Spouse, if any, unless such Spouse properly consents otherwise.

7.8 NONEXISTENCE OF BENEFICIARY Any portion of the amount payable hereunder which is not disposed. of because of the Participant's or former Participant's failure to designate a beneficiary, or because all of the Designated Beneficiaries predeceased the Participant, shall be paid to his or her Spouse. If the Participant had no Spouse at the time of death, payment shall be made to the personal representative of his or her estate in a lump sum.

7.9 DISTRIBUTION BEGINNING BEFORE DEATH If the Participant dies after distribution of his or her interest has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant's death.

7.10 DISTRIBUTION BEGINNING AFTER DEATH If the Participant dies before distribution of his or her interest begins, distribution of the Participant's entire interest shall be completed by December 31 of the calendar year containing the fifth anniversary of the Participant's death except to the extent that an election is made to receive distributions in accordance with (a) or (b) below:

           (a) If any portion of the Participant's interest is payable to a Designated Beneficiary, distributions may be made over the life or over a period certain not greater than the life expectancy of the Designated Beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the Participant died;

           (b) If the Designated Beneficiary is the Participant's surviving Spouse, the date distributions are required to begin in accordance with (a) above shall not be earlier than the later of (1) December 31 of the calendar year immediately following the calendar year in which the participant died or
                   (2) December 31 of the calendar year in which the Participant would have attained age 70-1/2.

If the Participant has not made an election pursuant to this paragraph 7.10 by the time of his or her death, the Participant's Designated Beneficiary must elect the method of distribution no later than the earlier of (1) December 31 of the calendar year in which distributions would be required to begin under this section, or (2) December 31 of the calendar year which contains the fifth anniversary of the date of death of the participant. If the Participant has no Designated Beneficiary, or if the Designated Beneficiary does not elect a method of distribution, then distribution of the Participant's entire interest must be completed by December 31 of the calendar year containing the fifth anniversary of the Participant's death.

For purposes of this paragraph if the Surviving Spouse dies after the Participant, but before payments to such Spouse begin, the provisions of this paragraph with the exception of paragraph (b) therein, shall be applied as if the Surviving Spouse were the Participant. For the purposes of this paragraph and paragraph 7.9, distribution of a Participant's interest is considered to begin on the Participant's Required Beginning Date (or, if the preceding sentence is applicable, the date distribution is required to begin to the Surviving Spouse). If distribution in the form of an annuity described in paragraph 7.4(e) irrevocably commences to the Participant before the Required Beginning Date, the date distribution is considered to begin is the date distribution actually commences.

For purposes of paragraph 7.9 and this paragraph, if an amount is payable to either a minor or an individual who has been declared incompetent, the benefits shall be paid to the legally appointed guardian for the benefit of said minor or incompetent individual, unless the court which appointed the guardian has ordered otherwise.

7.11       DISTRIBUTION OF EXCESS ELECTIVE DEFERRALS

           (a) Notwithstanding any other provision of the Plan, Excess Elective Deferrals plus any income and minus any loss allocable thereto, shall be distributed no later than April 15, 1988, and each April 15 thereafter, to Participants to whose accounts Excess Elective Deferrals were allocated for the preceding taxable year, and who claim Excess Elective Deferrals for such taxable year. Excess Elective Deferrals shall be treated as Annual Additions under the Plan, unless such amounts are distributed no later than the first April 15th following the close of the Participant's taxable year. A Participant is deemed to notify the Plan Administrator of any Excess Elective Deferrals that arise by taking into account only those Elective Deferrals made to this Plan and any other plans of this Employer.

           (b) Furthermore, a Participant who participates in another plan allowing Elective Deferrals may assign to this Plan any Excess Elective Deferrals made during a taxable year of the Participant, by notifying the Plan Administrator of the amount of the Excess Elective Deferrals to be assigned. The Participant's claim shall be in writing; shall be submitted to the Plan Administrator not later than March 1 of each year; shall specify the amount of the Participant's Excess Elective Deferrals for the preceding taxable year; and shall be accompanied by the Participant's written statement that if such amounts are not distributed, such Excess Elective Deferrals, when added to amounts deferred under other plans or arrangements described in Code Sections 401(k), 408(k) [Simplified Employee Pensions], or 403(b) [annuity programs for public schools and charitable organizations] will exceed the $7,000 limit as adjusted under Code Section 415(d) imposed on the Participant by Code Section 402(g) for the year in which the deferral occurred.

           (c) Excess Elective Deferrals shall be adjusted for any income or loss up to the end of the taxable year, during which such excess was deferred. Income or loss will be calculated under the method used to calculate investment earnings and losses elsewhere in the Plan.

           (d) If the Participant receives a return o f his or her Elective Deferrals, the amount of such contributions which are returned must be brought into the Employee's taxable income.

7.12       DISTRIBUTIONS OF EXCESS CONTRIBUTIONS

           (a) Notwithstanding any other provision of this Plan, Excess Contributions, plus any income and minus any loss allocable thereto, shall be distributed no later than the last day of each Plan Year to Participants to whose accounts such Excess Contributions were allocated for the preceding Plan Year. if such excess amounts are distributed more than 2-1/2 months after the last day of the Plan Year in which such excess amounts arose, a ten (10) percent excise tax will be imposed on the Employer maintaining the Plan with respect to such amounts. Such distributions shall be made to Highly Compensated Employees on the basis of the respective portions of the Excess Contributions attributable to each of such Employees. Excess Contributions of Participants who are subject to the Family Member aggregation rules of Code
                   Section 414(q)(6) shall be allocated among the Family Members in proportion to the Elective Deferrals (and amounts treated as Elective Deferrals) of each Family Member that is combined to determine the Average Deferral Percentage.

           (b) Excess Contributions (including the amounts recharacterized) shall be treated as Annual Additions under the Plan.

           (c) Excess Contributions shall be adjusted for any income or loss up to the end of the Plan Year. Income or loss will be calculated under the method used to calculate investment earnings and losses elsewhere in the Plan.

           (d) Excess Contributions shall be' distributed from the Participant's Elective Deferral account and Qualified Matching Contribution account (if applicable) in proportion to the Participant's Elective Deferrals and Qualified Matching Contributions (to the extent used in the ADP test) for the Plan Year. Excess Contributions shall be distributed from the Participant's Qualified Non-Elective Contribution account only to the extent that such Excess Contributions exceed the balance in the Participant's Elective Deferral account and Qualified Matching Contribution account.

7.13       DISTRIBUTION OF EXCESS AGGREGATE CONTRIBUTIONS

           (a) Notwithstanding any other provision of this Plan, Excess Aggregate Contributions, plus any income and minus any loss allocable thereto, shall be forfeited, if forfeitable, or if not forfeitable, distributed no later than the last day of each Plan Year to Participants to whose accounts such Excess Aggregate Contributions were allocated for the preceding Plan Year. Excess Aggregate Contributions shall be allocated to Participants who are subject to the Family Member aggregation rules of Code Section 414(q)(6) in the manner prescribed by the regulations.

                   If such Excess Aggregate Contributions are distributed more than 2-1/2 months after the last day of the Plan Year in which such excess amounts arose, a ten (10) percent excise tax will be imposed on the Employer maintaining the Plan with respect to those amounts. Excess Aggregate Contributions shall be treated as Annual Additions under the plan.

           (b) Excess Aggregate Contributions shall be adjusted for any income or loss up to the end of the Plan Year. The income or loss allocable to Excess Aggregate Contributions is the sum of income or loss for the Plan Year allocable to the Participant's Voluntary Contribution account. Matching Contribution account (if any, and if all amounts therein are not used in the ADP test) and, if applicable, Qualified Non-Elective Contribution account and Elective Deferral account. Income or loss will be calculated under the method used to calculate investment earnings and losses elsewhere in the Plan.

           (c) Forfeitures of Excess Aggregate Contributions may either be reallocated to the accounts of non-Highly Compensated Employees or applied to reduce Employer contributions, as elected by the employer in the Adoption Agreement.

           (d) Excess Aggregate Contributions shall be forfeited if such amount is not vested. If vested, such excess shall be distributed on a pro-rata basis from the Participant's Voluntary Contribution account (and, if applicable, the Participant's Qualified Non-Elective Contribution account, Matching Contribution account, Qualified Matching Contribution account, or Elective Deferral account, or both).

                                  ARTICLE VIII

                    JOINT AND SURVIVOR ANNUITY REQUIREMENTS


8.1 APPLICABILITY OF PROVISIONS The provisions of this Article shall apply to any Participant who is credited with at least one Hour of Service with the Employer on or after August 23, 1984 and such other Participants as provided in paragraph 8.8.

8.2 PAYMENT OF QUALIFIED JOINT AND SURVIVOR ANNUITY Unless an optional form of benefit is selected pursuant to a Qualified Election within the 90-day period ending on the Annuity Starting Date, a married Participant's Vested Account Balance will be paid in the form of a Qualified Joint and Survivor Annuity and an unmarried Participant's Vested Account Balance will be paid in the form of a life annuity. The Participant may elect to have such annuity distributed upon attainment of the Early Retirement Age under the Plan.

8.3 PAYMENT OF QUALIFIED PRE-RETIREMENT SURVIVOR ANNUITY Unless an optional form of benefit has been selected within the Election Period pursuant to a Qualified Election, if a Participant dies before benefits have commenced then the Participant's Vested Account Balance shall be paid in the form of an annuity for the life of the Surviving Spouse. The Surviving Spouse may elect to have such annuity distributed within a reasonable period after the Participant's death.

A Participant who does not meet the age 35 requirement set forth in the Election Period as of the end of any current Plan Year may make a special qualified election to waive the qualified Pre-retirement Survivor Annuity for the period beginning on the date of such election and ending on the first day of the Plan Year in which the Participant will attain age 35. Such election shall not be valid unless the Participant receives a written explanation of the Qualified Pre-retirement Survivor Annuity in such terms as are comparable to the explanation required under paragraph 8.5. Qualified Pre-retirement Survivor Annuity coverage will be automatically reinstated as of the first day of the Plan Year in which the Participant attains age 35. Any new waiver on or after such date shall be subject to the full requirements of this Article.

8.4 QUALIFIED ELECTION A Qualified Election is an election to either waive a Qualified Joint and Survivor Annuity or a qualified pre-retirement survivor annuity. Any such election shall not be effective unless:

           (a) the Participant's Spouse consents in writing to the election;

           (b) the election designates a specific beneficiary, including any class of beneficiaries or any contingent beneficiaries, which may not be changed without spousal consent (or the Spouse expressly permits designations by the Participant without any further spousal consent);

           (c) the Spouse's consent acknowledges the effect of the election; and

           (d) the Spouse's consent is witnessed by a Plan representative or notary public.

Additionally, a Participant's waiver of the Qualified Joint and Survivor Annuity shall not be effective unless the election designates a form of benefit payment which may not be changed without spousal consent (or the Spouse expressly permits designations by the Participant without any further spousal consent). If it is established to the satisfaction of the Plan Administrator that there is no Spouse or that the Spouse cannot be located, a waiver will be deemed a Qualified Election. Any consent by a Spouse obtained under this provision (or establishment that the consent of a Spouse may not be obtained) shall be effective only with respect to such Spouse. A consent that permits designations by the Participant without any requirement of further consent by such Spouse must acknowledge that the Spouse has the right to limit consent to a specific beneficiary, and a specific form of benefit where applicable, and that the Spouse voluntarily elects to relinquish either or both of such rights. A re vocation of a prior waiver may be made by a Participant without the consent of the Spouse at any time before the commencement of benefits. The number of revocations shall not be limited. No consent obtained under this provision shall be valid unless the Participant has received notice as provided in paragraphs 8.5 and 8.6 below.

8.5 NOTICE REQUIREMENTS FOR QUALIFIED JOINT AND SURVIVOR ANNUITY In the case of a Qualified Joint and Survivor Annuity, the Plan Administrator shall, no less than 30 days and no more than 90 days prior to the Annuity Starting date, provide each participant a written explanation of:

           (a)     the terms and conditions of a Qualified Joint and Survivor
                   Annuity;

           (b) the Participant's right to make and the effect of an election to waive the Qualified Joint and Survivor Annuity form of benefit;

           (c)     the rights of a Participant's Spouse; and

           (d) the right to make, and the effect of, a revocation of a previous election to waive the Qualified Joint and Survivor Annuity.

8.6        NOTICE REQUIREMENTS FOR QUALIFIED PRE-RETIREMENT SURVIVOR ANNUITY
In the case of a qualified pre-retirement survivor annuity as described in paragraph 8.3, the Plan Administrator shall provide each Participant within the applicable period for such Participant a written explanation of the qualified pre-retirement survivor annuity in such terms and in such manner as would be comparable to the explanation provided for meeting the requirements of paragraph 8.5 applicable to a Qualified Joint and Survivor Annuity. The applicable period for a Participant is whichever of the following periods ends last:

           (a) the period beginning with the first day of the Plan Year in which the Participant attains age 32 and ending with the close of the Plan Year preceding the Plan Year in which the Participant attains age 35;

           (b) a reasonable period ending after the individual becomes a Participant;

           (c) a reasonable period ending after this Article first applies to the Participant. Notwithstanding the foregoing, notice must be provided within a reasonable period ending after separation from Service in the case of a Participant who separates from Service before attaining age 35.

For purposes of applying the preceding paragraph, a reasonable period ending after the events described in (b) and (c) is the end of the two-year period beginning one year prior to the date the applicable event occurs, and ending one-year after that date. In the case of a Participant who separates from Service before the Plan Year in which age 35 is attained, notice shall be provided within the two-year period beginning one year prior to separation and ending one year after separation. If such a Participant subsequently returns to employment with the Employer, the applicable period for such Participant shall be re-determined.

8.7        SPECIAL SAFE HARBOR EXCEPTION FOR CERTAIN PROFIT SHARING PLANS

           (a) This paragraph shall apply to a Participant in a profit-sharing plan, and to any distribution, made on or after the first day of the first plan year beginning after 1988, from or under a separate account attributable solely to Qualified Voluntary contributions, as maintained on behalf of a Participant in a money purchase pension plan, (including a target benefit plan) if the following conditions are satisfied:

                   (1) the Participant does not or cannot elect payments in the form of a life annuity; and

                   (2) on the death of a Participant, the Participant's Vested Account Balance will be paid to the Participant's Surviving Spouse, but if there is no Surviving Spouse, or if the Surviving Spouse has consented in a manner conforming to a Qualified Election, then to the Participant's Designated Beneficiary.

                   The Surviving Spouse may elect to have distribution of the Vested Account Balance commence within the 90-day period following the date of the Participant's death. The account balance shall be adjusted for gains or losses occurring after the Participant's death in accordance with the provisions of the Plan governing the adjustment of account balances for other types of distributions. These safe-harbor rules shall not be operative with respect to a Participant in a profit-sharing plan if that plan is a direct or indirect transferee of a Defined Benefit Plan, money purchase plan, a target benefit plan, stock bonus plan, or profit-sharing plan which is subject to the survivor annuity requirements of Code Section 401(a)(11) and Code Section 417, and would therefore have a Qualified Joint and Survivor Annuity as its normal form of benefit.

           (b) The Participant may waive the spousal death benefit described in this paragraph at any time provided that no such waiver shall be effective unless it satisfies the conditions (described in paragraph 8.4) that would apply to the Participant's waiver of the Qualified Pre-Retirement Survivor Annuity.

           (c) If this paragraph 8.7 is operative, then all other provisions of this Article other than paragraph 8.8 are inoperative.

8.8 TRANSITIONAL JOINT AND SURVIVOR ANNUITY RULES Special transition rules apply to Participants who were not receiving benefits on August 23. 1984.

           (a) Any living Participant not receiving benefits on August 23, 1984, who would otherwise not receive the benefits prescribed by the previous paragraphs of this Article, must be given the opportunity to elect to have the prior paragraphs of this Article apply if such Participant is credited with at least one Hour of Service under this Plan or a predecessor Plan in a Plan Year beginning on or after January 1, 1976 and such Participant had at least 10 Years of Service for vesting purposes when he or she separated from Service.

           (b) Any living Participant not receiving benefits on August 23, 1984, who was credited with at least one Hour of Service under this Plan or a predecessor Plan on or after September 2, 1974, and who is not otherwise credited with any Service in a Plan Year beginning on or after January 1, 1976, must be given the opportunity to have his or her benefits paid in accordance with paragraph 8.9.

           (c) The respective opportunities to elect [as described in (a) and (b) above] must be afforded to the appropriate Participants during the period commencing on August 23, 1984 and ending on the date benefits would otherwise commence to said Participants.

8.9 AUTOMATIC JOINT AND SURVIVOR ANNUITY AND EARLY SURVIVOR ANNUITY Any Participant who has elected pursuant to paragraph 8.8(b) and any Participant who does not elect under paragraph 8.8(a) or who meets the requirements of paragraph 8.8(a), except that such Participant does not have at least 10 years of vesting Service when he or she separates from Service, shall have his or her benefits distributed in accordance with all of the following requirements if benefits would have been payable in the form of a life annuity.

           (a) Automatic Joint and Survivor Annuity. If benefits in the form of a life annuity become payable to a married Participant who:

                   (1) begins to receive payments under the Plan on or after Normal Retirement Age, or

                   (2) dies on or after Normal Retirement Age while still working for the Employer, or

                   (3) begins to receive payments on or after the Qualified Early Retirement Age, or

                   (4) separates from Service on or after attaining Normal Retirement (or the Qualified Early Retirement Age) and after satisfying the eligibility requirements for the payment of benefits under the Plan and thereafter dies before beginning to receive such benefits, then such benefits will be received under this

                          Plan in the form of a Qualified Joint and Survivor Annuity, unless the Participant has elected otherwise during the Election Period. The Election Period must begin at least 6 months before the Participant attains Qualified Early Retirement Age and end not more than 90 days before the commencement of benefits. Any election will be in writing and may be changed by the Participant at any time.

           (b) Election of Early Survivor Annuity. A participant who is employed after attaining the Qualified Early Retirement Age will be given the opportunity to elect, during the Election Period, to have a survivor annuity payable on death. If the Participant elects the survivor annuity, payments under such annuity must not be less than the payments which would have been made to the Spouse under the Qualified Joint and Survivor Annuity if the Participant had retired on the day before his or her death. Any election under this provision will be in writing and may be changed by the Participant at any time. The Election Period begins on the later of:

                   (1) the 90th day before the Participant attains the Qualified Early Retirement Age, or

                   (2) the date on which participation begins, and ends on the date the Participant terminates employment.

8.10 ANNUITY CONTRACTS Any annuity contract distributed under this Plan must be nontransferable. The terms of any annuity contract purchased and distributed by the Plan to a Participant or Spouse shall comply with the requirements of this Plan.

                                   ARTICLE IX

                                    VESTING


9.1 EMPLOYEE CONTRIBUTIONS A Participant shall always have a 100% vested and nonforfeitable interest in his or her Elective Deferrals, Voluntary Contributions, Qualified Voluntary Contributions, Rollover Contributions, and Transfer Contributions plus the earnings thereon. No forfeiture of Employer related contributions (including any minimum contributions made under paragraph 14.2) will occur solely as a result of an Employee's withdrawal of any Employee contributions.

9.2 EMPLOYER CONTRIBUTIONS A Participant shall acquire a vested and nonforfeitable interest in his or her account attributable to Employer contributions in accordance with the table selected in the Adoption Agreement, provided that if a Participant is not already fully vested, he or she shall become so upon attaining Normal Retirement Age, Early Retirement Age, on death prior to normal retirement, on retirement due to Disability, or on termination of the Plan.

9.3 COMPUTATION PERIOD The computation period for purposes of determining Years of Service and Breaks in Service for purposes of computing a Participant's nonforfeitable right to his or her account balance derived from Employer contributions shall be determined by the Employer in the Adoption Agreement. In the event a former Participant with no vested interest in his or her Employer contribution account requalifies for participation in the Plan after incurring a Break in Service, such Participant shall be credited for vesting with all pre-break and post-break Service.

9.4 REQUALIFICATION PRIOR TO FIVE CONSECUTIVE ONE-YEAR BREAKS IN SERVICE The account balance of such Participant shall consist of any undistributed amount in his or her account as of the date of re-employment plus any future contributions added to such account plus the investment earnings on the account. The Vested Account Balance of such Participant shall be determined by multiplying the Participant's account balance (adjusted to include any distribution or redeposit made under paragraph 6.3) by such Participant's vested percentage. All Service of the Participant, both prior to and following the break, shall be counted when computing the Participant's vested percentage.

9.5        REQUALIFICATION AFTER FIVE CONSECUTIVE ONE-YEAR BREAKS IN SERVICE
If such Participant is not fully vested upon re-employment, a new account shall be established for such Participant to separate his or her deferred vested and nonforfeitable account, if any, from the account to which new allocations will be made. The Participant's deferred account to the extent remaining shall be fully vested and shall continue to share in earnings and losses of the Fund. When computing the Participant's vested portion of the new account, all pre-break and post-break Service shall be counted. However, notwithstanding this provision, no such former Participant who has had five consecutive one-year Breaks in Service shall acquire a larger vested and nonforfeitable interest in his or her prior account balance as a result of requalification hereunder.

9.6 CALCULATING VESTED INTEREST A Participant's vested and nonforfeitable interest shall be calculated by multiplying the fair market value of his or her account attributable to Employer contributions on the Valuation Date preceding distribution by the decimal equivalent of the vested percentage as of his or her termination date. The amount attributable to Employer contributions for purposes of the calculation includes amounts previously paid out pursuant to paragraph 6.3 and not repaid. The Participant's vested and nonforfeitable interest, once calculated above, shall be reduced to reflect those amounts previously paid out to the Participant and not repaid by the Participant. The Participant's vested and nonforfeitable interest so determined shall continue to share in the investment earnings and any increase or decrease in the fair market value of the Fund up to the Valuation Date preceding or coinciding with payment.

9.7 FORFEITURES Any balance in the account of a Participant who has separated from Service to which he or she is not entitled under the foregoing provisions, shall be forfeited and applied as provided in the Adoption Agreement. A forfeiture may only occur if the Participant has received a distribution from the Plan or if the Participant has incurred five consecutive 1-year Breaks in Service. Furthermore, a Highly Compensated Employee's Matching Contributions may be forfeited, even if vested, if the contributions to which they relate are Excess Deferrals, Excess Contributions or Excess Aggregate Contributions.

9.8 AMENDMENT OF VESTING SCHEDULE No amendment to the Plan shall have the effect of decreasing a Participant's vested interest determined without regard to such amendment as of the later of the date such amendment is adopted or the date it becomes effective. Further, if the vesting schedule of the Plan is amended, or the Plan is amended in any way that directly or indirectly affects the computation of any Participant's nonforfeitable percentage or if the Plan is deemed amended by an automatic change to or from a Top-Heavy vesting schedule, each Participant with at least three Years of Service with the Employer may elect, within a reasonable period after the adoption of the amendment, to have his or her nonforfeitable percentage computed under the Plan without regard to such amendment. For Participants who do not have at least one Hour of Service in any Plan Year beginning after 1988, the preceding sentence shall be applied by substituting "Five Years of Service" for "Three Years of Service" where such language appears. The period during which the election may be made shall commence with the date the amendment is adopted and shall end on the later of:

           (a)     60 days after the amendment is adopted;

           (b)     60 days after the amendment becomes effective; or

           (c) 60 days after the Participant is issued written notice of the amendment by the Employer or the Trustee/Custodian. If the Trustee/Custodian is asked to so notify, the Fund will be charged for the costs thereof.

No amendment to the Plan shall be effective to the extent that it has the effect of decreasing a Participant's accrued benefit. Notwithstanding the preceding sentence, a Participant's account balance may be reduced to the extent permitted under section 412(c)(8) of the Code (relating to financial hardships). For purposes of this paragraph, a Plan amendment which has the effect of decreasing a Participant's account balance or eliminating an optional form of benefit, with respect to benefits attributable to service before the amendment, shall be treated as reducing an accrued benefit.

9.9 SERVICE WITH CONTROLLED GROUPS All Years of Service with other members of a controlled group of corporations [as defined in Code Section 414(b)], trades or businesses under common control [as defined in Code Section 414(c)], or members of an affiliated service group [as defined in Code Section 414(m)] shall be considered for purposes of determining a Participant's nonforfeitable percentage.

                                   ARTICLE X

                           LIMITATIONS ON ALLOCATIONS
                         AND ANTIDISCRIMINATION TESTING


10.1 PARTICIPATION IN THIS PLAN ONLY If the Participant does not participate in and has never participated in another qualified plan, a Welfare Benefit Fund (as defined in paragraph 1.89) or an individual medical account, as defined in Code Section 415(l)(2), maintained by the adopting Employer, which provides an Annual Addition as defined in paragraph 1.4, the amount of Annual Additions which may be credited to the Participant's account for any Limitation Year will not exceed the lesser of the Maximum Permissible Amount or any other limitation contained in this Plan. If the Employer contribution that would otherwise be contributed or allocated to the Participant's account would cause the Annual Additions for the Limitation Year to exceed the Maximum Permissible Amount, the amount contributed or allocated will be reduced so that the Annual Additions for the Limitation Year will equal the Maximum Permissible Amount. Prior to determining the Participant's actual Compensation for the Limitation Year, the Employer may determine the Maximum Permissible Amount for a Participant on the basis of a reasonable estimate of the Participant's Compensation for the Limitation Year, uniformly determined for all Participants similarly situation. As soon as is administratively feasible after the end of the Limitation Year, the Maximum Permissible Amount for the Limitation Year will be determined on the basis of the Participant's actual Compensation for the Limitation Year.

10.2       DISPOSITION OF EXCESS ANNUAL  Additions If, pursuant to paragraph
10.1 or as a result of the allocation of forfeitures, there is an Excess Amount, the excess will be disposed of under one of the following methods as determined in the Adoption Agreement. If no election is made in the Adoption Agreement then method "(a)" below shall apply.

           (a)     Suspense Account Method

                   (1) Any nondeductible Employee Voluntary, Required Voluntary Contributions and unmatched Elective Deferrals to the extent they would reduce the Excess Amount will be returned to the Participant. To the extent necessary to reduce the Excess Amount, non-Highly Compensated Employees will have all Elective Deferrals returned whether or not there was a corresponding match.

                   (2) If after the application of paragraph (1) an Excess Amount still exists, and the Participant is covered by the Plan at the end of the Limitation Year, the Excess Amount in the Participant's account will be used to reduce Employer contributions (including any allocation of forfeitures) for such Participant in the next Limitation Year, and each succeeding Limitation Year if necessary.

                   (3) If after the application of paragraph (1) an Excess Amount still exists, and the Participant is not covered by the Plan at the end of the Limitation Year, the Excess Amount will be held unallocated in a suspense account. The suspense account will be applied to reduce future Employer contributions (including allocation of any forfeitures ) for all remaining Participants in the next Limitation Year and each succeeding Limitation Year if necessary.

                   (4) If a suspense account is in existence at any time during the Limitation Year pursuant to this paragraph, it will not participate in the allocation of investment gains and losses. If a suspense account is in existence at any time during a particular Limitation Year, all amounts in the suspense account must be allocated and reallocated to Participants' accounts before any Employer contributions or any Employee Contributions may be made to the Plan for that Limitation Year. Excess amounts may not be distributed to Participants or former Participants.

           (b)     Spillover Method

                   (1) Any nondeductible Employee Voluntary, Required Voluntary Contributions and unmatched Elective Deferrals to the extent they would reduce the Excess Amount will be returned to the Participant. To the extent necessary to reduce the Excess Amount, non-Highly Compensated Employees will have all Elective Deferrals returned whether or not there was a corresponding match.

                   (2) Any Excess Amount which would be allocated to the account of an individual Participant under the Plan's allocation formula will be reallocated to other Participants in the same manner as other Employer contributions. No such reallocation shall be made to the extent that it will result in an Excess Amount being created in such Participant's own account.

                   (3) To the extent that amounts cannot be reallocated under (1) above, the suspense account provisions of
                          (a) above will apply.

10.3 PARTICIPATION IN THIS PLAN AND ANOTHER MASTER AND PROTOTYPE DEFINED CONTRIBUTION PLAN, WELFARE BENEFIT FUND OR INDIVIDUAL MEDICAL ACCOUNT MAINTAINED BY THE EMPLOYER The Annual Additions which may be credited to a Participant's account under this Plan for any Limitation Year will not exceed the Maximum Permissible Amount reduced by the Annual Additions credited to a Participant's account under the other Master or Prototype Defined Contribution Plans, Welfare Benefit Funds, and individual medical accounts as defined in Code Section 415(l)(2), maintained by the Employer, which provide an Annual Addition as defined in paragraph 1.4 for the same Limitation Year. If the Annual Additions, with respect to the Participant under other Defined Contribution Plans and Welfare Benefit Funds maintained by the Employer, are less than the Maximum Permissible Amount and the Employer contribution that would otherwise be contributed or allocated to the Participant's account under this Plan would cause the Annual Additions for the Limitation Year to exceed this limitation, the amount contributed or allocated will be reduced so that the Annual Additions under all such plans and funds for the Limitation Year will equal the Maximum Permissible Amount. If the Annual

Additions with respect to the Participant under such other Defined Contribution Plans and Welfare Benefit Funds in the aggregate are equal to or greater than the Maximum Permissible Amount no amount will be contributed or allocated to the Participant's account under this Plan for the Limitation Year. Prior to determining the Participant's actual Compensation for the Limitation Year, the Employer may determine the Maximum Permissible Amount for a Participant in the manner described in paragraph 10.1. As soon as administratively feasible after the end of the Limitation Year, the Maximum Permissible Amount for the Limitation Year will be determined on the basis of the Participant's actual Compensation for the Limitation Year.

10.4 DISPOSITION OF EXCESS ANNUAL ADDITIONS UNDER TWO PLANS If, pursuant to paragraph 10.3 or as a result of forfeitures, a Participant's Annual Additions under this Plan and such other plans would result in an Excess Amount for a Limitation Year, the Excess Amount will be deemed to consist of the Annual Additions last allocated except that Annual Additions attributable to a Welfare Benefit Fund or Individual Medical Account as defined in Code Section 415(l)(2) will be deemed to have been allocated first regardless of the actual allocation date. If an Excess Amount was allocated to a Participant on an allocation date of this Plan which coincides with an allocation date of another plan, the Excess Amount attributed to this Plan will be the product of:

           (a)     the total Excess Amount allocated as of such date, times

           (b)     the ratio of:

                   (1) the Annual Additions allocated to the Participant for the Limitation Year as of such date under the Plan, to

                   (2) the total Annual Additions allocated to the Participant for the Limitation Year as of such date under this and all the other qualified Master or Prototype Defined Contribution Plans.

Any Excess Amount attributed to this Plan will be disposed of in the manner described in paragraph 10.2.

10.5 PARTICIPATION IN THIS PLAN AND ANOTHER DEFINED CONTRIBUTION PLAN WHICH IS NOT A MASTER OR PROTOTYPE PLAN If the Participant is covered under another qualified Defined Contribution Plan maintained by the Employer which is not a Master or Prototype Plan. Annual Additions which may be credited to the Participant's account under this Plan for any Limitation Year will be limited in accordance with paragraphs 10.3 and 10.4 as though the other plan were a Master or Prototype Plan, unless the Employer provides other limitations in the Adoption Agreement.

10.6 PARTICIPATION IN THIS PLAN AND A DEFINED BENEFIT PLAN If the Employer maintains, or at any time maintained, a qualified Defined Benefit Plan covering any Participant in this Plan, the sum of the Participant's Defined Benefit Plan Fraction and Defined Contribution Plan Fraction will not exceed
1.0 in any Limitation Year. For any Plan Year during which the Plan is Top-Heavy, the Defined Benefit and Defined Contribution Plan Fractions shall be calculated in accordance with Code Section 416(h). The Annual Additions which may be credited to the Participant's account under this Plan for any Limitation Year will be limited in accordance with the provisions set forth in the Adoption Agreement.

10.7 AVERAGE DEFERRAL PERCENTAGE (ADP) TEST With respect to any Plan Year, the Average Deferral Percentage for Participants who are Highly Compensated Employees and the Average Deferral Percentage for Participants who are non-Highly Compensated Employees must satisfy one of the following tests:

           (a) BASIC TEST - The Average Deferral Percentage for Participants who are Highly Compensated Employees for the Plan Year is not more than 1.25 times the Average Deferral Percentage for Participants who are non-Highly Compensated Employees for the same Plan Year, or

           (b) ALTERNATIVE TEST - The Average Deferral Percentage for Participants who are Highly Compensated Employees for the Plan Year does not exceed the Average Deferral Percentage for Participants who are non-Highly Compensated Employees for the same Plan Year by more than 2 percentage points provided that the Average Deferral Percentage for Participants who are Highly Compensated Employees is not more than 2.0 times the Average Deferral Percentage for Participants who are non-Highly Compensated Employees.

10.8       SPECIAL, RULES RELATING TO APPLICATION OF ADP TEST

           (a) The Actual Deferral Percentage for any Participant who is a Highly Compensated Employee for the Plan Year and who is eligible to have Elective Deferrals (and Qualified Non-Elective Contributions or Qualified Matching Contributions, or both, if treated as Elective Deferrals for purposes of the ADP test) allocated to his or her accounts under two or more arrangements described in Code Section 401(k), that are maintained by the Employer, shall be determined as if such Elective Deferrals (and, if applicable, such Qualified Non-Elective Contributions or Qualified Matching Contributions, or both) were made under a single arrangement. If a Highly Compensated Employee participates in two or more cash or deferred arrangements that have different Plan Years, all cash or deferred arrangements ending with or within the same calendar year shall be treated as a single arrangement.

           (b) In the event that this Plan satisfies the requirements of Code Sections 401(k), 401(a)(4), or 410(b), only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such Code Sections only if aggregated with this Plan, then this Section shall be applied by determining the Actual Deferral Percentage of Employees as if all such plans were a single plan. For Plan Years beginning after 1989, plans may be aggregated in order to satisfy Code Section 401(k) only if they have the same Plan Year.

           (c) For purposes of determining the Actual Deferral Percentage of a Participant who is a 5-percent owner or one of the ten most highly-paid Highly Compensated Employees, the Elective Deferrals (and Qualified Non-Elective Contributions or Qualified Matching Contributions, or both, if treated as Elective Deferrals for purposes of the ADP test) and Compensation of such Participant shall include the Elective Deferrals (and, if applicable. Qualified Non-Elective Contributions and Qualified Matching Contributions, or both) for the Plan Year of Family Members as defined in paragraph
                   1.36 of this Plan. Family Members, with respect to such Highly Compensated Employees, shall be disregarded as separate Employees in determining the ADP both for Participants who are non-Highly Compensated Employees and for Participants who are Highly Compensated Employees. In the event of repeal of the family aggregation rules under Code Section 414(q)(6), all applications of such rules under this Plan will cease as of the effective date of such repeal.

           (d) For purposes of determining . the ADP test, Elective Deferrals, Qualified Non-Elective Contributions and Qualified Matching Contributions must be made before the last day of the twelve-month period immediately following the Plan Year to which contributions relate.

           (e) The Employer shall maintain records sufficient to demonstrate satisfaction of the ADP test and the amount of Qualified Non-Elective Contributions or Qualified Matching Contributions, or both, used in such test.

           (f) The determination and treatment of the Actual Deferral Percentage amounts of any Participant shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.

10.9 RECHARACTERIZATION If the Employer allows for Voluntary Contributions in the Adoption Agreement, a Participant may treat his or her Excess Contributions as an amount distributed to the Participant and then contributed by the Participant to the Plan. Recharacterized amounts will remain nonforfeitable and subject to the same distribution requirements as Elective Deferrals. Amounts may not be recharacterized by a Highly Compensated Employee to the extent that such amount in combination with other Employee Contributions made by that Employee would exceed any stated limit under the Plan on Voluntary Contributions. Recharacterization must occur no later than two and one-half months after the last day of the Plan Year in which such Excess Contributions arose and is deemed to occur no earlier than the date the last Highly Compensated Employee is informed in writing of the amount recharacterized and the consequences thereof. Recharacterized amounts will be taxable to the Participant for the Participant's tax year in which the Participant would have received them in cash.

10.10 AVERAGE CONTRIBUTION PERCENTAGE (ACP) TEST If the Employer makes Matching Contributions or if the Plan allows Employees to make Voluntary Contributions the Plan must meet additional nondiscrimination requirements provided under Code Section 401(m). If Employee Contributions (including any Elective Deferrals recharacterized as Voluntary Contributions) are made pursuant to this Plan. then in addition to the ADP test referenced in paragraph 10.7, the Average Contribution Percentage test is also applicable. The Average Contribution Percentage for Participants who are Highly Compensated Employees for each Plan Year and the Average Contribution Percentage for Participants who are Non-Highly Compensated Employees for the same Plan Year must satisfy one of the following tests:

           (a) BASIC TEST - The Average Contribution Percentage for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the Average Contribution Percentage for Participants who are non-Highly Compensated Employees for the same Plan Year multiplied by 1.25; or

           (b) ALTERNATIVE TEST - The ACP for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the Average Contribution Percentage for Participants who are non-Highly Compensated Employees for the same Plan Year multiplied by two (2), provided that the Average Contribution Percentage for Participants who are Highly Compensated Employees does not exceed the Average Contribution Percentage for Participants who are non-Highly Compensated Employees by more than two (2) percentage points.

10.11      SPECIAL RULES RELATING TO APPLICATION OF ACP TEST

           (a) If one or more Highly Compensated Employees participate in both a cash or deferred arrangement and a plan subject to the ACP test maintained by the Employer and the sum of the ADP and ACP of those Highly Compensated Employees subject to either or both tests exceeds the Aggregate Limit, then the ADP or ACP of those Highly Compensated Employees who also participate in a cash or deferred arrangement will be reduced (beginning with such Highly Compensated Employee whose ADP or ACP is the highest) as set forth in the Adoption Agreement so that the limit is not exceeded. The amount by which each Highly Compensated Employee's Contribution Percentage Amounts is reduced shall be treated as an Excess Aggregate Contribution. The ADP and ACP of the Highly Compensated Employees are determined after any corrections required to meet the ADP and ACP tests.
                   Multiple use does not occur if both the ADP and ACP of the Highly Compensated Employees does not exceed 1.25 multiplied by the ADP and ACP of the non-Highly Compensated Employees.

           (b) For purposes of this Article, the Contribution Percentage for any Participant who is a Highly Compensated Employee and who is eligible to have Contribution Percentage Amounts allocated to his or her account under two or more plans described in Code Section 401(a), or arrangements described in Code Section 401(k) that are maintained by the Employer, shall be determined as if the total of such Contribution Percentage Amounts was made under each Plan. If a Highly Compensated Employee participates in two or more cash or deferred arrangements that have different plan years. all cash or deferred arrangements ending with or within the same calendar year shall be treated as a single arrangement.

           (c) In the event that this Plan satisfies the requirements of Code Sections 401(a)(4), 401(m), or 410(b) only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such Code Sections only if aggregated with this Plan, then this Section shall be applied by determining the Contribution Percentage of Employees as if all such . plans were a single plan. For plan years beginning after 1989, plans may be aggregated in order to satisfy Code Section 401(m) only if the aggregated plans have the same Plan Year.

           (d) For purposes of determining the Contribution percentage of a Participant who is a five-percent owner or one of the ten most highly-paid. Highly Compensated Employees, the Contribution Percentage Amounts and Compensation of such Participant shall include the Contribution Percentage Amounts and Compensation for the Plan Year of Family Members as defined in Paragraph 1.36 of this Plan. Family Members, with respect to Highly Compensated Employees, shall be disregarded as separate Employees in determining the Contribution Percentage both for Participants who are non-Highly Compensated Employees and for Participants who are Highly Compensated Employees. In the event of repeal of the family aggregation rules under Code Section 414(q)(6), all applications of such rules under this Plan will cease as of the effective date of such repeal.

           (e) For purposes of determining the Contribution Percentage test, Employee Contributions are considered to have been made in the Plan Year in which contributed to the trust. Matching Contributions and Qualified Non-Elective Contributions will be considered made for a Plan Year if made no later than the end of the twelve-month period beginning on the day after the close of the Plan Year.

           (f) The Employer shall maintain records sufficient to demonstrate satisfaction of the ACP test and the amount of Qualified Non-Elective Contributions or Qualified Matching Contributions, or both, used in such test.

           (g) The determination and treatment of the Contribution Percentage of any Participant shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.

           (h) Qualified Matching Contributions and Qualified Non-Elective Contributions used to satisfy the ADP test may not be used to satisfy the ACP test.

                                   ARTICLE XI

                                 ADMINISTRATION


11.1 PLAN ADMINISTRATOR The Employer shall be the named fiduciary and Plan Administrator. These duties shall include:

           (a) appointing the Plan's attorney, accountant, actuary, or any other party needed to administer the Plan,

           (b) directing the Trustee/Custodian with respect to payments from the Fund,

           (c) communicating with Employees regarding their participation and benefits under the Plan, including the administration of all claims procedures,

           (d) filing any returns and reports with the Internal Revenue Service, Department of Labor, or any other governmental agency,

           (e) reviewing and approving any financial reports, investment reviews, or other reports prepared by any party appointed by the Employer under paragraph (a),

           (f) establishing a funding policy and investment objectives consistent with the purposes of the Plan and the Employee Retirement Income Security Act of 1974, and

           (g) construing and resolving any question of Plan interpretation. The Plan Administrator's interpretation of Plan provisions including eligibility and benefits under the Plan is final, and unless it can be shown to be arbitrary and capricious will not be subject to "de novo" review.

11.2 TRUSTEE/CUSTODIAN The Trustee/Custodian shall be responsible for the administration of investments held in the Fund. These duties shall include:

           (a)     receiving contributions under the terms of the Plan,

           (b) making distributions from the Fund in accordance with written instructions received from an authorized representative of the Employer,

           (c) keeping accurate records reflecting its administration of the Fund and making such records available to the Employer for review and audit. Within 90 days after each Plan Year, and within 90 days after its removal or resignation, the Trustee/Custodian shall file with the Employer an accounting of its administration of the Fund during such year or from the end of the preceding Plan Year to the date of removal or resignation. Such accounting shall include a statement of cash receipts and disbursements since the date of its last accounting and shall contain an asset list showing the fair market value of investments held in the Fund as of the end of the Plan Year. The value of marketable investments shall be determined using the most recent price quoted on a na-tional securities exchange or over the counter market. The value of non-marketable investments shall be determined in the sole judgement of the Trustee/Custodian which determination shall be binding and conclusive. The value of investments in securities or obligations of the Employer in which there is no market shall be determined in the sole judgement of the Employer and the Trustee/Custodian shall have no responsibility with respect to the valuation of such assets. The Employer shall review the Trustee/Custodian's accounting and notify the Trustee/Custodian in the event of its disapproval of the report within 90 days, providing the Trustee/Custodian with a written description of the items in question. The Trustee/Custodian shall have 60 days to provide the Employer with a written explanation of the items in question. If the Employer again disapproves, the Trustee/Custodian shall file its accounting in a court of competent jurisdiction for audit and adjudication, and

           (d) employing such agents, attorneys or other professionals as the Trustee may deem necessary or advisable in the performance of its duties.

The Trustee's/Custodian's duties shall be limited to those described above. The Employer shall be responsible for any other administrative duties required under the Plan or by applicable law.

11.3 ADMINISTRATIVE FEES AND EXPENSES All reasonable costs, charges and expenses incurred by the Trustee/Custodian in connection with the administration of the Fund and all reasonable costs, charges and expenses incurred by the Plan Administrator in connection with the administration of the Plan (including fees for legal services rendered to the Trustee/Custodian or Plan Administrator) may be paid by the Employer, but if not paid by the Employer when due, shall be paid from the Fund. Such reasonable compensation to the Trustee/Custodian as may be agreed upon from time to time between the Employer and the Trustee/Custodian and such reasonable compensation to the Plan Administrator as may be agreed upon from time to time between the Employer and Plan Administrator may be paid by the Employer, but if not paid by the Employer when due shall be paid by the Fund. The Trustee shall have the right to liquidate trust assets to cover its fees. Notwithstanding the foregoing, no compensation other than reimbursement for expenses shall be paid to a Plan Administrator who is the Employer or a full-time Employee of the Employer. In the event any part of the Trust/Custodial Account becomes subject to tax, all taxes incurred will be paid from the Fund unless the Plan Administrator advises the Trustee/Custodian not to pay such tax.

11.4       DIVISION OF DUTIES AND INDEMNIFICATION

           (a) The Trustee/Custodian shall have the authority and discretion to manage and govern the Fund to the extent provided in this instrument, but does not guarantee the Fund in any manner against investment loss or depreciation in asset value, or guarantee the adequacy of the Fund to meet and discharge all or any liabilities of the Plan.

           (b) The Trustee/Custodian shall not be liable for the making, retention or sale of any investment or reinvestment made by it, as herein provided, or for any loss to, or diminution of the Fund, or for any other loss or damage which may result from the discharge of its duties hereunder except to the extent it is judicially determined that the Trustee/Custodian has failed to exercise the care. skill. prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character with like aims.

           (c) The Employer warrants that at all directions issued to the Trustee/Custodian by it or the Plan Administrator will be in accordance with the terms of the Plan and not contrary to the provisions of the Employee Retirement Income Security Act of 1974 and regulations issued thereunder.

           (d) The Trustee/Custodian shall not be answerable for any action taken pursuant to any direction, consent, certificate, or other paper or document on the belief that the same is genuine and signed by the proper person. All directions by the Employer, Participant or the Plan Administrator shall be in writing. The Employer shall deliver to the Trustee/Custodian certificates evidencing the individual or individuals authorized to act as set forth in the Adoption Agreement or as the Employer may subsequently inform the Trustee/Custodian in writing and shall deliver to the Trustee/Custodian specimens of their signatures.

           (e) The duties and obligations of the Trustee/Custodian shall be limited to those expressly imposed upon it by this instrument or subsequently agreed upon by the parties. Responsibility for administrative duties required under the Plan or applicable law not expressly imposed upon or agreed to by the Trustee/Custodian, shall rest solely with the Employer.

           (f) The Trustee shall be indemnified and saved harmless by the Employer from and against any and all liability to which the Trustee/Custodian may be subjected, including all expenses reasonably incurred in its defense, for any action or failure to act resulting from compliance with the instructions of the Employer, the employees or agents of the Employer, the Plan Administrator, or any other fiduciary to the Plan. and for any liability arising from the actions or non-actions of any predecessor Trustee/Custodian or fiduciary or other fiduciaries of the Plan.

           (g) The Trustee/Custodian shall not be responsible in any way for the application of any payments it is directed to make or for the adequacy of the Fund to meet and discharge any and all liabilities under the Plan.

                                  ARTICLE XII

                          TRUST FUND/CUSTODIAL ACCOUNT


12.1       THE FUND  The Fund shall consist of all contributions made under
Article III and Article IV of the Plan and the investment thereof and earnings thereon. All contributions and the earnings thereon less payments made under the terms of the Plan, shall constitute the Fund. The Fund shall be administered as provided in this document.

12.2 CONTROL OF PLAN ASSETS The assets of the Fund or evidence of ownership shall be held by the Trustee/Custodian under the terms of the Plan and Trust/Custodial Account. If the assets represent amounts transferred from another trustee/custodian under a former plan, the Trustee/Custodian named hereunder shall not be responsible for the propriety of any investment under the former plan.

12.3 EXCLUSIVE BENEFIT RULES No part of the Fund shall be used for, or diverted to, purposes Other than for the exclusive benefit of Participants, former Participants with a vested interest. and the beneficiary or beneficiaries of deceased Participants having a vested interest in the Fund at death.

12.4 ASSIGNMENT AND ALIENATION OF BENEFITS No right or claim to, or interest in, any part of the Fund, or any payment from the Fund, shall be assignable, transferable, or subject to sale, mortgage, pledge, hypothecation, commutation, anticipation, garnishment, attachment, execution, or levy of any kind. The Trustee/Custodian shall not recognize any attempt to assign, transfer, sell, mortgage, pledge, hypothecate, commute, or anticipate the same, except to the extent required by law. The preceding sentences shall also apply to the creation, assignment, or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order, unless such order is determined to be a qualified domestic relations order, as defined in Code Section 414(p), or any domestic relations order entered before January 1, 1985 which the Plan attorney and Plan Administrator deem to be qualified.

12.5 DETERMINATION OF QUALIFIED DOMESTIC RELATIONS ORDER (QDRO) A Domestic Relations Order shall specifically state all of the following in order to be deemed a Qualified Domestic Relations Order ("QDRO"):

           (a) The name and last known mailing address (if any) of the Participant and of each alternate payee covered by the QDRO. However, if the QDRO does not specify the current mailing address of the alternate payee, but the Plan Administrator has independent knowledge of that address, the QDRO will still be valid.

           (b) The dollar amount or percentage of the Participant's benefit to be paid by the Plan to each alternate payee, or the manner in which the amount or percentage will be determined.

           (c) The number of payments or period for which the order applies.

           (d) The specific plan (by name) to which the Domestic Relations Order applies.

The Domestic Relations Order shall not be deemed a QDRO if it requires the Plan to provide:

           (e) any type or form of benefit, or any option not already provided for in the Plan;

           (f) increased benefits, or benefits in excess of the Participant's vested rights;

           (g) payment of a benefit earlier than allowed by the Plan's earliest retirement provisions or in the case of a profit-sharing plan, prior to the allowability of in-service withdrawals, or

           (h) payment of benefits to an alternate payee which are required to be paid to another alternate payee under another QDRO.

Promptly, upon receipt of a Domestic Relations Order ("Order") which may or may not be "Qualified", the Plan Administrator shall notify the Participant and any alternate payee(s) named in the Order of such receipt, and include a copy of this paragraph 12.5. The Plan Administrator shall then forward the Order to the Plan's legal counsel for an opinion as to whether or not the Order is in fact "Qualified" as defined in Code Section 414(p). Within a reasonable time after receipt of the Order, not to exceed 60 days, the Plan's legal counsel shall make a determination as to its "Qualified" status and the Participant and any alternate payee(s) shall be promptly notified in writing of the determination.

If the "Qualified" status of the Order is in question, there will be a delay in any payout to any payee including the Participant, until the status is resolved. In such event, the Plan Administrator shall segregate the amount that would have been payable to the alternate payee(s) if the Order had been deemed a QDRO. If the Order is not Qualified, or the status is not resolved (for example, it has been sent back to the Court for clarification or modification) within 18 months beginning with the date the first payment would have to be made under the Order, the Plan Administrator shall pay the segregated amounts plus interest to the person(s) who would have been entitled to the benefits had there been no Order. If a determination as to the Qualified status of the Order is made after the 18-month period described above, then the Order shall only be applied on a prospective basis. If the Order is determined to be a QDRO, the Participant and alternate payee(s) shall again be notified promptly after such determination. Once an Order is deemed a QDRO, the Plan Administrator shall pay to the alternate payee(s) all the amounts due under the QDRO, including segregated amounts plus interest which may have accrued during a dispute as to the Order's qualification.

Unless specified otherwise in the Adoption Agreement, the earliest retirement age with regard to the Participant against whom the order is entered shall be the date the order is determined to be qualified. This will only allow payouts to alternate payee(s) and not the Participant.

                                  ARTICLE XIII

                                  INVESTMENTS


13.1 FIDUCIARY STANDARDS The Trustee/Custodian shall invest and reinvest principal and income in the same Fund in accordance with the investment objectives established by the Employer, provided that:

           (a) such investments are prudent under the Employee Retirement Income Security Act of 1974 and the regulations thereunder,

           (b) such investments are sufficiently diversified or otherwise insured or guaranteed to minimize the risk of large losses, and

           (c) such investments are similar to those which would be purchased by another professional money manager for a like plan with similar investment objectives.

13.2 FUNDING ARRANGEMENT The Employer shall. in the Adoption Agreement, appoint the Sponsor to serve as either Trustee or Custodian of the Fund. If the Sponsor is appointed Trustee, the Fund shall be invested in any of the alternatives available to the Trustee under paragraph 13.3 herein. If the Sponsor is appointed Custodian, the Fund shall be invested only in the alternatives available to the Custodian under paragraph 13.4 herein.

13.3 INVESTMENT ALTERNATIVES OF THE TRUSTEE As Trustee, the Sponsor shall implement an investment program based on the Employer's investment objectives and the Employee Retirement Income Security Act of 1974. In addition to powers given by law, the Trustee may:

           (a) invest the Fund in any form of property, including common and preferred stocks, exchange traded put and call options, bonds, money market instruments, mutual funds (including funds for which the Trustee or its affiliates serve as investment advisor), savings accounts, certificates of deposit, Treasury bills, insurance policies and contracts, or in any other property, real or personal, having a ready market. The Trustee may invest in time deposits (including, if applicable, its own or those of affiliates) which bear a reasonable interest rate. No portion of any Qualified Voluntary Contribution, or the earnings thereon, may be invested in life insurance contracts or, as with any Participant-directed investment, in tangible personal property characterized by the IRS as a collectible,

           (b) transfer any assets of the Fund to a group or collective trust established to permit the pooling of funds of separate pension and profit-sharing trusts, provided the Internal Revenue Service has ruled such group or collective trust to be qualified under Code Section 401(a) and exempt under Code
                   Section 501(a) (or the applicable corresponding provision of any other Revenue Act) or to any other common, collective, or commingled trust fund which has been or may hereafter be established and maintained by the Trustee and/or affiliates of the Trustee. Such commingling of assets of the Fund with assets of other qualified trusts is specifically authorized, and to the extent of the investment of the Fund in such a group or collective trust, the terms of the instrument establishing the group or collective trust shah be a part hereof as though set forth herein,

           (c) invest up to 100% of the Fund in the common stock, debt obligations. or any other security issued by the Employer or by an affiliate of the Employer within the limitations provided under Sections 406, 407, and 408 of the Employee Retirement Income Security Act of 1974 and further provided that such investment does not constitute a prohibited transaction under Code Section 4975. Any such investment in Employer securities shall only be made upon written direction of the Employer who shall be solely responsible for propriety of such investment,

           (d) hold cash uninvested and deposit same with any banking or savings institution. including its own banking department,

           (e) join in or oppose the reorganization, recapitalization, consolidation, sale or merger of corporations or properties, including those in which it is interested as Trustee, upon such terms as it deems wise,

           (f)     hold investments in nominee or bearer form,

           (g) vote proxies and, if appropriate, pass them on to any investment manager which may have directed the investment in the equity giving rise to the proxy,

           (h) exercise all ownership rights with respect to assets held in the Fund.

13.4 INVESTMENT ALTERNATIVES OF THE CUSTODIAN As Custodian, the Sponsor shall be depository of the Fund and shall, at the direction of the Employer, invest all contributions exclusively in savings or time accounts, savings certificates of deposit, or Other savings or time instruments offered by the Custodian and, if offered, by an affiliate of the Custodian.

13.5 PARTICIPANT LOANS If agreed upon by the Trustee and permitted by the Employer in the Adoption Agreement, a Plan Participant may make application to the Employer requesting a loan from the Fund. The Employer shall have the sole right to approve or disapprove a Participant's application provided that loans shall be made available to all Participants on a reasonably equivalent basis. Loans shall not be made available to Highly Compensated Employees (as defined in Code Section 414(q)] in an amount greater than the amount made available to other Employees. Any loan granted under the Plan shall be made subject to the following rules:

           (a) No loan. when aggregated with any outstanding Participant loan(s), shall exceed the lesser of (i) $50,000 reduced by the excess. if any, of the highest outstanding balance of loans during the one year period ending on the day before the loan is made, over the outstanding balance of loans from the Plan on the date the loan is made or (ii) one-half of the fair market value of a Participant's Vested Account Balance built up from Employer Contributions, Voluntary Contributions, and Rollover

                   Contributions. If the Participant's Vested Account Balance is $20,000 or less, the maximum loan shall not exceed the lesser of $10,000 or 100% of the Participant's Vested Account Balance. For the purpose of the above limitation, all loans from all plans of the Employer and other members of a group of employers described in Code Sections 414(b), 414(c), and 414(m) are aggregated. An assignment or pledge of any portion of the Participant's interest in the Plan and a loan. pledge, or assignment with respect to any insurance contract purchased under the Plan, will be treated as a loan under this paragraph.

           (b) All applications must be made on forms provided by the Employer and must be signed by the Participant.

           (c) Any loan shall bear interest at a rate reasonable at the time of application, considering the purpose of the loan and the rate being charged by representative commercial banks in the local area for a similar loan unless the Employer sets forth a different method for determining loan interest rates in its loan procedures. The loan agreement shall also provide that the payment of principal and interest be amortized in level payments not less than quarterly.

           (d) The term of such loan shall not exceed five years except in the case of a loan for the purpose of acquiring any house, apartment, condominium, or mobile home (not used on a transient basis) which is used or is to be used within a reasonable time as the principal residence of the Participant. The term of such loan shall be determined by the Employer considering the maturity dates quoted by representative commercial banks in the local area for a similar loan.

           (e) The principal and interest paid by a Participant on his or her loan shall be credited to the Fund in the same manner as for any other Plan investment. If elected in the Adoption Agreement, loans may be treated as segregated investments of the individual Participants. This provision is not available if its election will result in discrimination in operation of the Plan.

           (f) If a Participant's loan application is approved by the Employer, such Participant shall be required to sign a note, loan agreement, and assignment of 50% of his or her interest in the Fund as collateral for the loan. The Participant. except in the case of a profit-sharing plan satisfying the requirements of paragraph 8.7 must obtain the consent of his or her Spouse, if any, within the 90 day period before the time his or her account balance is used as security for the loan. A new consent is required if the account balance is used for any renegotiation, extension, renewal or other revision of the loan, including an increase in the amount thereof. The consent must be written, must acknowledge the effect of the loan, and must be witnessed by a plan representative or notary public. Such consent shall subsequently be binding with respect to the consenting Spouse or any subsequent Spouse.

           (g) If a valid Spousal consent has been obtained, then, notwithstanding any other provision of this Plan, the portion of the Participant's Vested Account Balance used as a security interest held by the Plan by reason of a loan outstanding to the Participant shall be taken into account for purposes of determining the amount of the account balance payable at the time of death or distribution, but only if the reduction is used as repayment of the loan. If less than 100% of the Participant's Vested Account Balance (determined without regard to the preceding sentence) is payable to the Surviving Spouse, then the account balance shall be adjusted by first reducing the Vested Account Balance by the amount of the security used as repayment of the loan, and then determining the benefit payable to the Surviving Spouse.

           (h) The Employer may also require additional collateral in order to adequately secure the loan.

           (i) A Participant's loan shall immediately become due and payable if such Participant terminates employment for any reason or fails to make a principal and/or interest payment as provided in the loan agreement. If such Participant terminates employment, the Employer shall immediately request payment of principal and interest on the loan. If the Participant refuses payment following termination, the Employer shall reduce the Participant's Vested Account Balance by the remaining principal and interest on his or her loan. If the Participant's Vested Account Balance is less than the amount due, the Employer shall take whatever steps are necessary to collect the balance due directly from the Participant. However, no foreclosure on the Participant's note or attachment of the Participant's account balance will occur until a distributable event occurs in the Plan.

           (j) No loans will be made to Owner-Employees (as defined in paragraph 1.51) or Shareholder-Employees (as defined in paragraph 1.74), unless the Employer obtains a prohibited transaction exemption from the Department of Labor.

13.6 INSURANCE POLICIES If agreed upon by the Trustee and permitted by the Employer in the Adoption Agreement, Employees may elect the purchase of life insurance policies under the Plan. If elected, the maximum annual premium for a whole life policy shall not exceed 50% of the aggregate Employer contributions allocated to the account of a Participant. For profit-sharing plans the 50% test need only be applied against Employer contributions allocated in the last two years. Whole life policies are policies with both nondecreasing death benefits and nonincreasing premiums. The maximum annual premium for term contracts or universal life policies and all other policies which are not whole life shall not exceed 25% of aggregate Employer contributions allocated to the account of a Participant. The two-year rule for profit-sharing plans again applies. The maximum annual premiums for a Participant with both a whole life and a term contract or universal life policies shall be limited to one-half of the whole life premium plus the term premium, but shall not exceed 25% of the aggregate Employer contributions allocated to the account of a Participant, subject to the two year rule for profit-sharing plans. Any policies purchased under this Plan shall be held subject to the following rules:

           (a) The Trustee shall be applicant and owner of any policies issued.

           (b) All policies or contracts purchased hereunder, shall be endorsed as nontransferable, and must provide that proceeds will be payable to the Trustee; however, the Trustee shall be required to pay over all proceeds of the contracts to the Participant's Designated Beneficiary in accordance with the distribution provisions of this Plan. Under no circumstances shall the Trust retain any part of the proceeds.

           (c) Each Participant shall be entitled to designate a beneficiary under the terms of any contract issued; however, such designation will be given to the Trustee which must be the named beneficiary on any policy. Such designation shall remain in force, until revoked by the Participant, by filing a new beneficiary form with the Trustee. A Participant's Spouse will be the Designated Beneficiary of the proceeds in all circumstances unless a Qualified Election has been made in accordance with paragraph 8.4. The beneficiary of a deceased Participant shall receive, in addition to the proceeds of the Participant's policy or policies, the amount credited to such Participant's investment account.

           (d) A Participant who is uninsurable or insurable at substandard rates, may elect to receive a reduced amount of insurance, if available, or may waive the purchase of any insurance.

           (e) All dividends or other returns received on any policy purchased shall be applied to reduce the next premium due on such policy, or if no further premium is due, such amount shall be credited to the Fund as part of the account of the Participant for whom the policy is held.

           (f) If Employer contributions are inadequate to pay all premiums on all insurance policies, the Trustee may, at the option of the Employer, utilize other amounts remaining in each Participant's account to pay the premiums on his or her respective policy or policies, allow the policies to lapse, reduce the policies to a level at which they may be maintained, or borrow against the policies on a prorated basis, provided that the borrowing does not discriminate in favor of the policies on the lives of Officers, Shareholders, and highly compensated Employees.

           (g) On retirement or termination of employment of a Participant, the Employer shall direct the Trustee to cash surrender the Participant's policy and credit the proceeds to his or her account for distribution under the terms of the Plan. However, before so doing, the Trustee shall first offer to transfer ownership of the policy to the Participant in exchange for payment by the Participant of the cash value of the policy at the time of transfer. Such payment shall be credited to the Participant's account for distribution under the terms of the Plan. All distributions resulting from the application of this paragraph shall be subject to the Joint and Survivor Annuity Rules of Article VIII, if applicable.

           (h) The Employer shall be solely responsible to see that these insurance provisions are administered properly and that if there is any conflict between the provisions of this Plan and any insurance. contracts issued that the terms of this Plan will control.

13.7 EMPLOYER INVESTMENT DIRECTION If agreed upon by the Trustee and approved by the Employer in the Adoption Agreement, the Employer shall have the right to direct the Trustee with respect to investments of the Fund, may appoint an investment manager (registered as an investment advisor under the Investment Advisors Act of 1940) to direct investments, or may give the Trustee sole investment management responsibility. The Employer may purchase and sell interests in a registered investment company (i.e., mutual funds) for which the Sponsor, its parent, affiliates, or successors, may serve as investment advisor and receive compensation from the registered investment company for its services as investment advisor. The Employer shall advise the Trustee in writing regarding the retention of investment powers, the appointment of an investment manager, or the delegation of investment powers to the Trustee. Any investment directive under this Plan shall be made in writing by the Employer or investment manager, as the case may be. In the absence of such written directive, the Trustee shall automatically invest the available cash in its discretion in an appropriate interim investment until specific investment directions are received. Such instructions regarding the delegation of investment responsibility shall remain in force until revoked or amended in writing. The Trustee shall Rot be responsible for the propriety of any directed investment made and shall not be required to consult with or advise the Employer regarding the investment quality of any directed investment held hereunder. If the Employer fails to designate an investment manager, the Trustee shall have full investment authority. If the Employer does not issue investment directions, the Trustee shall have authority to invest the Fund in its sole discretion. While the Employer may direct the Trustee with respect to Plan investments, the Employer may not:

           (a) borrow from the Fund or pledge any of the assets of the Fund as security for a loan,

           (b) buy property or assets from or sell property or assets to the Fund,

           (c)     charge any fee for services rendered to the Fund, or

           (d)     receive any services from the Fund on a preferential basis.

13.8 EMPLOYEE INVESTMENT DIRECTION If agreed to by the Trustee and approved by the Employer in the Adoption Agreement, Participants shall be given the option to direct the investment of their personal contributions and their share of the Employer's contribution among alternative investment funds established as part of the overall Fund. Unless otherwise specified by the Employer in the Adoption Agreement, such investment funds shall be under the full control of the management of the Trustee. If investments outside the Trustee's control are allowed, Participants may not direct that investments be made in collectibles, other than U.S. Government or State issued gold and silver coins. In this connection, a Participant's right to direct the investment of any contribution shall apply only to selection of the desired fund. The following rules shall apply to the administration of such funds.

           (a) At the time an Employee becomes eligible for the Plan, he or she shall complete an investment designation form stating the percentage of his or her contributions to be invested in the available funds.

           (b) A Participant may chance his or her election with respect to future contributions by filing a new investment designation form with the Employer in accordance with the procedures established by the Plan Administrators.

           (c) A Participant may elect to transfer all or part of his or her balance from one investment fund to another by filing an investment designation form with the Employer in accordance with the procedures established by the Plan Administrators.

           (d) The Employer shall be responsible when transmitting Employee and Employer contributions to show the dollar amount to be credited to each investment fund for each Employee.

           (e) Except as otherwise provided in the Plan, neither the Trustee, nor the Employer, nor any fiduciary of the Plan shall be liable to the Participant or any of his or her beneficiaries for any loss resulting from action taken at the direction of the Participant.

                                  ARTICLE XIV

                              TOP-HEAVY PROVISIONS


14.1 APPLICABILITY OF RULES If the Plan is or becomes Top-Heavy in any Plan Year beginning after 1983. the provisions of this Article will supersede any conflicting provisions in the Plan or Adoption Agreement.

14.2 MINIMUM CONTRIBUTION Notwithstanding any other provision in the Employer's Plan, for any Plan Year in which the Plan is Top-Heavy or Super Top-Heavy, the aggregate Employer contributions and forfeitures allocated on behalf of any Participant (without regard to any Social Security contribution) under this Plan and any other Defined Contribution Plan of the Employer shall be lesser of 3% of such Participant's Compensation or the largest percentage of Employer contributions and forfeitures, as a percentage of the first $200,000, as adjusted under Code Section 415(d). of the Key Employee's Compensation, allocated on behalf of any Key Employee for that year.

Each Participant who is employed by the Employer on the last day of the Plan Year shall be entitled to receive an allocation of the Employer's minimum contribution for such Plan Year. The minimum allocation applies even though under other Plan provisions the Participant would not otherwise be entitled to receive an allocation, or would have received a lesser allocation for the year because the Participant fails to make Mandatory Contributions to the Plan, the Participant's Compensation is less than a stated amount, or the Participant fails to complete 1,000 Hours of Service (or such lesser number designated by the Employer in the Adoption Agreement) during the Plan Year. A Paired profit-sharing plan designated to provide the minimum Top-Heavy contribution must do so regardless of profits. An Employer may make the minimum Top-Heavy contribution available to all Participants or just non-Key Employees.

For purposes of computing the minimum allocation, Compensation shall mean Compensation as defined in paragraph 1.12(c) of the Plan.

The Top-Heavy minimum contribution does not apply to any Participant to the extent the Participant is covered under any other plan(s) of the Employer and the Employer has provided in Section 11 of the Adoption Agreement that the minimum allocation or benefit requirements applicable to Top-Heavy Plans will be met in the other plan(s).

If a Key Employee makes an Elective Deferral or has an allocation of Matching Contributions made to his or her account, a Top-Heavy minimum will be required for non-Key Employees who are Participants, however, neither Elective Deferrals by nor Matching Contributions to non-Key Employees may be taken into account for purposes of satisfying the top-heavy Minimum Contribution requirement.

14.3 MINIMUM VESTING For any Plan Year in which this Plan is Top-Heavy, the minimum vesting schedule elected by the Employer in the Adoption Agreement will automatically apply to the Plan. If the vesting schedule selected by the Employer in the Adoption Agreement is less liberal than the allowable schedule, the schedule will automatically be modified. If the vesting schedule under the Employer's Plan shifts in or out of the Top-Heavy schedule for any Plan Year, such shift is an amendment to the vesting schedule and the election in paragraph 9.8 of the Plan applies.- The minimum vesting schedule applies to all accrued benefits within the meaning of Code Section 411(a)(7) except those attributable to Employee contributions, including benefits accrued before the effective date of Code Section 416 and benefits accrued before the Plan became Top-Heavy. Further, no reduction in vested benefits may occur in the event the Plan's status as Top-Heavy changes for any Plan Year. However, this paragraph does not apply to the account balances of any Employee who does not have an Hour of Service after the Plan initially becomes Top-Heavy and such Employee's account balance attributable to Employer contributions and forfeitures will be determined without regard to this paragraph.

14.4 LIMITATIONS ON ALLOCATIONS In any Plan Year in which the Top-Heavy Ratio exceeds 90% (i.e., the Plan becomes Super Top-Heavy), the denominators of the Defined Benefit Fraction (as defined in paragraph 1.16) and Defined Contribution Fraction (as defined in paragraph 1.19) shall be computed using 100% of the dollar limitation instead of 125%.

                                   ARTICLE XV

                           AMENDMENT AND TERMINATION


15.1 AMENDMENT BY SPONSOR The Sponsor may amend any or all provisions of this Plan and Trust/Custodial Account at any time without obtaining the approval or consent of any Employer which has adopted this Plan and Trust/Custodial Account provided that no amendment shall authorize or permit any part of the corpus or income of the Fund to be used for or diverted to purposes other than for the exclusive benefit of Participants and their beneficiaries, or eliminate an optional form of distribution. In the case of a mass-submitted plan, the mass-submitter shall amend the Plan on behalf of the Sponsor.

15.2 AMENDMENT BY EMPLOYER The Employer may amend any option in the Adoption Agreement, and may include language as permitted in the Adoption Agreement,

           (a)     to satisfy Code Section 415, or

           (b)     to avoid duplication of minimums under Code Section 416

because of the required aggregation of multiple plans.

The Employer may add certain model amendments published by the Internal Revenue Service which specifically provide that their adoption will not cause the Plan to be treated as an individually designed plan for which the Employer must obtain a separate determination letter.

If the Employer amends the Plan and Trust/Custodial Account other than as provided above, the Employer's Plan shall no longer participate in this Prototype Plan and will be considered an individually designed plan.

15.3 TERMINATION Employers shall have the right to terminate their Plans upon 60 days notice in writing to the Trustee/Custodian. If the Plan is terminated, partially terminated, or if there is a complete discontinuance of contributions under a profitsharing plan maintained by the Employer, all amounts credited to the accounts of Participants shall vest and become nonforfeitable. In the event of a partial termination, only those who are affected by such partial termination shall be fully vested. In the event of termination, the Employer shall direct the Trustee/Custodian with respect to the distribution of accounts to or for the exclusive benefit of Participants or their beneficiaries. The Trustee/Custodian shall dispose of the Fund in accordance with the written directions of the Plan Administrator, provided that no liquidation of assets and payment of benefits, (or provision therefor), shall actually be made by the Trustee/Custodian until after it is established by the Employer in a manner satisfactory to the Trustee/Custodian, that the applicable requirements, if any, of the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code governing the termination of employee benefit plans, have been or are being, complied with, or that appropriate authorizations, waivers, exemptions, or variances have been, or are being obtained.


15.4 QUALIFICATION OF EMPLOYER'S PLAN If the adopting Employer fails to attain or retain Internal Revenue Service qualification, such Employer's Plan shall no longer participate in this Prototype Plan and will be considered an individually designed plan.

15.5       MERGERS AND CONSOLIDATIONS

           (a) In the case of any merger or consolidation of the Employer's Plan with, or transfer of assets or liabilities of the Employer's Plan to. any other plan, Participants in the Employer's Plan shall be entitled to receive benefits immediately after the merger, consolidation, or transfer which are equal to or greater than the benefits they would have been entitled to receive immediately before the merger, consolidation, or transfer if the Plan had then terminated.

           (b) Any corporation into which the Trustee/Custodian or any successor trustee/custodian may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Trustee/Custodian or any successor trustee/custodian may be a party, or any corporation to which all or substantially all the trust business of the Trustee/Custodian or any successor trustee/custodian may be transferred, shall be the successor of such Trustee/Custodian without the filing of any instrument or performance of any further act, before any court.

15.6 RESIGNATION AND REMOVAL The Trustee/Custodian may resign by written notice to the Employer which shall be effective 60 days after delivery. The Employer may discontinue its participation in this Prototype Plan and Trust/Custodial Account effective upon 60 days written notice to the Sponsor. In such event the Employer shall, prior to the effective date thereof, amend the Plan to eliminate any reference to this Prototype Plan and Trust/Custodial Account and appoint a successor trustee or custodian or arrange for another funding agent. The Trustee/Custodian shall deliver the Fund to its successor on the effective date of the resignation or removal, or as soon thereafter as practicable, provided that this shall not waive any lien the Trustee/Custodian may have upon the Fund for its. compensation or expenses. If the Employer fails to amend the Plan and appoint a successor trustee, custodian, or other funding agent within the said 60 days, or such longer period as the Trustee/Custodian may specify in writing, the Plan shall be deemed individually designed and the Employer shall be deemed the successor trustee/custodian. The Employer must then obtain its own determination letter.

15.7 QUALIFICATION OF PROTOTYPE The Sponsor intends that this Prototype Plan will meet the requirements of the Code as a qualified Prototype Retirement Plan and Trust/Custodial Account. Should the Commissioner of Internal Revenue or any delegate of the Commissioner at any time determine that the Plan and Trust/Custodial Account fails to meet the requirements of the Code, the Sponsor will amend the Plan and Trust/Custodial Account to maintain its qualified status.

                                  ARTICLE XVI

                                 GOVERNING LAW


Construction, validity and administration of the Prototype Plan and Trust/Custodial Account, and any Employer Plan and Trust/Custodial Account as embodied in the Prototype document and accompanying Adoption Agreement, shall be governed by Federal law to the extent applicable and to the extent not applicable by the laws of the State/Commonwealth in which the principal office of the Sponsor is located.

                     PART I - SECTION 401(a)(17) LIMITATION
                    [MAY BE ADOPTED BY DEFINED CONTRIBUTION
                           AND DEFINED BENEFIT PLANS]


           In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, for Plan Years beginning on or after January 1, 1994, the annual Compensation of each Employee taken into account under the Plan shall not exceed the OBRA '93 annual compensation limit. The OBRA '93 annual compensation limit is $150,000, as adjusted by the Commissioner for increases in the cost of living in accordance with Section 401(a)(17)(B) of the Internal Revenue Code. The cost-of-living in effect for a calendar year applies to any period, not exceeding 12 months, over which Compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the OBRA '93 annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12.

           For Plan Years beginning on or after January 1, 1994, any reference in this Plan to the limitation under Section 401(a)(17) of the Code shall mean the OBRA '93 annual compensation limit set forth in this provision.

           If Compensation for any prior determination period is taken into account in determining an Employee's benefits accruing in the current Plan Year, the Compensation for that prior determination period is subject to the OBRA'93 annual compensation limit in effect for that prior determination period. For this purpose, for determination periods beginning before the first day of the first Plan Year beginning on or after January 1, 1994, the OBRA '93 annual compensation limit is $150,000.

                                MODEL AMENDMENT
                            REVENUE PROCEDURE 93-47


(This model amendment allows Participants receiving distribution from safe-harbored profit sharing plans to waive the 30-day period required under the Unemployment Compensation Act of 1992. Non-safe harbored plans must still provide notice not less than 30 days and not more than 90 days prior to the distribution.)

If a distribution is one to which Section 401(a)(11) and 417 of the Internal Revenue Code do not apply, such distribution may commence less than 30 days after the notice required under Section 1.41 1 (a)-l 1 (c) of the Income Tax Regulations is given, provided that:

           (1) the plan administrator clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

           (2) the Participant, after receiving the notice, affirmatively elects a distribution.

                                NONSTANDARDIZED

                               ADOPTION AGREEMENT

                   PROTOTYPE CASH OR DEFERRED PROFIT-SHARING
                        PLAN AND TRUST/CUSTODIAL ACCOUNT



The Employer named below hereby establishes a Cash or Deferred Profit-Sharing Plan for eligible Employees as provided in this Adoption Agreement and the accompanying Basic Prototype Plan and Trust/Custodial Account Basic Plan Document.

1.      EMPLOYER INFORMATION

        NOTE: If multiple Employers are adopting the Plan, complete this section based on the lead Employer. Additional Employers may adopt this Plan by attaching executed signature pages to the back of the Employer's Adoption Agreement.

        (a)     NAME AND ADDRESS:

                METROCALL, INC.
                6677 RICHMOND HIGHWAY
                ALEXANDRIA, VA 22306

        (b)     TELEPHONE NUMBER:         (703)660-6677

        (c)     TAX ID NUMBER:            54-1215634

        (d)     FORM OF BUSINESS:

                / /      (i)     Sole Proprietor

                / /      (ii)    Partnership

                /X/     (iii)    Corporation

                / /      (iv)    "S" Corporation (formerly known as Subchapter S)

                / /       (v)    Other:
                                          ---------------------------

         (e)     NAME OF INDIVIDUAL AUTHORIZED TO ISSUE
                 INSTRUCTIONS TO THE TRUSTEE/CUSTODIAN:

                 RETIREMENT PLAN COMMITTEE

         (f)     NAME OF PLAN:      METROCALL, INC.  SAVING AND RETIREMENT PLAN

         (g)     THREE DIGIT PLAN NUMBER FOR
                 ANNUAL RETURN/REPORT:  001

2.       EFFECTIVE DATE

         (a)     This is a new Plan having an effective date of                 .
                                                                ----------------
         (b)     This is an amended Plan.

                 The effective date of the original Plan was JANUARY 1, 1989       .
                                                             ----------------------

                 The effective date of the amended Plan is APRIL 1, 1995        .
                                                           ---------------------

         (c)     If different from above, the Effective Date for the Plan's Elective Deferral provisions shall be APRIL 1, 1995.
                                                                                                                  -------------

3.       DEFINITIONS

         (a)     "Collective or Commingled Funds" (Applicable to institutional Trustees only.) Investment in collective or commingled funds as permitted at paragraph 13.3(b) of the Basic Plan Document shall only be made to the following specifically named fund(s):

                 PNC FAMILY OF MUTUAL FUNDS


                 Funds made available after the execution of this Adoption Agreement will be listed on schedules attached to the end of this Adoption Agreement.

         (b)     "Compensation" Compensation shall be determined on the basis of the:

                 /X/      (i)     Plan Year.

                 / /      (ii)    Employer's Taxable Year.

                 / /      (iii)   Calendar Year.

                 Compensation shall be determined on the basis of the following safe-harbor definition of Compensation in IRS
                 Regulation Section 1.414(s)-1(c):

                 / /      (iv)    Code Section 6041 and 6051 Compensation,

                 /X/      (v)     Code Section 3401(a) Compensation, or

                 / /      (vi)    Code Section 415 Compensation.

                 Compensation /X/ shall / / shall not include Employer contributions made pursuant to a Salary Savings Agreement which are not includable in the gross income of the Employee for the reasons indicated in the definition of
                 Compensation at 1.12 of the Basic Plan Document .

                 For purposes of the Plan, Compensation shall be limited to $____________, the maximum amount which will be considered for Plan purposes.  [If an amount is specified, it will limit the amount of contributions allowed on behalf of higher compensated Employees.  Completion of this section is not intended to coordinate with the $200,000 of Code Section 415(d), thus the amount should be less than $200,000 as adjusted for cost-of-living increases.]

                 (iii)    Exclusions From Compensation:

                          (1)     overtime.

                          (2)     bonuses.

                          (3)     commissions.

                          (4)
                                  -----------------------

                 Type of Contribution(s)                                              Exclusion(s)
                 -----------------------                                              ------------

                 Elective Deferrals [Section 7(b)]
                                                                                      ----------

                 Matching Contributions (Section 7(c)]
                                                                                      ----------

                 Qualified Non-Elective Contributions [Section 7(d)]
                 and Non-Elective Contributions [Section 7(e)]
                                                                                      ----------

         (c)     "Entry Date"

                 / /      (i)     The first day of the Plan Year nearest the date on which an Employee meets the eligibility requirements.

                 / /      (ii)    The earlier of the first day of the Plan Year or the first day of the seventh month of the Plan
                                  Year coinciding with or following the date on which an Employee meets the eligibility requirements.

                 / /      (iii)   The first day of the Plan Year following the date on which the Employee meets the eligibility requirements.  If this election is made, the Service requirement at 4(a)(ii) may not exceed 1/2 year and the age requirement at 4(b)(ii) may not exceed 20-1/2.

                 / /      (iv)    The first day of the month coinciding with or following the date on which an Employee meets the eligibility requirements.

                 /X/      (v)     The first day of the Plan Year, or the first day of the fourth month, or the first day of the seventh month or the first day of the tenth month, of the Plan Year coinciding with or following the date on which an Employee meets the eligibility requirements.

         (d)     "Hours of Service" Shall be determined on the basis of the method selected below.  Only one method may be selected.
                 The method selected shall be applied to all Employees covered under the Plan as follows:

                 /X/      (i)     On the basis of actual hours for which an Employee is paid or entitled to payment.

                 / /      (ii)    On the basis of days worked.
                                  An Employee shall be credited with ten (10) Hours of Service if under paragraph 1.42 of the Basic
                                  Plan Document such Employee would be credited with at least one (1) Hour of Service during the day.

                 / /      (iii)   On the basis of weeks worked.
                                  An Employee shall be credited with forty-five (45) Hours of Service if under paragraph 1.42 of the
                                  Basic Plan Document such Employee would be credited with at least one (1) Hour of Service during the week.

                 / /      (iv)    On the basis of semi-monthly payroll periods.
                                  An Employee shall be credited with ninety-five (95) Hours of Service if under paragraph 1.42 of the Basic Plan Document such Employee would be credited with at least one (1) Hour of Service during the semi-monthly payroll period.

                 / /      (v)     On the basis of months worked.
                                  An Employee shall be credited with one-hundred-ninety (190) Hours of Service if under paragraph
                                  1.42 of the Basic Plan Document such Employee would be credited with  at least one (1) Hour of
                                  Service during the month.

         (e)     "Limitation Year" The 12-consecutive month period commencing on JANUARY 1  and ending on DECEMBER 31  .
                                                                                 ----------               -------------

                 If applicable, the Limitation Year will be a short Limitation Year commencing on _____________ and ending on
                 ____________.  Thereafter, the Limitation Year shall end on the date last specified above.

         (f)     "Net Profit"

                 /X/      (i)     Not applicable (profits will not be required for any contributions to the Plan).

                 / /      (ii)    As defined in paragraph 1.49 of the Basic Plan Document.

                 / /      (iii)   Shall be defined as:

                                           ------------------------------

                          (Only use if definition in paragraph 1.49 of the Basic Plan Document is to be superseded.)

         (g)     "Plan Year" The 12-consecutive month period commencing on JANUARY 1  and ending on DECEMBER 31 .
                                                                           ----------               ------------

                 If applicable, the Plan Year will be a short Plan Year commencing on __________ and ending on ___________.
                 Thereafter, the Plan Year shall end on the date last specified above.

         (h)     "Qualified Early Retirement Age" For purposes of making distributions under the provisions of a Qualified Domestic
                 Relations Order, the Plan's Qualified Early Retirement Age with regard to the Participant against whom the order is entered /X/ shall /  / shall not be the date the order is determined to be qualified.  If "shall" is elected, this will only allow payout to the alternate payee(s).

         (i)     "Qualified Joint and Survivor Annuity" The safe-harbor provisions of paragraph 8.7 of the Basic Plan Document /  /
                 are /X/ are not applicable.  If not applicable, the survivor annuity shall be 50  % (50%, 66-2/3%, 75% or 100%) of
                                                                                               ----
                 the annuity payable during the lives of the Participant and Spouse.  If no answer is specified, 50% will be used.

         (j)     "Taxable Wage Base" [paragraph 1.79]

                 /X/      (i)     Not Applicable - Plan is not integrated with  Social Security.

                 / /      (ii)    The maximum earnings considered wages for such Plan Year under Code Section 3121(a).

                 / /      (iii)   _____% (not more than 100%) of the amount considered wages for such Plan Year under Code Section
                                  3121(a).

                 / /      (iv)    $_________,  provided that such amount is not in excess of the amount determined under paragraph
                                  30(j)(ii) above.

                 / /      (v)     For the 1989 Plan Year $10,000.  For all subsequent Plan Years, 20% of the maximum earnings considered wages for such Plan Year under Code Section 3121(a).

                 NOTE:    Using less than the maximum at (ii) may result in a change in the allocation formula in Section 7.

         (k)     "Valuation Date(s)" Allocations to Participant Accounts will be done in accordance with Article V of the Basic Plan
                 Document:

                 (i)      Daily                             (v)     Quarterly

                 (ii)     Weekly                            (vi)    Semi-Annually

                 (iii)    Monthly                           (vii)   Annually

                 (iv)     Bi-Monthly

                 Indicate Valuation Date(s) to be used by specifying option from list above:

                 Type of Contribution(s)                                     Valuation Date(s)
                 -----------------------                                     -----------------

                 After-Tax Voluntary Contributions [Section 6]
                                                                              --------

                 Elective Deferrals [Section 7(b)]                            V
                                                                              --------

                 Matching Contributions [Section 7(c)]                        V
                                                                              --------

                 Qualified Non-Elective Contributions (Section 7(d)]          V
                                                                              --------

                 Non-Elective Contributions [Section 7(e), (f) and (g)]       V
                                                                              --------

                 Minimum Top-Heavy Contributions [Section 7(i)]               V
                                                                              --------

         (l)     "Year of Service"

                 (i)      For Eligibility Purposes:  The 12-consecutive month period during which an Employee is credited with 1000
                          (not more than 1,000) Hours of Service.

                 (ii)     For Allocation Accrual Purposes:  The Inconsecutive month period during which an Employee is credited with
                          1000 (not more than 1,000) Hours of Service.

                 (iii)    For Vesting purposes: The 12-consecutive month period during which an Employee is credited with 1000 (not more than 1,000) Hours of Service.

4.       ELIGIBILITY REQUIREMENTS

         (a)     Service:

                 / /      (i)     The Plan shall have no service requirement.

                 /X/      (ii)    The Plan shall cover only Employees having completed at least 1 [not more than three (3)] Years of
                                  Service.  If more than one (1) is specified, for Plan Years beginning in 1989 and later, the answer will be deemed to be one (1).

                 NOTE:            If the eligibility period selected is less than one year, an Employee will not be required to complete any specified number of Hours of Service to receive credit for such period.

         (b)     Age:

                 / /      (i)     The Plan shall have no minimum age requirement.

                 /X/      (ii)    The Plan shall cover only Employees having attained age 18   (not more than age 21).

         (c)     Classification:

                 The Plan shall cover all Employees who have met the age and service requirements with the following exceptions:

                 / /      (i)     No exceptions.

                 /X/      (ii)    The Plan shall exclude Employees  included in a unit of Employees covered by a collective bargaining agreement between the Employer and Employee Representatives, if retirement benefits were the subject of good faith bargaining.  For this purpose, the term "Employee Representative"
                                  does not include any organization more than half of whose members are Employees who are owners, officers, or executives of the Employer.

                 /X/      (iii)   The Plan shall exclude Employees who are nonresident aliens and who receive no earned income from the Employer which constitutes income from sources within the United States.

                 /X/      (iv)    The Plan shall exclude from participation any nondiscriminatory classification of Employees determined as follows:

                                  LEASED EMPLOYEES

         (d)     Employees on Effective Date:

                 / /      (i)     Not Applicable.  All Employees will be required to satisfy both the age and Service requirements specified above.

                 /X/      (ii)    Employees employed on the Plan's Effective Date do not have to satisfy the Service requirements specified above.

                 /X/      (iii)   Employees employed on the Plan's Effective Date do not have to satisfy the age requirements specified above.

5.       RETIREMENT AGES

         (a)     Normal Retirement Age:

                 If the Employer imposes a requirement that Employees retire upon reaching a specified age, the Normal Retirement
                 Age selected below may not exceed the Employer imposed mandatory retirement age.

                 /X/      (i)     Normal Retirement Age shall be 65 (not to exceed age 65).

                 / /      (ii)    Normal Retirement Age shall be the later of attaining age ____ (not to exceed age 65) or the
                                  _______ (not to exceed the 5th) anniversary of the first day of the first Plan Year in which the
                                  Participant commenced participation in the Plan.

         (b)     Early Retirement Age:

                 /X/      (i)     Not Applicable.

                 / /      (ii)    The Plan shall have an Early Retirement Age of ____ (not less than 55) and completion of ____
                                  Years of Service.

6.       EMPLOYEE CONTRIBUTIONS

                 /X/      (a)     Participants shall be permitted to make Elective Deferrals in any amount from 1% up to  15%
                                  of their Compensation.

                 If (a) is applicable, Participants shall be permitted to amend their Salary Savings Agreements to change the contribution percentage as provided below:

                 / /      (i)     On the Anniversary Date of the Plan,

                 / /      (ii)    On the Anniversary Date of the Plan and on the first day of the seventh month of the Plan Year,

                 /X/      (iii)   On the Anniversary Date of the Plan and on the first day following any Valuation Date, or

                 / /      (iv)    Upon 30 days notice to the Employer.

    / / (b)      Participants shall be permitted to make after tax Voluntary Contributions.

    / / (c)      Participants shall be required to make after tax Voluntary Contributions as follows (Thrift Savings Plan):

                 / /     (i)      _____% of Compensation.

                 / /     (ii)     A percentage determined by the Employee on his or her enrollment form.

    /X/ (d)      If necessary to pass the Average Deferral Percentage Test, Participants / / may /X/ may not have Elective
                 Deferrals recharacterized as Voluntary Contributions.

        NOTE:    The Average Deferral Percentage Test will apply to contributions under (a) above.  The Average
                 Contribution Percentage Test will apply to contributions under (b) and (c) above, and may apply to (a).

7.  EMPLOYER CONTRIBUTIONS AND ALLOCATION THEREOF

    NOTE: The Employer shall make contributions to the Plan in accordance with the formula or formulas selected below. The Employer's contribution shall be subject to the limitations contained in Articles III and X. For this purpose, a contribution for a Plan Year shall be limited for the Limitation Year which ends with or within such Plan Year. Also, the integrated allocation formulas below are for Plan Years beginning in 1989 and later. The Employer's allocation for earlier years shall be as specified in its Plan prior to amendment for the Tax Reform Act of 1986.

         (a)     Profits Requirement:

                 (i)      Current or Accumulated Net Profits are required for:

                          / /     (A)      Matching Contributions.

                          / /     (B)      Qualified Non-Elective Contributions.

                          / /     (C)      discretionary contributions.

                 (ii)     No Net Profits are required for:

                          /X/     (A)      Matching Contributions.

                          /X/     (B)      Qualified Non-Elective Contributions.

                          /X/     (C)      discretionary contributions.

                 NOTE:            Elective Deferrals can always be contributed regardless of profits.

/X/      (b)     Salary Savings Agreement:

                 The Employer shall contribute and allocate to each Participant's account an amount equal to the amount withheld from the Compensation of such Participant pursuant to his or her Salary Savings Agreement.  If applicable, the maximum percentage is specified in Section 6 above.

                 An Employee who has terminated his or her election under the Salary Savings Agreement other than for hardship reasons may not make another Elective Deferral:

                 / /      (i)     until the first day of the next Plan Year.

                 /X/      (ii)    until the first day of the next valuation period.

                 / /      (iii)   for a period of _____ month(s) (not to exceed 12 months).

/X/      (c)     Matching Employer Contribution [See paragraphs (h)  and (i)]:

                 /X/      (i)     PERCENTAGE MATCH:  The Employer shall contribute and allocate to each eligible Participant's
                                  account an amount equal to 25   % of the amount contributed and allocated in accordance with
                                                             -----
                                  paragraph 7(b) above and (if checked) ____% of /  ] the amount of Voluntary Contributions made in accordance with paragraph 4.1 of the Basic Plan Document.  The Employer shall not match
                                  Participant Elective Deferrals as provided above in excess of $______ or in excess of 3% of the Participant's Compensation or if applicable,

                                  Voluntary Contributions in excess of $_____ or in excess of ____% of the Participant's
                                  Compensation.  In no event will  the match on both Elective Deferrals and Voluntary Contributions exceed a combined amount of $_______ or _____%.

                 / /      (ii)    DISCRETIONARY MATCH:  The Employer shall contribute and allocate to each eligible Participant's account a percentage of the Participant's Elective Deferral contributed and allocated in accordance with paragraph 7(b) above.  The Employer shall set such percentage prior to the end of the Plan Year.  The Employer shall not match Participant Elective Deferrals in excess of $_______
                                  or in excess of  ____% of the Participant's Compensation.

                 / /      (iii)   TIERED MATCH:  The Employer shall contribute and allocate to each Participant's account an amount equal to ____% of the first ____% of the Participant's Compensation, to the extent deferred.

                 / /              ____% of the next ____% of the Participant's Compensation, to the extent deferred.

         NOTE:            Percentages specified in (iii) above may not increase as the percentage of Participant's contribution increases.

                 / /      (iv)    FLAT DOLLAR MATCH:  The Employer shall contribute and allocate to each Participant's account
                                  $______ if the Participant defers at least 1% of Compensation.

                 / /      (v)     PERCENTAGE OF COMPENSATION MATCH:  The Employer shall contribute and allocate to each
                                  Participant's account _____% of Compensation if the Participant defers at least 1% of
                                  Compensation.

                 / /      (vi)    PROPORTIONATE COMPENSATION MATCH:  The Employer shall contribute and allocate to each Participant who defers at least 1% of Compensation, an amount determined by multiplying such Employer Matching
                                  Contribution  by a fraction the numerator of which is the Participant's Compensation and the denominator of which is the Compensation of all Participants eligible to receive such an allocation.  The Employer shall set such discretionary contribution prior to the end of the Plan
                                  Year.

         /X/     (vii)    QUALIFIED MATCH:  Employer Matching Contributions will be treated as Qualified Matching
                          Contributions to the extent specified below:

                          / /     (A)   AU Matching Contributions.

                          / /     (B)   None.

                          / /     (C)   _____% of the Employer's Matching Contribution.

                          / /     (D)   Up to ____% of each Participant's Compensation.

                          /X/     (E)   The amount necessary to meet the /  / Average Deferral  Percentage (ADP) Test, /  /
                                        Average Contribution Percentage (ACP) Test, /X/ Both the ADP and ACP Tests.

                          (viii)  MATCHING CONTRIBUTION COMPUTATION PERIOD:  The time period upon which matching contributions will be based shall be

                          / /     (A)   weekly

                          / /     (B)   bi-weekly

                          / /     (C)   semi-monthly

                          / /     (D)   monthly

                          /X/     (E)   quarterly

                          / /     (F)   semi-annually

                          / /     (G)   annually

                 / /      (ix)  ELIGIBILITY FOR MATCH:  Employer Matching Contributions, whether or not Qualified, will only be made on Employee Contributions not withdrawn prior to the end of the /X/ valuation period / / Plan Year.

/X/      (d)     Qualified Non-Elective Employer Contribution - [See paragraphs (h) and (i)] These contributions are fully vested when contributed.

                 The Employer shall have the right to make an additional discretionary contribution which shall be allocated to each eligible Employee in proportion to his or her Compensation as a percentage of the Compensation of all eligible
                 Employees.  This part of the Employer's contribution and the allocation thereof shall be unrelated to any Employee contributions made hereunder.  The amount of

                 Qualified non-Elective Contributions taken into account for purposes of meeting the ADP or ACP test requirements is:

                 / /      (i)  All such Qualified non-Elective Contributions.

                 /X/      (ii) The amount necessary to meet / / the ADP test, / / the ACP test, /X/ Both the ADP and ACP tests.

                 Qualified non-Elective Contributions will be made to:

                 / /      (iii)   All Employees eligible to participate.

                 /x/      (iv) Only non-Highly Compensated Employees eligible to participate.

/ /      (e)     Additional Employer Contribution Other Than Qualified Non-Elective Contributions - Non-Integrated [See paragraphs
                 (h) and (i)]

                 The Employer shall have the right to make an additional discretionary contribution which shall be allocated to each eligible Employee in proportion to his or her Compensation as a percentage of the Compensation of all eligible
                 Employees.  This part of the Employer's contribution and the allocation thereof shall be unrelated to any Employee contributions made hereunder.

/ /      (f)     Additional Employer Contribution - Integrated Allocation Formula [See paragraphs (h) and (i)]

                 The Employer shall have the right to make an additional discretionary contribution.  The Employer's contribution for the Plan Year plus any forfeitures shall be allocated to the accounts of eligible Participants as follows:

                 (i)      First, to the extent contributions and forfeitures are sufficient, all Participants will receive an allocation equal to 3% of their Compensation.

                 (ii)     Next, any remaining Employer Contributions  and forfeitures will be allocated to Participants who have
                          Compensation in excess of the Taxable Wage Base (excess Compensation).  Each such Participant will receive an allocation in the ratio that his or her excess compensation bears to the excess Compensation of all
                          Participants.  Participants may only receive an allocation of 3% of excess Compensation.

                 (iii)    Next, any remaining Employer contributions and forfeitures will be allocated to all Participants in the ratio that their Compensation plus excess Compensation bears to the total Compensation plus excess
                          Compensation of all Participants.  Participants may only receive an allocation of up to 2.7% of their
                          Compensation plus excess Compensation, under this allocation method.  If the Taxable Wage Base defined at
                          Section

                          3(j) is less than or equal to the greater of $10,000 or 20% of the maximum, the 2.7% need not be reduced.
                          If the amount specified is greater than the greater of $10,000 or 20% of the maximum Taxable Wage Base, but not more than 80%, 2.7% must be reduced to 1.3%. If the amount specified is greater than 80% but less than 100% of the maximum Taxable Wage Base, the 2.7% must be reduced to 2.4%.

        NOTE:    If the Plan is not Top-Heavy or if the Top-Heavy minimum contribution or benefit is provided under another
                 Plan [see Section 11(c)(ii)] covering the same Employees, sub-paragraphs (i) and (ii) above may be disregarded and 5.7%, 4.3% or 5.4% may be substituted for 2.7%, 1.3% or 2.4% where it appears in (iii)
                 above.

                 (iv)     Next, any remaining Employer contributions and forfeitures will be allocated to all Participants (whether or not they received an allocation under the preceding paragraphs) in the ratio that each Participant's
                          Compensation bears to all Participants' Compensation.

/ /     (g)      Additional Employer Contribution-Alternative Integrated Allocation Formula.  [See paragraph (h) and (i)]

                 The Employer shall have the right to make an additional discretionary contribution.  To the extent that such contributions are sufficient, they shall be allocated as follows:

                 ____% of each eligible Participant's Compensation plus ____% of Compensation in excess of the Taxable Wage Base defined at Section 3(j) hereof.  The percentage on excess compensation may not exceed the lesser of (i) the amount first specified in this paragraph or (ii) the greater of 5.7% or the percentage rate of tax under Code Section
                 3111(a) as in effect on the first day of the Plan Year attributable to the Old Age (OA) portion of the OASDI provisions of the Social Security Act.  If the Employer specifies a Taxable Wage Base in Section 3(j) which is lower than the Taxable Wage Base for Social Security purposes (SSTWB) in effect as of the first day of the Plan
                 Year, the percentage contributed with respect to excess Compensation must be adjusted.  If the Plan's Taxable Wage
                 Base is greater than the larger of $10,000 or 20% of the SSTWB but not more than 80% of the SSTWB, the excess percentage is 4.3%. If the Plan's Taxable Wage Base is greater than 80% of the SSTWB but less than 100% of the
                 SSTWB, the excess percentage is 5.4%.

                 NOTE:    Only one plan maintained by the Employer may be integrated with Social Security.

/X/       (h)    Additional Employer Contribution-Points Allocation

                 Employer's profit-sharing contribution, if any, shall be allocated to each Participant in the ratio that the points allocable to such Participant bears to the total points allocable to all Participants.  The points allocable to a
                 Participant shall be 40 points for each Year of Service and one point for each $100 of Compensation.  For purposes of allocating points based upon Compensation, Compensation shall be rounded to the next $100 increment.  For purposes of allocating points based upon Service, Service shall be credited in the same manner as Service is credited for purposes of determining a Participant's vested percentage, except that no credited Service shall be disregarded.  In no event shall the average allocation rate of the Highly Compensated Participants exceed the average allocation rate of the non-Highly Compensated Participants.  If an allocation pursuant to this paragraph would violate the preceding sentence, then the portion of Employer's profit-sharing contribution allocable to the
                 Highly Compensated shall be proportionately reduced, and the portion allocable to the non-Highly Compensated proportionately increased until such time as the  requirements of such sentence are met.

          (i)    Allocation of Excess Amounts (Annual Additions)

                 In the event that the allocation formula above results in an Excess Amount, such excess shall be:

                 / /      (i)  placed in a suspense account accruing no gains or losses for the benefit of the Participant.

                 /X/      (ii) reallocated as additional Employer contributions to all other Participants to the extent that they do not have any Excess Amount.

          (j)    Minimum Employer Contribution Under Top-Heavy Plans:

                 For any Plan Year during which the Plan is Top-Heavy, the sum of the contributions and forfeitures as allocated to eligible Employees under paragraphs 7(d), 7(e), 7(f), 7(g) and 9 of this Adoption Agreement shall not be less than the amount required under paragraph 14.2 of the Basic Plan document.  Top-Heavy minimums will be allocated to:

                 / /      (i)  all eligible Participants.

                 /X/      (ii) only eligible non-Key Employees who are Participants.

          (k)    Return of Excess Contributions and/or Excess Aggregate Contributions:

                 In the event that one or more Highly Compensated Employees is subject to both the ADF and ACP tests and the sum of such tests exceeds the Aggregate Limit, the limit will be satisfied by reducing the:

                 / /      (i)     the ADP of the affected Highly Compensated Employees.

                 / /      (ii)    the ACP of the affected Highly Compensated Employees.

                 /X/      (iii)   a combination of the ADP and ACP of the affected Highly Compensated Employees.

8.       ALLOCATIONS TO TERMINATED EMPLOYEES

         / /     (a)      The Employer will not allocate Employer related contributions to Employees who terminate during a Plan
                          Year, unless required to satisfy the requirements of Code Section 401(a)(26) and 410(b).  (These requirements are effective for 1989 and subsequent Plan Years.)

         /X/     (b)      The Employer will allocate Employer matching and other related contributions as indicated below to
                          Employees who terminate during the Plan Year as a result of:

                       Matching      Other
                       --------      -----

                          /X/         / /      (i)     Retirement.

                          /X/         / /      (ii)    Disability.

                          /X/         / /      (iii)   Death.

                          / /         / /      (iv)    Other termination of employment provided that the Participant has completed a
                                                       Year of Service as defined for Allocation Accrual Purposes.

                          / /         / /      (v)     Other termination of employment even though the Participant has not completed a Year of Service.

                          / /         / /      (vi)    Termination of employment (for any reason) provided that the Participant had completed a Year of Service for Allocation Accrual Purposes.

9.       ALLOCATION OF FORFEITURES

         NOTE:            Subsections (a), (b) and (c) below apply to forfeitures of amounts other than Excess Aggregate
                          Contributions.

         (a)     Allocation Alternatives:

                 / /     (i)   Not Applicable.  All contributions are always fully vested.

                 /X/     (ii)  Forfeitures shall be allocated to Participants in the same manner as the Employer's contribution.

                               If allocation to other Participants is selected, the allocation shall be as follows:

                               /1/   Amount attributable to Employer discretionary contributions and Top-Heavy minimums will be allocated to:

                                     /X/   all eligible Participants under the Plan.

                                     / /   only those Participants eligible for an allocation of Employer contributions in the current year.

                                     / /   only those Participants eligible for an allocation of matching contributions in the current year.

                               /2/   Amounts attributable to Employer Matching contributions will be allocated to:

                                     / /   all eligible Participants.

                                     /X/   only those Participants eligible for allocations of matching contributions in the current year.

                 / /     (iii) Forfeitures shall be applied to reduce the Employer's contribution for such Plan Year.

                 / /     (iv)  Forfeitures shall be applied to offset administrative expenses of the Plan.  If forfeitures exceed these expenses, (iii) above shall apply.

         (b)     Date for Reallocation:

         NOTE:   If no distribution has been made to a former Participant, sub-section (i) below will apply to such Participant even if the Employer elects (ii), (iii) or (iv) below as its normal administrative policy.

              / /     (i)   Forfeitures shall be reallocated at the end of the Plan Year during which the former Participant incurs his or her fifth consecutive one year Break In Service.

              / /     (ii)  Forfeitures will be reallocated immediately (as of the next Valuation Date).

              / /     (iii) Forfeitures shall be reallocated at the end of the Plan Year during which the former Employee incurs his or her ___ (1st, 2nd, 3rd, or 4th) consecutive one year Break In Service.

              /X/     (iv)  Forfeitures will be reallocated immediately (as of the Plan Year end).

         (c)  Restoration of Forfeitures:

              If amounts are forfeited prior to five consecutive 1-year Breaks in Service, the Funds for restoration of account balances will be obtained from the following resources in the order indicated (fill in the appropriate number):

              /1/     (i)   Current year's forfeitures.

              /2/     (ii)  Additional Employer contribution.

              /3/     (iii) Income or gain to the Plan.

         (d)  Forfeitures of Excess Aggregate Contributions shall be:

              / /     (i)   Applied to reduce Employer contributions.

              /X/     (ii)  Allocated, after all other forfeitures under the Plan, to the Matching Contribution account of each non-highly compensated Participant who made Elective Deferrals or Voluntary Contributions in the ratio which each such Participant's Compensation for the Plan Year bears to the total
                            Compensation of all Participants for such Plan Year.  Such forfeitures cannot be allocated to the account of any Highly Compensated Employee.

              Forfeitures of Excess Aggregate Contributions will be so applied at the end of the Plan Year in which they occur.

10.      CASH OPTION

              / / (a)    The Employer may permit a Participant to elect to defer to the Plan, an amount not to exceed _____% of any
                         Employer paid cash bonus made for such Participant for any year.  A Participant must file an election to defer such contribution at least fifteen (15) days prior to the end of the Plan

                          Year.  If the Employee fails to make such an election, the entire Employer paid cash bonus to which the
                          Participant would be entitled shall be paid as cash and not to the Plan.  Amounts deferred under this section shall be treated for all purposes as Elective Deferrals.  Notwithstanding the above, the election to defer must be made before the bonus is made available to the Participant.

         /X/     (b)      Not Applicable.

11.      LIMITATIONS ON ALLOCATIONS

         /X/     This is the only Plan the Employer maintains or ever maintained, therefore, this section is not applicable.

         / /     The Employer does maintain or has maintained another Plan (including a Welfare Benefit Fund or an individual medical account (as defined in Code Section 415(l)(2)), under which amounts are treated as Annual Additions) and has completed the proper sections below.

                 Complete (a), (b) and (c) only if the Employer maintains or ever maintained another qualified plan, including a
                 Welfare Benefit Fund or an individual medical account [as defined in Code Section 415(l)(2)] in which any
                 Participant in this Plan is (or was) a participant or could possibly become a participant.

         (a)     If the Participant is covered under another qualified Defined Contribution Plan maintained by the Employer, other than a Master or Prototype Plan.

                 / /      (i)  the provisions of Article X of the Basic Plan Document will apply, as if the other plan were a Master or Prototype Plan.

                 / /      (ii) Attach provisions stating the method under which the plans will limit total Annual Additions to the
                               Maximum Permissible Amount, and will properly reduce any Excess Amounts, in a manner that precludes
                               Employer discretion.

         (b)     If a Participant is or ever has been a participant in a Defined Benefit Plan maintained by the Employer:

                 Attach provisions which will satisfy the 1.0 limitation of Code Section 415(e).  Such language must preclude
                 Employer discretion.  The Employer must also specify the interest and mortality assumptions used in determining
                 Present Value in the Defined Benefit Plan.

         (c)     The minimum contribution or benefit required under Code Section 416 relating to Top-Heavy Plans shall be satisfied by:

                 / /      (i)     this Plan.

                 / /      (i)
                                  ----------------------------------------
                                  (Name of other qualified plan of the Employer).

                 / /      (iii)   Attach provisions stating the method under which the minimum contribution and benefit provisions of Code Section 416 will be satisfied.  If a Defined Benefit Plan is or was maintained, an attachment must be provided showing interest and mortality assumptions used in the Top-Heavy
                                  Ratio.

12.      VESTING

         Employees shall have a fully vested and nonforfeitable interest in any Employer contribution and the investment earnings thereon made in accordance with paragraphs (select one or more options) /  / 7(c), /  / 7(e), /  / 7(f), /  / 7(g) and
         /  / 7(i) hereof. Contributions under paragraph 7(b), 7(c)(vii) and 7(d) are always fully vested.  If one or more of the foregoing options are not selected, such Employer contributions shall be subject to the vesting table selected by the
         Employer.

         Each Participant shall acquire a vested and nonforfeitable percentage in his or her account balance attributable to
         Employer contributions and the earnings thereon under the procedures selected below except with respect to any Plan Year during which the Plan is Top-Heavy, in which case the Two-twenty vesting schedule [Option (b)(iv)] shall automatically apply unless the Employer has already elected a faster vesting schedule.  If the Plan is switched to option (b)(iv), because of its Top-Heavy status, that vesting schedule will remain in effect even if the Plan later becomes non-Top-Heavy until the Employer executes an amendment of this Adoption Agreement indicating otherwise.

         (a)     Computation Period:

                 The computation period for purposes of determining Years of Service and Breaks in Service for purposes of computing a Participant's nonforfeitable right to his or her account balance derived from Employer contributions:

                 / /      (i)     shall not be applicable since Participants are always fully vested,

                 / /      (ii)    shall commence on the date on which an Employee first performs an Hour of Service for the Employer and each subsequent 12-consecutive month period shall commence on the anniversary thereof, or

                 /X/      (iii)   shall commence on the first day of the Plan Year during which an Employee first performs an Hour of Service for the Employer and each subsequent 12-consecutive month period shall commence on the anniversary thereof.

         A Participant shall receive credit for a Year of Service if he or she completes at least 1,000 Hours of Service [or if lesser, the number of hours specified at 3(l)(iii) of this

Adoption Agreement] at any time during the 12-consecutive month computation period. Consequently, a Year of Service may be earned prior to the end of the Inconsecutive month computation period and the Participant need not be employed at the end of the 12-consecutive month computation period to receive credit for a Year of Service.

(b)     Vesting Schedules:

NOTE:   The vesting schedules below only apply to a Participant who has at least one Hour of Service during  or after the
        1989 Plan Year.  If applicable, Participants who separated from Service prior to the 1989 Plan Year will remain under the vesting schedule as in effect in the Plan prior to amendment for the Tax Reform Act of 1986.

   (i)  Full and immediate vesting.

                             Years of Service
                             ----------------

                       1        2         3        4      5        6        7
                   -----    -----     -----   ------   ----    -----     ----
            (ii)    ____%      100%

            (iii)   ____%     ____%   100%

            (iv)     0  %       20%    40%      60%     80%     100%

            (v)     ____%     ____%    20%      40%     60%      80%    100%

            (vi)      10%       20%    30%      40%     60%      80%    100%

            (vii)   ____%     ____%  ____%    ____%    100%

            (viii)  ____%     ____%  ____%    ____%    ___%     ___%    100%


NOTE:    The percentages selected for schedule (viii) may not be less for any year than the percentages shown at schedule (v).

         /X/     All contributions other than those which are fully vested when contributed will vest under schedule iv above.

         / /     Contributions other than those which are fully vested when contributed will vest as provided below:

                    Vesting
                 Option Selected           Type Of Employer Contribution
                 ---------------           -----------------------------

                 ______                    7(c) Employer Match on Salary Savings

                 ______                    7(c) Employer Match on Employee Voluntary

                 ______                    7(e) Employer Discretionary

                 ______                    7(f) & (g) Employer Discretionary - Integrated

         (c)     Service disregarded for Vesting:

                 /X/      (i)     Not Applicable.  All Service shall be considered.

                 / /      (ii)    Service prior to the Effective Date of this Plan or a predecessor plan shall be disregarded when computing a Participant's vested and nonforfeitable interest.

                 / /      (iii)   Service prior to a Participant having attained age 18 shall be disregarded when computing a
                                  Participant's vested and nonforfeitable interest.

13.      SERVICE WITH PREDECESSOR ORGANIZATION

         For purposes of satisfying the Service requirements for eligibility, Hours of Service shall include Service with the following predecessor organization(s):
         (These hours will also be used for vesting purposes.)                Mid-Atlantic

         SEE ATTACHED

14.      ROLLOVER/TRANSFER CONTRIBUTIONS

         (a)     Rollover Contributions, as described at paragraph 4.3 of the Basic Plan Document, /X/ shall / / shall not be permitted.  If permitted, Employees /X/ may / / may not make Rollover Contributions prior to meeting the eligibility requirements for participation in the Plan.

         (b)     Transfer Contributions, as described at paragraph 4.4 of the Basic Plan Document /X/ shall / / shal1 not be permitted.  If permitted, Employees /X/ may / / may not make Transfer Contributions prior to meeting the eligibility requirements for participation in the Plan.

         NOTE:      Even if available, the Employer may refuse to accept such contributions if its Plan meets the safe-harbor rules of paragraph 8.7 of the Basic Plan Document.

15.      HARDSHIP WITHDRAWALS

         Hardship withdrawals, as provided for in paragraph 6.9 of the Basic Plan Document, /X/ are / / are not permitted.

16.      PARTICIPANT LOANS

         Participant loans, as provided for in paragraph 13.5 of the Basic Plan Document, / / are /X/ are not permitted.  If permitted, repayments of principal and interest shall be repaid to / / the Participant's segregated account or / / the general Fund.

17.      INSURANCE POLICIES

         The insurance provisions of paragraph 13.6 of the Basic Plan Document / / shall /X/ shall not be applicable.

18.      EMPLOYER INVESTMENT DIRECTION

         The Employer investment direction provisions, as set forth in paragraph 13.7 of the Basic Plan Document, /X/ shall / /
         shall not be applicable.

19.      EMPLOYEE INVESTMENT DIRECTION

         (a)     The Employee investment direction provisions, as set forth in paragraph 13.8 of the Basic Plan Document /X/ shall
                 / / shall not be applicable.

                 If applicable, Participants may direct their investments:

                 /X/      (i)     among funds offered by the Trustee.

                 / /      (ii)    among any allowable investments.

         (b)     Participants may direct the following kinds of contributions and the earnings thereon (check all applicable):

                 /X/      (i)     All Contributions

                 / /      (ii)    Elective Deferrals

                 / /      (iii)   Employee Voluntary Contributions (after-tax)

                 / /      (iv)    Employee Mandatory Contributions (after-tax)

                 / /      (v)     Employer Qualified Matching Contributions

                 / /      (vi)    Other Employer Matching Contributions

                 / /      (vii)   Employer Qualified Non-Elective Contributions

                 / /      (viii)  Employer Discretionary Contributions

                 / /      (ix)    Rollover Contributions

                 / /      (x)     Transfer Contributions

                 / /      (xi)    All of above which are checked, but only to the extent that the Participant is vested in those contributions.

         NOTE:            To the extent that Employee investment direction  was previously allowed, it shall continue to be allowed on those amounts and the earnings thereon.

20.      EARLY PAYMENT OPTION

         (a)     A Participant who separates from Service prior to retirement, death or Disability /X/ may / / may not make application to the Employer requesting an early payment of his or her vested account balance.

         (b)     A Participant who has attained age 59-1/2 and who has not separated from Service /X/ may / / may not obtain a distribution of his or her vested Employer contributions.  Distribution can only be made if the Participant is 100%
                 vested.

         (c)     A Participant who has attained the Plan's Normal Retirement Age and who has not separated from Service /X/ may / /
                 may not receive a distribution of his or her vested account balance.

         NOTE:            If the Participant has had the right to withdraw his or her account balance in the past, this right may not be taken away.  Notwithstanding the above, to the contrary, required minimum distributions will be paid.  For timing of distributions, see item 21(a) below.

21.      DISTRIBUTION OPTIONS

         (a)     Timing of Distributions:

                 In cases of termination for other than death, Disability or retirement, benefits shall be paid:

                 /X/      (i)     As soon as administratively feasible, following the close of the valuation period during which a distribution is requested or is otherwise payable.

                 / /      (ii)    As soon as administratively feasible following the close of the Plan Year during which a distribution is requested or is otherwise payable.

                 / /      (iii)   As soon as administratively feasible, following the date on which a distribution is requested or is otherwise payable.

                 / /      (iv)    As soon as administratively feasible, after the close of the Plan Year during which the
                                  Participant incurs ____ consecutive one-year Breaks in Service.

                 / /      (v)     Only after the Participant has achieved the Plan's Normal Retirement Age, or Early Retirement Age,
                                  if applicable.

                 In cases of death, Disability or retirement, benefits shall be paid:

                 /X/      (vi)    As soon as administratively feasible, following the close of the valuation period during which a distribution is requested or is otherwise payable.

                 / /      (vii)   As soon as administratively feasible following the close of the Plan Year during which a distribution is requested or is otherwise payable.

                 / /      (viii)  As soon as administratively feasible, following the date on which a distribution is requested or is otherwise payable.

         (b)     Optional Forms of Payment:

                 /X/      (i)     Lump Sum.

                 /X/      (ii)    Installment Payments.

                 /X/      (iii)   Life Annuity*.

                 /X/      (iv)    Life Annuity Term Certain*.
                                  Life Annuity with payments guaranteed for 10      years (not to exceed 20 years, specify all
                                                                            -------
                                  applicable).

                 / /      (v)     Joint and / / 50%, / / 66-2/3%, / / 75% or / / 100% survivor annuity* (specify all applicable).

                 / /      (vi)    Other form(s) specified: ___________________


                 *Not available in Plan meeting provisions of paragraph 8.7 of Basic Plan Document.

         (c)     Recalculation of Life Expectancy:

                 In determining required distributions under the Plan, Participants and/or their Spouse (Surviving Spouse) /X/ shall
                 / / shall not have the right to have their life expectancy recalculated annually.

                 If "shall",

                 / /      only the Participant shall be recalculated.

                 / /      both the Participant and Spouse shall be recalculated.

                 /x/      who is recalculated shall be determined by the Participant.

22.      SPONSOR CONTACT

         Employers should direct questions concerning the language contained in and qualification of the Prototype to:


         (Job Title)         DIRECTOR OF HUMAN RESOURCES
         (Phone Number)     (703) 660-6677 EXT. 6110


         In the event that the Sponsor amends, discontinues or abandons this Prototype Plan, notification will be provided to the
         Employer's address provided on the first page of this Agreement.

23.      SIGNATURES:

         DUE TO THE SIGNIFICANT TAX RAMIFICATIONS, THE SPONSOR RECOMMENDS THAT BEFORE YOU EXECUTE THIS ADOPTION AGREEMENT, YOU
         CONTACT YOUR ATTORNEY OR TAX ADVISOR, IF ANY.

         (a)     EMPLOYER:

                 Name and address of Employer if different than specified in Section 1 above.





                 This agreement and the corresponding provisions of the Plan and Trust/Custodial Account Basic Plan Document were adopted by the Employer the 3rd day of May, 1995.

                 Signed for the Employer by:

                 Title:

                 Signature:          /s/ Vincent D. Kelly
                                     --------------------------------

                 THE EMPLOYER UNDERSTANDS THAT ITS FAILURE TO PROPERLY COMPLETE THE ADOPTION AGREEMENT MAY RESULT IN
                 DISQUALIFICATION OF ITS PLAN.

                 Employer's Reliance:  The adopting Employer may not rely on an opinion letter issued by the National Office of the
                 Internal Revenue Service as evidence that the Plan is qualified under Code Section 401.  In order to obtain reliance with respect to Plan qualification, the Employer must apply to the appropriate Key District Office for a determination letter.

                 This Adoption Agreement may only be used in conjunction  with Basic Plan Document.

                                                                 EXHIBIT 13.1
                                                                 TO EXHIBIT 13.1



METROCALL
1995
ANNUAL REPORT


[Picture of Metrocall, Inc. corporate headquarters]

METROCALL INC.

METROCALL IS POISED TO ASSUME A LEADERSHIP ROLE IN THE PAGING INDUSTRY. 1996 WILL BE A THRESHOLD YEAR FOR THE COMPANY AS IT PASSES THE ONE MILLION SUBSCRIBER MARK IN THE FIRST QUARTER AND SEEKS TO DOUBLE THE SIZE AND SCOPE OF THE COMPANY BY YEAR END. IT IS OF STRATEGIC RELEVANCE THAT YOUR COMPANY EXECUTE AND DELIVER ON ALL THREE ELEMENTS OF OUR STATED "GROW, BUILD, AND ACQUIRE" STRATEGY.

CONTENTS

1        FINANCIAL HIGHLIGHTS
2        SHAREHOLDERS' LETTER
4        OUR CORPORATE VISION
6        OUR MARKETING STRATEGY
8        OUR FINANCIAL STRATEGY
10       SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
11       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
15       REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
16       CONSOLIDATED BALANCE SHEETS
17       CONSOLIDATED STATEMENTS OF OPERATIONS
18       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
19       CONSOLIDATED STATEMENTS OF CASH FLOWS
20       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
27       CORPORATE INFORMATION AND MANAGEMENT
28       BOARD OF DIRECTORS AND COMMITTEES

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per unit amounts)                                             1993           1994(a)        1995
------------------------------------------------------------------------------------------------------------------------------
Net Revenues(b)                                                                        $  33,530      $  50,893      $  95,332
Operating Cash Flow(c)                                                                 $  10,923      $  16,152      $  27,771
Pagers in Service Per Employee                                                               716          1,007          1,047
Operating Cost Per Unit Per Month                                                      $    8.39      $    7.36      $    6.71
Pagers in Service                                                                        247,716        755,546        944,013
------------------------------------------------------------------------------------------------------------------------------

(a) 1994 includes the results of operations of acquired companies from their respective dates of acquisition.
(b)  Total revenues less net book value of products sold.
(c)  Earnings before interest, taxes, depreciation, and amortization.


METROCALL NATIONWIDE WIRELESS NETWORK:
6 REGIONS, 50 STATES, 864 CITIES

[GRAPHIC: MAP ILLUSTRATING METROCALL NATIONWIDE WIRELESS NETWORK]

DEAR SHAREHOLDERS, EMPLOYEES, AND FRIENDS:

The year 1995 marked our 30th year in the wireless communications business. We view this past year as an important consolidation period, following our two major acquisitions completed in late 1994. Your management was involved in numerous transition issues, including the integration of distribution, marketing, management information systems, and financial functions -- and developed a strategy to foster internal growth and facilitate acquisitions. Substantial capital was invested in paging network expansion and new market development. Programs to enhance customer support and improve our regional and wide-area local network infrastructure were initiated. We believe the regions networked by your Company are better served as a result, and that substantial future growth can be accommodated.

[PHOTO OF RICHARD M. JOHNSTON]

A highlight of the past year was the successful public equity offering which raised $1l3 million, and the sale of senior subordinated notes through a public debt offering of approximately $150 million. The financings enabled your Company to repay bank indebtedness, fund the capital investment plan, and end the year with substantial cash balances. Going forward, our balance sheet is one of the strongest among industry participants. The Company's financial strength, coupled with our ability to access additional financing, will enable us to pursue our announced strategy of "grow, build, and acquire."

Technology, economies of scale, and access to capital have been accelerating consolidation of the paging industry. Today, some 70% of the U.S. market is controlled by the top ten providers. Pricing is competitive, and alternative forms of distribution are supplementing the traditional mode of direct selling. Industry sources predict 35 million pagers in service by the end of 1996 compared with five million a decade ago. We expect to be a driving force in the growth and further consolidation of the paging industry.

During 1995, our distribution channels continued to shift toward indirect forms such as resellers, retail stores, and mail-order fulfillment houses. For example, we signed distribution agreements with Ritz Camera Centers, the nationwide photography and electronics retail chain, and with Crutchfield, the consumer electronics mail-order catalogue. We are positioning our marketing effort to utilize additional channels of distribution such as database telemarketing, national strategic partnerships, and franchising of reseller companies.

Our product line of higher margin "enhanced paging" services was expanded to meet growing consumer demand for innovative options. Examples include "One Touch," which features MetroFax, Multiple Greeting option, "Meet Me," and "Find Me."

New markets which opened in 1995 included Boston, Phoenix, Pittsburgh, San Diego, Las Vegas, and Florida. Coverage areas were extended in several metropolitan areas in response to expanded customer patterns of use. We continued a strategic build-out of our nationwide network infrastructure and experienced meaningful growth in subscribers.

As we indicated earlier, management devoted considerable effort to acquisition activity throughout the year, in addition to addressing the transition issues related to our 1994 acquisitions, which virtually tripled the size of our Company. Board support of management's strategy, together with the restructuring of the balance sheet, has provided the direction and means to actively pursue quality, complementary paging company acquisitions in the consolidation phase of this industry. Your board and management believe it to be in the best interest of all shareholders to aggressively grow the Company through a three-phased strategy. We view it as a vital component of building shareholder value, as well as strengthening our Company's future viability.

Shortly after the end of 1995, the Board of Directors reorganized board and certain management roles, placing the undersigned in our current positions. Our many years of telecommunication investing, management experience, and entreprenuership give us confidence that we are on the right track to participate fully in the continued rapid growth of wireless messaging. We are mindful of the resource requirements for a "grow, build, and acquire" plan and are totally committed to its success. We must promote a winning mentality among our employees and management to meet the challenges of becoming a leader in this consolidating industry. Our internal growth rate must be maintained with managers empowered to meet agreed upon objectives. Distribution channels must be broadened, and our acquisition plan must achieve meaningful additions. We must prepare to offer our long-term and newly-acquired customers new voice and data services as the personal communications industry expands. It is an exciting time in one of the most exciting segments of the telecommunications revolution.

[PHOTO OF WILLIAM L. COLLINS III]

We welcome Ronald Aprahamian to our Board of Directors and thank our former Chairman and President, Harry Brock, and former Chief Executive Officer, Chris Kidd, for their many years of service. We also thank our loyal and dedicated employees for their continued efforts in giving Metrocall a strong foundation and a leadership position in our industry.


Sincerely,

/s/ RICHARD M. JOHNSTON                 /s/ WILLIAM L. COLLINS III

RICHARD M. JOHNSTON                     WILLIAM L. COLLINS III
Chairman of the Board                   President and Chief Executive Officer

OUR CORPORATE VISION

The wireless messaging industry has undergone a dramatic transformation over the last few years, redefining the standards for success in this marketplace. Events we describe as commonplace today would have amazed the industry only a few years ago. In fact, the industry has experienced more change in the past two years than in all of the previous ten. Today, competition and technological advancements are forcing the consolidation of the communications industry. During this consolidation phase Metrocall has emerged as a leader and one of the top ten paging companies in the United States. This did not happen by accident, but rather by design. We have attained our position by developing a strategy and then executing it. It is this plan, to "grow, build, and acquire" that represents the driving force in Metrocall's future.

Our strategy is simple: we will "grow" existing markets internally, seeking an above industry average growth rate that will increase our market share; we will "build" new markets and increase our presence throughout the United States, linking local markets to regional ones and then expanding them as part of our nationwide system; and we will "acquire" quality, complementary companies as a means of strategically expanding to the scale and size necessary for remaining an industry leader.

An important benchmark for success in our industry is the growth and scale of one's subscriber base. Metrocall demonstrated its commitment to this goal over the last year. By the end of 1995 Metrocall had, in a little over 16 months, tripled its base to nearly one million subscribers. Our internal subscriber growth surge during the last quarter of 1995 also demonstrated this commitment. Our plan to strengthen, focus and incentivize our sales force as well as developing nationally a multi-tiered distribution strategy holds great promise for 1996. This strategy allows us to aggressively increase our subscriber base internally, grow our operating cash flow, and increase the value of Metrocall for every shareholder.

Our strategy does not stop with internal growth. The marketplace demands nationwide capabilities, not only in terms of frequency and footprint, but national market presence and distribution.

Metrocall, with its two nationwide frequencies has advantageous spectrum possibilities and capabilities to serve its customers today and into the future. We invested in a nationwide buildout in 1995 with plans for continued expansion in 1996. We are responding to the market and remain dedicated to incorporating our network capabilities as a key component of our strategic plan.

In order to remain a leader in the consolidating wireless messaging industry, where size and scope are paramount, we have set in motion an aggressive acquisition program. In 1994 we acquired two major companies and successfully integrated all systems and personnel in 1995. The speed at which our industry has consolidated demands that Metrocall execute its aggressive acquisition strategy during 1996. Management has formulated a three-phased acquisition plan of business consolidation that seeks to double the size of the Company as a direct result of these efforts. The acquired companies will provide geographical and synergistic assets which combined produces a national wireless information network and distribution structure in a rapidly consolidating industry. This aggressive pursuit of quality acquisitions will dominate senior management efforts during the year.

To succeed in this marketplace a company must employ a forward thinking strategy that reflects the realities of our industry yet possesses the flexibility to capitalize on opportunities. We must be able to look beyond the present and build for the future. Strategic investments in Metrocall's nationwide infrastructure, in management information systems, and in developing senior management talent must continue. New opportunities must be seized; new technologies deployed; new markets developed. Today, the United States dominates the paging industry and will remain its foundation. However, the wireless communications revolution has begun to dawn overseas as well and we are committed to exploring opportunities on a global basis as they arise. 1996 is a year of great opportunity for Metrocall to strengthen its leadership position and be recognized and rewarded for having had the vision to invest and build for the future.

GROW... BUILD... ACQUIRE

[DEPICTION OF A GLOBE]

[PHOTO OF WILLIAM L. COLLINS III]

"OUR STRATEGY FOR CONTINUED LEADERSHIP IN THE WIRELESS MESSAGING INDUSTRY IS TO AGGRESSIVELY INCREASE OUR SUBSCRIBER BASE INTERNALLY, "GROW" OUR OPERATING CASH FLOW, "BUILD" OUT OUR NATIONWIDE INFRASTRUCTURE, AND "ACQUIRE" QUALITY, COMPLEMENTARY COMPANIES AS A MEANS OF STRATEGICALLY EXPANDING THE SCALE AND SCOPE OF THE COMPANY. THE SPEED AT WHICH OUR INDUSTRY HAS CONSOLIDATED DEMANDS THAT METROCALL EXECUTE ITS STRATEGY DURING 1996 AND BE RECOGNIZED AND REWARDED FOR HAVING HAD THE VISION TO INVEST AND BUILD FOR THE FUTURE."

WILLIAM L. COLLINS III
PRESIDENT AND CHIEF EXECUTIVE OFFICER

OUR MARKETING STRATEGY

Metrocall's marketing strategy is to grow internally at above industry average growth rates by employing a multi-tiered distribution strategy. This past year has effected enormous changes in our industry and its means of distribution, presenting us with unique opportunities for growth.

Metrocall has grasped these opportunities, rapidly mapping out a strategy for internal growth that was in place before year's end. We have developed a multi-tiered distribution plan that addresses each of the Company's networks -- local, regional, and nationwide -- with each tier targeting a specific market segment for both the business and consumer sectors.

Traditional methods of distribution continue to be very successful. Our reseller program has constituted over 50% of our internal growth over the last several quarters and represents the lowest cost of sale of any distribution channel. Direct sales, where specialized sales forces target small, medium, and large companies, continue to produce new subscribers across each business front. Inside sales, where existing customers add on new units or acquire enhanced features, have grown faster and are proving more cost-effective than traditional direct sales.

Even though many of the traditional methods remain effective, we continue to develop new channels of distribution to supplement them and reduce the marketing cost per new subscriber. Among those we are focusing on for 1996 are database marketing, catalogue sales, and the use of strategic partnerships.

Our database marketing department analyzes the professional and small business segment of the market and then targets specific sectors through direct mail and/or telemarketing. This channel employs a lower cost of sale and reaches a wider audience for both our local and nationwide products.

In 1995 we began exploring catalogue sales, a distribution channel which has seen meteoric growth over the last several years. We recently signed an agreement with a major distributor, which allows us to reach a nationwide audience for our local and nationwide products of over six million households. Although the implementation of this plan is relatively recent, we have already seen the benefits of this distribution program.

With a renewed focus on both local and nationwide small business and consumer markets, we have begun entering into strategic partnerships with selected companies that have large customer bases such as long distance and cable companies. This approach, which seeks to establish a mutually beneficial relationship for both parties, accesses a market that is predisposed toward our products. We expect these partnerships to both increase our return while expanding our base.

Although product sales are always paramount in our operations, we have also continued to emphasize the importance of building a strong foundation for our internal growth. Metrocall's Nationwide Network has expanded to include over 860 cities throughout the United States. We have integrated our management information and billing systems in order to provide access to our indirect distribution channels so they may better serve their own customer base. Functions such as accounting, inventory, and credit and collections have been centralized to improve efficiency, productivity, and management control. We have further improved and upgraded our National Customer Service Center providing extended hours of service for our nationwide subscribers.

The Company is constantly fine tuning its operations to achieve the efficiencies and economies of scale necessary to provide exceptional service while maintaining a low cost infrastructure. We continue to identify and evaluate those areas where we can further automate, streamline, or eliminate functions.

While the Company recognizes the importance of technological advancement, we know that our people will always be our greatest asset. When it comes to our workforce, we have one of the most experienced management and marketing teams in the mobile communications industry.

As the consolidation of the paging industry continues, we are uniquely prepared to play a major role in shaping its future.

SUBSCRIBER GROWTH THROUGH... MULTI-TIERED DISTRIBUTION

[PICTURE OF SEVERAL METROCALL PAGERS]

[PHOTO OF STEVEN D. JACOBY]

"A key to remaining an industry leader is being responsive to the dynamic evolution of the wireless messaging industry. Even though many of the traditional sales methods remain effective, we continue to develop new channels of distribution to take advantage of the explosive growth projected for our industry segment.

Metrocall has develop a multi-tiered distribution strategy that addresses each of the Company's networks -- local, regional and nationwide -- with each tier targeting a specific market segment. We have also begun pursuing strategic partnerships with other subscriber-based communications companies to expand our distribution capabilities. Database marketing initiated in 1995 is also leading us toward attractive targets in specialized business markets. This strategy allows us to increase market penetration while maintaining one of the lowest marketing costs per subscriber ratios in the industry."

Steven D. Jacoby
Chief Operating Officer

OUR FINANCIAL STRATEGY

The strength of a company is often measured by, among other things, its balance sheet. Historically, Metrocall has had one of the strongest balance sheets in the industry. Going into 1996, Metrocall is again one of the healthiest companies in the industry based on the strength of our balance sheet. This has always been our hallmark and a key element in our financial strategy.

Large amounts of capital investment are needed to build a national communications company. Metrocall's Nationwide Network, first activated in November 1993, now covers 864 U.S. cities with 32 field offices and offers paging and other wireless services to over 940,000 subscribers throughout the top 100 Standard Metropolitan Service Areas (SMSAs) in the United States. This Network not only provides Metrocall with an exclusive nationwide paging system but also offers an efficient, low cost means of entering new local and regional markets.

Metrocall continues to invest in infrastructure -- transmitters, paging terminals, and computer systems -- necessary to increase capacity as we "build" for the future. In 1996 our strategic plans call for both the continued build out of our infrastructure and the aggressive pursuit of quality, complementary acquisitions. We will continue the expansion of our service capacity and coverage areas in order to achieve a low-cost and large-scale operating platform for both near- and long-term.

In a rapidly consolidating industry where the survival of the fittest dictates judicious expenditures of capital to acquire the assets and companies needed to leverage the Company forward, ever larger amounts of capital will be required. It is testimony to Metrocall's "grow, build, and acquire" strategy and our record that in 1995 we successfully completed a massive underwriting to raise capital for the Company's future. The investing public, both individually and through a large cadre of investing institutions, placed over $260 million of equity and debt into Metrocall.

Throughout 1995, Metrocall continued to pursue the "grow" element of our strategy, increasing our customer base by approximately 25% solely through internal growth. This growth was facilitated in part by direct sales through the pursuit of small and mid-sized accounts and by emphasizing value-added services. The Company also expanded distribution channels to include indirect sales through paging service resellers.

During 1994, Metrocall more than tripled our base of pagers in service as a result of both acquisitions and internal growth. As we enter 1996, Metrocall's Board of Directors and management are committed, prepared, and equipped to execute the third leg of our operating strategy, "acquire." We have assembled a knowledgeable and experienced team comprised of bankers, lawyers, and accountants, as well as key members from within our own management, to move quickly and assuredly in evaluating potential candidates for acquisition.

Our current balance sheet and history lends credibility to our strategy of growth through acquisitions which make financial and strategic sense to Metrocall and our shareholders. Our acquisition strategy is based on our evaluation of long established criteria, including the size of the subscriber base, paging spectrum, geographic coverage, market penetration, potential administrative operating efficiencies, financial leverage, and price. The ultimate goal, of course, is to increase shareholder value.

Metrocall remains a financially strong company with assets, leverage, and banking relationships in place to continue the implementation of our "grow, build, and acquire" strategy. The support we have received from our investors, employees, and professional relationships has been overwhelming. We look forward to ensuring the continued financial success of our Company and increasing shareholder value as we enter the new year.

BUILDING AN INFRASTRUCTURE FOR THE FUTURE

[PHOTO OF SATELLITE DISH]

[PHOTO OF VINCENT D. KELLY]

"METROCALL'S RESPONSE TO A GROWING, YET RAPIDLY CONSOLIDATING INDUSTRY INCLUDES CONTINUING TO BUILD OUT VITAL INFRASTRUCTURE -- TRANSMITTERS, PAGING TERMINALS AND COMPUTER SYSTEMS -- AND THE AGGRESSIVE PURSUIT OF QUALITY, COMPLEMENTARY ACQUISITIONS. RECENT ACQUISITIONS HAVE SIGNIFICANTLY ADDED TO OUR SUBSCRIBER BASE IN ESTABLISHED MARKETS AND FUSED ADDITIONAL NEW TERRITORY ONTO OUR NATIONWIDE BASE. BY CONTINUING TO EXPAND SERVICE CAPACITY AND COVERAGE AREAS, WE WILL ACHIEVE A LOW COST OPERATING PLATFORM FOR BOTH THE NEAR- AND LONG-TERM. OUR 1995 DEBT AND EQUITY OFFERINGS HAVE INCREASED METROCALL'S FINANCIAL STRENGTH AND FLEXIBILITY, SETTING THE STAGE FOR ADDITIONAL GROWTH IN 1996."

VINCENT D. KELLY
CHIEF FINANCIAL OFFICER AND TREASURER

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table presents selected financial data of the Company for each of the five years in the period ended December 31, 1995. The historical financial data has been derived from the audited consolidated financial statements of the Company. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and notes thereto presented elsewhere herein.


                                                                                        Year Ended December 31,
                                                                  -----------------------------------------------------------------
(Dollars in thousands, except per share, unit and per unit data)       1991          1992          1993        1994(1)         1995
-----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Service, rent and maintenance revenues                            $  29,140     $  30,996     $  33,111     $  49,716     $  92,160
Product sales                                                         4,101         4,196         4,549         8,139        18,699
                                                                  -----------------------------------------------------------------
   Total revenues                                                    33,241        35,192        37,660        57,855       110,859
Net book value of products sold                                      (3,319)       (3,439)       (4,130)       (6,962)      (15,527)
                                                                  -----------------------------------------------------------------
   Net revenues                                                      29,922        31,753        33,530        50,893        95,332

Operating expenses before depreciation
  and amortization(2)                                                19,770        20,683        27,438        34,741        69,611
Depreciation and amortization                                         6,695         6,594         6,525        13,829        31,504
                                                                  -----------------------------------------------------------------
Income (loss) from operations                                         3,457         4,476          (433)        2,323        (5,783)
Interest and other income                                             2,105         1,212            77           161         2,011
Interest expense                                                     (4,101)       (2,631)       (1,331)       (3,726)      (12,533)
                                                                  -----------------------------------------------------------------
Income (loss) before income tax benefit
  (provision) and extraordinary item                                  1,461         3,057        (1,687)       (1,242)      (16,305)
Income tax benefit (provision)                                          (12)          (69)          (59)          152           595
                                                                  -----------------------------------------------------------------
Income (loss) before extraordinary item                               1,449         2,988        (1,746)       (1,090)      (15,710)
Extraordinary item(3)                                                    --            --          (439)       (1,309)       (4,392)
                                                                  -----------------------------------------------------------------
   Net income (loss)                                              $   1,449     $   2,988     $  (2,185)    $  (2,399)    $ (20,102)
                                                                  =================================================================
Net loss per common share:
   Loss per common share before
     extraordinary item                                                                                     $   (0.14)    $   (1.34)
   Extraordinary item, net of income tax benefit                                                                (0.16)        (0.38)
                                                                                                            -----------------------
   Net loss per common share:                                                                               $   (0.30)    $   (1.72)
                                                                                                            =======================

OPERATING AND OTHER DATA:
Units in service (end of period)                                    193,051       201,397       247,716       755,546       944,013
EBITDA(4)                                                         $  10,152     $  11,070     $  10,923     $  16,152     $  27,771
EBITDA margin(5)                                                       33.9%         34.9%         32.6%         31.7%         29.1%
ARPU(6)                                                           $   13.07     $   13.10     $   12.29     $   10.53     $    9.15
Average monthly operating expense per unit(7)                          8.87          8.74          8.39          7.36          6.71
Units in service per employee (end of period)                           692           730           716         1,007         1,047
Capital expenditures                                              $   4,863     $   3,918     $  13,561     $  19,091     $  44,058

                                                                                               December 31,
                                                                   -----------------------------------------------------------------
                                                                        1991          1992          1993          1994          1995
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents                                          $     882     $   1,700     $   1,014     $   2,773     $ 123,574
Total assets                                                          56,429        26,180        33,857       200,580       340,614
Total long-term debt                                                  47,694        31,143        12,102       104,846       154,055
Total stockholders' equity (deficit)                                   2,929       (11,374)       13,729        68,136       155,238
------------------------------------------------------------------------------------------------------------------------------------

(1) 1994 includes the results of operations of aquired companies from their respective aquisition dates (see Note 4 to consolidated financial statements).

(2) Includes the impact of non-recurring charges for the forgiveness of certain stockholder notes receivable of approximately $4.8 million in 1993, and severance and other compensation costs incurred as part of a management reorganization charge of approximately $2.0 million in 1995.

(3) In 1993, 1994 and 1995 the Company refinanced balances outstanding under its then existing credit facilities. As a result of these refinancings the Company recorded extraordinary items of approximately $439,000, $1.3 million and $4.4 million, respectively, representing charges to expense unamortized deferred financing costs and other costs, net of any income tax benefits, related to those credit facilities.

(4) EBITDA (earnings before interest, taxes, depreciation and amortization) is a standard measure of financial performance in the paging industry, but should not be considered in isolation or as an alternative to net income
     (loss), income (loss) from operations, cash flows from operating activities, or any other measure of performance under GAAP. EBITDA is, however, an approximation of the primary financial measure by which the Company's covenants are calculated under the Indenture and the Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for discussion of significant capital requirements and commitments. EBITDA excludes non-recurring charges for the forgiveness of certain stockholder notes receivable of approximately $4.8 million in 1993 and approximately $2.0 million incurred as part of a management reorganization charge in 1995.

(5)  EBITDA margin is calculated by dividing (a) EBITDA by (b) Net revenues.

(6) ARPU (average monthly recurring revenue per unit) is calculated by dividing (a) monthly service, rent and maintenance revenues for the period by (b) the average number of units in service for the period.

(7) Average monthly operating expense per unit is calculated by dividing (a) total operating expenses before depreciation and amortization for the period by (b) the average number of units in service for the period. Operating expenses exclude non-recurring charges for the forgiveness of certain stockholder notes receivable of approximately $4.8 million in 1993 and approximately $2.0 million incurred as part of a management reorganization charge in 1995.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of the Company should be read in conjunction with the consolidated financial statements and the notes thereto which appear elsewhere in this Annual Report.

     All statements contained herein that are not historical facts, including but not limited to, statements regarding anticipated future capital requirements, the Company's future development plans, the Company's ability to obtain additional debt, equity or other financing, and the Company's ability to generate cash from operations and further savings from existing operations, are based on current expectations. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause actual results to differ materially are the following: the availability of sufficient capital to finance the Company's business plan on terms satisfactory to the Company; competitive factors, such as the introduction of new technologies and competitors into the paging and wireless communication industry; pricing pressures which could affect demand for the Company's service; changes in labor, equipment and capital costs; future acquisitions and strategic partnerships; general business and economic conditions; and the other risk factors described from time to time in the Company's reports filed with the SEC. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.

OVERVIEW

Metrocall is the sixth largest paging company in the United States, based on 944,013 pagers in service as of December 31, 1995. In August and November 1994, Metrocall completed the FirstPAGE acquisition and the MetroPaging acquisition, respectively. As a result of these acquisitions, Metrocall added approximately 420,000 subscribers to its base of pagers in service, more than doubling its total pagers in service during 1994. For the calendar year 1995, the Company's total pagers in service has grown approximately 25%, exclusively through internal growth. The consolidated statement of operations for the year ended December 31, 1994 includes the results of operations for FirstPAGE and MetroPaging from their respective acquisition dates. The definitions below relate to management's discussion of the Company's results of operations that follows.

- SERVICE, RENT AND MAINTENANCE REVENUES: include primarily monthly, quarterly, semi-annually and annually billed recurring revenue, not generally dependent on usage, charged to subscribers for paging and related services such as voice mail and pager repair and replacement.

- NET REVENUES: include service, rent and maintenance revenues and sales of customer owned and maintained ("COAM") pagers less net book value of products sold.

- SERVICE, RENT AND MAINTENANCE EXPENSES: include costs related to the management, operation and maintenance of the Company's network systems and customer support centers.

- SELLING AND MARKETING EXPENSES: include salaries, commissions and administrative costs for the Company's sales force and related marketing and advertising expenses.

- GENERAL AND ADMINISTRATIVE EXPENSES: include executive management, accounting, office telephone, rents and maintenance, information services and employee benefits.

     The Company derives the majority of its revenues from fixed periodic (usually monthly) fees, generally not dependent on usage, charged to subscribers for paging services. While a subscriber continues to use the Company's service, operating results benefit from this recurring revenue stream with minimal requirements for incremental selling expenses or other fixed costs. The Company's total revenues have grown from $33.2 million for the year ended December 31, 1991 to $110.9 million for the year ended December 31, 1995.

     The Company's average monthly service, rent and maintenance revenue per unit ("ARPU") for the years ended December 31, 1994 and 1995 was $10.53 and $9.15, respectively. Assuming completion of the FirstPAGE and MetroPaging acquisitions on January 1, 1994, the Company's ARPU for the year ended December 31, 1994 would have been $10.13. This decline in ARPU is in part a function of the changing mix of distribution channels. In order to increase penetration and maximize utilization of its networks, the Company emphasizes a number of distribution channels, such as resellers, in addition to its direct sales force, upon which the Company has historically relied for a majority of its sales. The reseller channel is characterized by lower ARPU, with a corresponding decline in associated costs. For example, third party resellers do not lease pagers from the Company and generally purchase services in large quantities at discounted prices. This lower revenue base is, however, offset by lower sales and administrative costs for their subscribers. Additionally, the Company has a reduced capital expenditure requirement for reseller customers, as resellers generally purchase rather than lease pagers. Similarly, more customers are purchasing pagers either directly from the Company or through retail outlets, and the Company does not earn lease revenues from these COAM units. These lower revenues are also offset by lower capital expenditures on paging equipment. Increases in ARPU resulting from an increase in the sale of enhanced services have partially offset declines in ARPU due to changes in the distribution mix. The Company has been successful in marketing enhanced services such as nationwide paging service and voice mail, to its subscriber base. Such services carry a low incremental cost to the Company.

     The Company's growth and expansion into new markets, whether internal or through acquisitions, require significant capital investment for the installation of paging equipment and technical infrastructure. Additionally, the Company purchases pagers for that portion of its subscriber base that leases equipment from the Company.

     The Company's long-term strategy is to continue to expand its business by providing paging and other wireless communication services to an increasingly broad base of subscribers throughout the United States, while increasing EBITDA and expanding its EBITDA margin. The Company is seeking to increase its base of subscribers by expanding its operations in existing, contiguous and other markets, through start-up operations, internal growth and the acquisition of existing paging systems.

RESULTS OF OPERATIONS

The following table sets forth the percentage of net revenues represented by certain items in the Company's Consolidated Statements of Operations and certain other information for the periods indicated.

Year Ended December 31,                       1993           1994           1995
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF
   OPERATIONS DATA:
Revenues:
   Service, rent and maintenance              98.7%          97.7%          96.7%
   Product sales                              13.6           16.0           19.6
   Net book value of products sold           (12.3)         (13.7)         (16.3)
                                          --------------------------------------
      Net revenues                           100.0          100.0          100.0
Operating expenses:
   Service, rent and maintenance              28.5           27.4           28.6
   Selling and marketing                      14.7           14.6           16.4
   General and administrative                 24.2           26.2           25.9
   Depreciation and amortization              19.5           27.2           33.1
   Management reorganization
      charge                                    --             --            2.1
   Forgiveness of stockholder
      notes receivable                        14.4             --             --
                                          --------------------------------------
(Loss) income from operations                 (1.3)           4.6           (6.1)
Interest and other income                      0.2            0.3            2.1
Interest expense                              (4.0)          (7.3)         (13.1)
Loss before extraordinary item                (5.2)          (2.1)         (16.5)
Net loss                                      (6.5)%         (4.7)%        (21.1)%

OTHER DATA:
Units in service (end of period)           247,716        755,546        944,013
EBITDA (in thousands)(1)                   $10,923        $16,152        $27,771
Ratio of EBITDA to net revenues(1)            32.6%          31.7%          29.1%
ARPU                                        $12.29         $10.53          $9.15
--------------------------------------------------------------------------------

(1) EBITDA (earnings before interest, taxes, depreciation and amortization) is a standard measure of financial performance in the paging industry, but should not be considered in isolation or as an alternative to net income
     (loss), income (loss) from operations, cash flows from operating activities or any other measure of performance under GAAP. EBITDA is, however, an approximation of the primary financial measure by which the Company's covenants are calculated under the Indenture and the Credit Facility. See "-- Liquidity and Capital Resources" for discussion of significant capital requirements and commitments. EBITDA excludes non-recurring charges for the forgiveness of certain stockholder notes receivable of approximately $4.8 million in 1993 and for severance and other compensation costs of approximately $2.0 million incurred as part of a management reorganization charge in 1995.


YEAR ENDED DECEMBER 31, 1995 COMPARED WITH DECEMBER 31, 1994

Net revenues increased approximately $44.4 million, or 87.2%, from $50.9 million in the year ended December 31, 1994 ("1994"), to $95.3 million for the year ended December 31, 1995 ("1995"). The increase is attributable to greater service revenues due to the growth of pagers in service from 755,546 at December 31, 1994 to 944,013 at December 31, 1995. The FirstPAGE and MetroPaging acquisitions, completed on August 31, 1994 and November 29, 1994, respectively, added approximately 420,000 pagers in service. Operations of FirstPAGE and MetroPaging are included in the results of operations from their respective acquisition dates. ARPU has declined from $10.53 in 1994 to $9.15 in 1995 due primarily to the increase in the base of customers serviced through indirect channels and, to a lesser extent, the inclusion of the operations of FirstPAGE and MetroPaging. Declining ARPU during 1995 is partially offset by increased sales of enhanced services including those provided by the Metrocall Nationwide Wireless Network ("Nationwide Network"). Product sales increased $10.6 million from $8.1 million in 1994 to $18.7 million in 1995 largely due to the FirstPAGE and MetroPaging acquisitions, and increased as a percentage of net revenues from 16.0% in 1994 to 19.6% in 1995 due to increased sales to resellers and other indirect sales channels.

     Net book value of products sold increased approximately $8.5 million from $7.0 million in 1994 to $15.5 million in 1995. The gross margin on products sold increased from 14.5% in 1994 to 17.0% in 1995. Net book value of products sold increased principally due to the increase in product sales, partially offset by increased depreciation expense.

     Overall, the Company has experienced a decline in total average operating expenses per unit in service (operating expenses per unit before depreciation and amortization) from 1994 to 1995. Average monthly operating expenses per unit decreased from $7.36 for 1994 to $6.71 for 1995. Each operating expense is discussed separately below.

     Service, rent and maintenance expenses increased approximately $13.3 million from $14.0 million in 1994 to $27.3 million in 1995 and increased as a percentage of net revenues from 27.4% in 1994 to 28.6% in 1995. The Company estimates that this overall increase in service, rent and maintenance expenses is primarily attributable to the acquisitions of FirstPAGE ($6.5 million) and MetroPaging ($5.3 million) and, to a lesser extent, increased carrier line costs paid to third party service providers ($1.7 million), offset by reduced transmitter site rental costs due to the elimination of duplicative paging equipment ($0.2 million). On a per-unit basis, monthly service, rent and maintenance expenses declined from $2.97 in 1994 to $2.71 in 1995 as a result of increased efficiencies due largely to the integration of the FirstPAGE and MetroPaging operations.

     Selling and marketing expenses increased approximately $8.2 million from $7.4 million in 1994 to $15.6 million in 1995 and increased as a percentage of net revenues from 14.6% in 1994 to 16.4% in 1995. The Company estimates this increase in selling and marketing expenses is primarily associated with the acquisitions of FirstPAGE ($2.5 million) and MetroPaging ($3.3 million), and in part due to increased personnel costs ($2.2 million) and travel expenses ($0.4 million), offset by the consolidation of advertising and other efforts of the combined company ($0.2 million). Additionally, the Company commenced or significantly expanded operations in six new markets during 1995 including Boston, Pittsburgh, Miami, San Diego, Phoenix and Las Vegas. Monthly selling and marketing expenses per unit declined from $1.57 in 1994 to $1.55 in 1995, due primarily to efficiencies gained by consolidating the Company's sales force with those of FirstPAGE and MetroPaging. Selling and marketing expenses may increase as a percentage of revenue as the Company continues to increase markets and expand geographic coverage.

     General and administrative expenses increased approximately $11.3 million from $13.3 million in 1994 to $24.6 million in 1995 and decreased as a percentage of net revenues from 26.2% in 1994 to 25.9% in 1995. The Company estimates that this increase in general and administrative expenses is primarily attributable to the acquisitions of FirstPAGE ($7.2 million) and MetroPaging ($4.9 million) from their respective acquisition dates and other general corporate costs ($0.3 million), offset in part by synergies resulting from the reduction of duplicative functions and lower personnel costs ($1.1 million). Monthly general and administrative expenses per unit have declined from $2.82 in 1994 to $2.45 in 1995.

     In 1995, the Company recognized a charge for $2.0 million for severance and other compensation costs incurred as part of a management reorganization. In addition, the Company instituted a reduction-in-force whereby certain non-sales positions were eliminated.

     EBITDA increased approximately $11.6 million from $16.2 million in 1994 to $27.8 million in 1995. As a percentage of net revenues, EBITDA decreased from 31.7% in 1994 to 29.1% in 1995.

     Depreciation and amortization increased approximately $17.7 million from $13.8 million in 1994 to $31.5 million in 1995 and increased as a percentage of net revenues from 27.2% to 33.1% for 1994 and 1995, respectively. The Company estimates that the increase in total depreciation expense resulted from depreciation on additional pagers in service ($9.1 million) and depreciation of assets acquired in the FirstPAGE ($2.6 million) and MetroPaging acquisitions ($1.1 million). Amortization increased substantially during 1995 due to the amortization of goodwill and other intangibles recorded in the acquisitions of FirstPAGE ($3.2 million) and MetroPaging ($1.7 million). Beginning in July 1995, the Company began recording all purchases of new pagers as a component of subscriber paging equipment. Amounts previously classified as inventories in the prior year financial statements have been reclassified to conform to the current period's presentation. This resulted in an increase to depreciation expense of approximately $2.7 million.

     Interest and other income increased approximately $1.8 million from $0.2 million in 1994 to $2.0 million in 1995. The increase is the result of interest earned on cash balances, resulting from the completion of public offerings of
4.0 million shares of the Company's common stock and $150.0 million senior subordinated notes, net of amounts used to repay existing debt and other costs.

     Interest expense increased approximately $8.8 million from $3.7 million in 1994 to $12.5 million in 1995. Interest expense increased due to the completion in October 1995 of the Company's public offering of senior subordinated notes bearing interest at 10 3/8%, payable semi-annually on April 1 and October 1, due 2007. This raised the Company's average level of debt outstanding and increased the average interest rate in effect in 1995.

     During the fourth quarter of 1995, the Company recognized an extraordinary charge of $4.4 million to expense unamortized debt financing costs and other costs associated with the repayment of balances outstanding under its credit agreement in October 1995.

     The Company's net loss increased approximately $17.7 million from $2.4 million in 1994 to a $20.1 million in 1995.

YEAR ENDED DECEMBER 31, 1994 COMPARED WITH DECEMBER 31, 1993

Net revenues increased approximately $17.4 million, or 51.9%, from $33.5 million for the year ended December 31, 1993 ("1993") to $50.9 million for the year ended December 31, 1994 ("1994"). The increase was primarily attributable to greater service revenues due to the growth of pagers in service from 247,716 at the end of 1993 to 755,546 at the end of 1994. The FirstPAGE and MetroPaging acquisitions added approximately 420,000 pagers to the Metrocall subscriber base. Operations of FirstPAGE and MetroPaging are included in the results of operations for 1994 from their respective acquisition dates, August 31, 1994 and November 29, 1994. ARPU declined from $12.29 for 1993 to $10.53 for 1994. The decline is primarily the result of the increase in customers serviced through indirect channels. Product sales increased $3.6 million, or 78.9%, from 1993 to 1994, and increased as a percentage of net revenues from 13.6% in 1993 to 16.0% in 1994. The increase in product sales in 1994 resulted from the acquisitions of FirstPAGE and MetroPaging and increased pager placements in 1994 through resellers and other indirect sales channels, most of which were acquired in the FirstPAGE and MetroPaging acquistions.

     Net book value of products sold increased approximately $2.9 million, or 68.6%, from $4.1 million in 1993 to $7.0 million in 1994. The gross margin on products sold increased from 9.2% in 1993 to 14.5% in 1994. The increase in cost of products sold is primarily attributable to increased product sales following the acquisitions of FirstPAGE and MetroPaging. The increase in gross margin was primarily attributable to lower product costs associated with volume discounts.

     Total average monthly operating expenses per unit have declined from $8.39 in 1993 to $7.36 in 1994. These declines are discussed below.

     Service, rent and maintenance expenses increased approximately $4.4 million, or 46.6%, from $9.6 million in 1993 to $14.0 million in 1994, but decreased as a percentage of net revenues from 28.5% in 1993 to 27.4% in 1994. The Company estimates that this increase in service, rent and maintenance expenses was primarily attributable to the addition of FirstPAGE ($2.6 million) and MetroPaging ($0.3 million) from their respective acquisition dates, increased carrier line costs paid to third party service providers ($0.5 million), increased transmitter site rental costs associated with expanded system coverage ($0.3 million), increased salaries due to greater number of employees ($0.4 million) and other various operating expenses ($0.3 million). On a per-unit basis, monthly service, rent and maintenance expenses declined from $3.55 in 1993 to $2.97 in 1994. The decline is due to efficiencies gained from the initial integration of FirstPAGE and MetroPaging operations.

     Selling and marketing expenses increased approximately $2.5 million, or 49.9%, from $4.9 million in 1993 to $7.4 million in 1994, but decreased as a percentage of net revenues from 14.7% in 1993 to 14.6% in 1994. The Company estimates that the increase was attributable to sales staff compensation related to increased pager placements during 1994 ($0.8 million) and increased advertising expenses ($0.2 million) to promote the Nationwide Network. The Company also estimates that selling and marketing expenses increased for 1994 due to the addition of FirstPAGE and MetroPaging sales and marketing personnel ($1.5 million). Monthly selling and marketing expenses per unit declined from $1.84 in 1993 to $1.57 in 1994. The decline is due to efficiencies gained by consolidating Metrocall's sales force with those of FirstPAGE and MetroPaging.

     General and administrative expenses increased approximately $5.2 million, or 64.3%, from $8.1 million in 1993 to $13.3 million in 1994, and increased as a percentage of net revenues from 24.2% in 1993 to 26.2% in 1994. The Company estimates that this increase in general and administrative expenses is primarily attributable to the acquisitions of FirstPAGE ($3.8 million) and MetroPaging ($0.2 million) from their respective acquisition dates and, to a lesser extent, increased personnel costs ($0.4 million) and general corporate expenses ($0.7 million). Monthly general and administrative expenses per unit have declined from $3.01 in 1993 to $2.82 in 1994. The decline is due to synergies from the FirstPAGE and MetroPaging acquisitions which resulted in the reduction of duplicative functions and lower personnel costs.

     EBITDA increased $5.3 million from $10.9 million in 1993 to $16.2 million in 1994. As a percentage of net revenues, EBITDA decreased from 32.6% in 1993 to 31.7% in 1994.

     Depreciation and amortization increased approximately $7.3 million, or 111.9%, from $6.5 million in 1993 to $13.8 million in 1994, and increased as a percentage of net revenues from 19.5% in 1993 to 27.2% in 1994. The increase in total depreciation resulted from depreciation on additional pagers ($3.5 million) and paging equipment ($1.7 million) and the reduction in the estimated useful life of 1994 pager acquisitions from four to three years ($0.5 million). Amortization increased substantially during 1994 due to the amortization of goodwill and other intangibles recorded in the acquisitions of FirstPAGE ($1.4 million) and MetroPaging ($0.2 million).

     Interest expense increased approximately $2.4 million, or 179.9%, from $1.3 million in 1993 to $3.7 million in 1994. Interest expense increased due to an increase in the average level of debt outstanding and higher bank lending rates in 1994. The increase in average debt outstanding during 1994 is primarily attributable to the assumption and subsequent refinancing of debt in connection with the FirstPAGE and the MetroPaging acquisitions.

     During the third quarter of 1994, Metrocall recognized an extraordinary charge of $1.3 million to expense unamortized debt financing costs associated with the refinancing of its credit agreement in August 1994.

     Net loss increased $0.2 million from approximately $2.2 million in 1993 to $2.4 million in 1994 due to factors discussed above.

NEW ACCOUNTING PRONOUNCEMENTS

In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets." This statement requires companies to review long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate the carrying amounts may not be recoverable. The Company determined that as of December 31, 1995 there had been no impairment in the carrying value of long-lived assets.

     The Company follows the guidelines established by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock options. In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which established an alternative method of expense recognition for stock-based compensation awards to employees based on fair values. The Company is currently evaluating the provisions of SFAS No. 123 and has not yet determined whether it will adopt the statement for expense recognition purposes.

INFLATION

Inflation is not a material factor affecting the Company's business. Paging system equipment and operating costs have not increased while pager costs have declined significantly in recent years. This reduction in costs has been reflected in lower prices charged to the Company's subscribers. General operating expenses such as salaries, employee benefits and occupancy costs are, however, subject to inflationary pressures.

LIQUIDITY AND CAPITAL RESOURCES

The Company's operations and its Grow, Build and Acquire strategy require the availability of substantial funds to finance the growth of its existing paging operations and customer base, development and construction of future wireless communications networks and the acquisition of other wireless communications companies (see "-Pending Acquisitions" below). Further cash requirements include debt service, working capital and general corporate requirements.

     The Company financed its internal growth in 1995 through its operating cash flow and the use of bank debt. Net cash provided by operating activities was $10.9 million, $11.8 million and $15.7 million, respectively, for the years ended December 31, 1993, 1994 and 1995. Additional borrowings under the Company's credit facility in 1995, approximating $13.0 million, were used primarily to fund capital expenditures and general corporate requirements (for a description of the Company's credit facility, see Note 6 to the consolidated financial statements).

     During 1995, the Company completed offerings of 4 million shares of the Company's common stock at $28.25 per share, and $150.0 million senior subordinated notes bearing interest at 10 3/8% payable semi-annually on April 1 and October 1, due 2007. After underwriting discounts, commissions and other professional fees, net proceeds from the offerings were approximately $252.0 million. Proceeds from the offerings were used, in part, to repay outstanding borrowings of $113.3 million due under the Company's existing credit facility.

     Cash flows used in investing activities for 1995 were primarily to fund purchases of property and equipment. Capital expenditures were approximately $13.6 million, $19.1 million, and $44.1 million for the years ended December 31, 1993, 1994 and 1995, respectively. The Company experienced greater capital expenditure requirements in 1995, due to increased pager placements and the expansion of transmission networks including the Company's nationwide networks. To the extent leased pagers in service continue to increase at historical rates, the Company will experience additional capital expenditure requirements. Although management has no commitment to do so, it plans to continue to expand its geographic service areas, as well as expand its coverage in existing markets in the future, which may result in substantial capital requirements.

     The Company's capital expenditures for 1996 will be used to fund the purchase of pagers, the expansion of the Company's regional and nationwide coverage on the Nationwide Network, the continued build-out of the Company's second nationwide frequency and general maintenance of the Company's paging transmission infrastructure.

     The Company's current schedule to build out transmitters for the Nationwide Network is based upon its receipt of a six-month "slow growth waiver" of the FCC requirement that the Company install 300 dedicated transmitters on each of the Private Carrier Paging ("PCP") frequencies for which it has requested nationwide exclusivity. The Company believes that it has adequate capital resources to finance the installation of such transmitters within the time permitted by the FCC. The estimated cost for the purchase and installation of the additional transmitters necessary to perfect its qualification for FCC exclusivity is approximately $7.0 million.

     Cash flows from financing activities for 1995 included funds raised in the Company's equity and notes offerings, which were used to refinance balances outstanding under the Company's credit facility and fund general obligations and capital requirements.

     Management believes that funds generated from the Company's operations, together with cash currently available, will be sufficient to meet projected capital expenditure requirements for the existing systems. The Company is precluded from making cash dividends or other such distributions under the terms of the Company's credit facility and Indenture under the senior subordinated notes.

     Additional capital may be required in 1996 to fund the Company's build-out and acquisition plans. No assurance can be given that such additional financing, if required, would be available or, if available, on terms satisfactory to the Company.

PENDING ACQUISITIONS

On February 26, 1996, the Company signed a definitive merger agreement (the "Parkway Agreement') with Parkway Paging, Inc. of Plano, Texas ("Parkway") and certain other parties listed therein whereby Parkway will become a wholly-owned subsidiary of the Company. Under the terms of the Parkway Agreement, the Company will acquire all of the stock of Parkway in exchange for consideration of $28 million, up to 51% of which may be issued in the form of the Company's common stock at Parkway's election. The Parkway Agreement is subject to downward adjustment based on Parkway's ability to meet certain defined performance criteria and benchmarks prior to closing. The Parkway Agreement is subject to a number of conditions including, but not limited to, receipt of all necessary regulatory approvals.

     On February 28, 1996, the Company signed a definitive acquisition agreement (the "Satellite Agreement') with Satellite Paging of Fairfield, New Jersey and Message Network of Boca Raton, Florida (together, "Satellite"). Under the terms of the Satellite Agreement, the Company will acquire all of the assets of Satellite in exchange for $28 million cash, subject to adjustment based on Satellite's ability to meet certain defined performance criteria. The Satellite Agreement is subject to a number of conditions including, but not limited to, receipt of all necessary regulatory approvals.

REPORT OF INDEPENDENT
PUBLIC ACCOUNTANTS

TO METROCALL, INC.:

We have audited the accompanying consolidated balance sheets of Metrocall, Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Metrocall, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


/s/ ARTHUR ANDERSEN LLP
-----------------------

Washington, D.C.,
     February 8, 1996
     (except with respect to the
     matters discussed in Note 13
     as to which the date is
     February 28, 1996)

CONSOLIDATED BALANCE SHEETS
Metrocall, Inc. and Subsidiaries

                                                                                                     December 31,
                                                                                               -----------------------
(In thousands, except share and per share information)                                              1994          1995
----------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                                                   $   2,773     $ 123,574
   Accounts receivable, less allowance for doubtful accounts of $1,150 and
    $968 as of December 31, 1994 and 1995, respectively                                            6,231         9,785
   Prepaid expenses and other current assets                                                         838         1,908
                                                                                               -----------------------
      Total current assets                                                                         9,842       135,267
                                                                                               -----------------------
PROPERTY AND EQUIPMENT:
   Land, buildings and leasehold improvements                                                      9,667         9,900
   Furniture, office equipment and vehicles                                                        6,998        12,794
   Paging and plant equipment                                                                     78,463       103,427
   Less -- Accumulated depreciation and amortization                                             (36,927)      (50,175)
                                                                                               -----------------------
                                                                                                  58,201        75,946
                                                                                               -----------------------

INTANGIBLE ASSETS, net of accumulated amortization of approximately
  $11,466 and $8,875 as of December 31, 1994 and 1995, respectively                              131,962       129,085
OTHER ASSETS                                                                                         575           316
                                                                                               -----------------------
      TOTAL ASSETS                                                                             $ 200,580     $ 340,614
                                                                                               =======================

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Current maturities of long-term debt                                                        $     443     $     252
   Accounts payable                                                                                7,340         9,390
   Deferred revenues                                                                               1,456           720
   Subscriber deposits                                                                             1,952         1,230
   Other current liabilities                                                                       3,928         7,666
                                                                                               -----------------------
      Total current liabilities                                                                   15,119        19,258
                                                                                               -----------------------
CAPITAL LEASE OBLIGATION, less current maturities                                                  3,057         2,849
LONG-TERM DEBT, less current maturities                                                          101,346       150,954
DEFERRED INCOME TAX LIABILITY                                                                     12,500        11,814
MINORITY INTEREST IN PARTNERHIP                                                                      422           501
COMMITMENTS AND CONTINGENCIES (Notes 6, 9 and 13)
STOCKHOLDERS' EQUITY:
   Preferred stock, par value $.01 per share; authorized 1,000,000 shares;
    none issued and outstanding                                                                       --            --
   Common stock, par value $.01 per share; authorized 20,000,000 shares;
    10,610,673 and 14,626,255 shares issued and outstanding as of
    December 31, 1994 and 1995, respectively                                                         106           146
   Additional paid-in capital                                                                     94,792       201,956
   Accumulated deficit                                                                           (26,762)      (46,864)
                                                                                               -----------------------
      TOTAL STOCKHOLDERS' EQUITY                                                                  68,136       155,238
                                                                                               -----------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                               $ 200,580     $ 340,614
                                                                                               =======================

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
Metrocall, Inc. and Subsidiaries

                                                                                        Year Ended December 31,
                                                                                --------------------------------------
(In thousands, except share and per share information)                                1993          1994          1995
----------------------------------------------------------------------------------------------------------------------
REVENUES:
   Service, rent and maintenance                                                $   33,111    $   49,716   $    92,160
   Product sales                                                                     4,549         8,139        18,699
                                                                                --------------------------------------
      Total revenues                                                                37,660        57,855       110,859
   Net book value of products sold                                                  (4,130)       (6,962)      (15,527)
                                                                                --------------------------------------
                                                                                    33,530        50,893        95,332

OPERATING EXPENSES:
   Service, rent and maintenance                                                     9,559        14,014        27,258
   Selling and marketing                                                             4,945         7,412        15,656
   General and administrative                                                        8,103        13,315        24,647
   Depreciation and amortization                                                     6,525        13,829        31,504
   Management reorganization charge (Note 3)                                            --            --         2,050
   Forgiveness of stockholder notes receivable (Note 8)                              4,831            --            --
                                                                                --------------------------------------
                                                                                    33,963        48,570       101,115
                                                                                --------------------------------------
      (Loss) income from operations                                                   (433)        2,323        (5,783)
INTEREST AND OTHER INCOME                                                               77           161         2,011
INTEREST EXPENSE                                                                    (1,331)       (3,726)      (12,533)
                                                                                --------------------------------------
NET LOSS BEFORE INCOME TAX (PROVISION) BENEFIT AND
  EXTRAORDINARY ITEM                                                                (1,687)       (1,242)      (16,305)
INCOME TAX (PROVISION) BENEFIT                                                         (59)          152           595
                                                                                --------------------------------------
NET LOSS BEFORE EXTRAORDINARY ITEM                                                  (1,746)       (1,090)      (15,710)
EXTRAORDINARY ITEM: Write-off of unamortized debt financing
  costs, net of income tax benefit of $36 for the year ended
  December 31, 1994 and none in 1993 and 1995, respectively (Note 6)                  (439)       (1,309)       (4,392)
                                                                                --------------------------------------
      Net loss                                                                  $   (2,185)   $   (2,399)  $   (20,102)
                                                                                ======================================
NET LOSS PER COMMON SHARE:
   Loss per common share before extraordinary item                                            $    (0.14)  $     (1.34)
   Extraordinary item, net of income tax benefit                                                   (0.16)        (0.38)
                                                                                              ------------------------
NET LOSS PER COMMON SHARE                                                                     $    (0.30)  $     (1.72)
                                                                                              ------------------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                                     8,127,679    11,668,140
                                                                                              ========================
PRO FORMA NET LOSS DATA (UNAUDITED):
   Loss before benefit for income taxes and extraordinary item,
    as reported                                                                 $   (1,687)
   Pro forma income tax benefit                                                        673
                                                                                ----------
   Pro forma net loss before extraordinary item                                     (1,014)
   Extraordinary item, net of income tax benefit of $175                              (264)
                                                                                ----------
PRO FORMA NET LOSS                                                              $   (1,278)
                                                                                ==========
PRO FORMA NET LOSS PER COMMON SHARE DATA (UNAUDITED):
   Pro forma net loss per common share before extraordinary item                $    (0.11)
   Extraordinary item, net of pro forma income tax benefit                           (0.04)
                                                                                ----------
PRO FORMA NET LOSS PER COMMON SHARE                                             $    (0.15)
                                                                                ==========
PRO FORMA WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING                                                                   6,597,209
                                                                                ==========

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
Metrocall, Inc. and Subsidiaries

                                                                                                       Notes
                                                                          Additional                 Receivable
                                                  Preferred    Common       Paid-In   Accumulated       From
(In thousands)                                      Stock       Stock       Capital     Deficit     Stockholders    Total
---------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1992                       $      --    $      40    $   1,480    $  (8,063)   $  (4,831)   $ (11,374)
   Distributions to Subchapter S stockholders:
      Federal and state income taxes payable            --           --           --       (2,568)          --       (2,568)
      Previously undistributed
       Subchapter S earnings                            --           --           --      (11,547)          --      (11,547)
   Forgiveness of notes receivable from
    stockholders                                        --           --           --           --        4,831        4,831
   Net proceeds from initial public
    offering (including underwriters'
    options exercised)                                  --           31       36,541           --           --       36,572
   Net loss                                             --           --           --       (2,185)          --       (2,185)
                                                 --------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1993                              --           71       38,021      (24,363)          --       13,729
   Shares issued in acquisition of
    FirstPAGE                                           --           29       45,161           --           --       45,190
   Shares issued in acquisition of
    MetroPaging                                         --            6       11,610           --           --       11,616
   Net loss                                             --           --           --       (2,399)          --       (2,399)
                                                 --------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1994                              --          106       94,792      (26,762)          --       68,136
   MetroPaging acquisition purchase
    price adjustment                                    --           --         (105)          --           --         (105)
   Exercise of stock options                            --           --           46           --           --           46
   Net proceeds from public offering                    --           40      106,938           --           --      106,978
   Compensation on amendment of
    stock options in management
    reorganization                                      --           --          285           --           --          285
   Net loss                                             --           --           --      (20,102)          --      (20,102)
                                                 --------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1995                       $      --    $     146    $ 201,956    $ (46,864)   $      --    $ 155,238
                                                 ==========================================================================

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Metrocall, Inc. and Subsidiaries

                                                                                        Year Ended December 31,
                                                                                --------------------------------------
(In thousands)                                                                        1993          1994          1995
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                     $   (2,185)   $   (2,399)  $   (20,102)
   Adjustments to reconcile net loss to net cash
    provided by operating activities --
      Depreciation and amortization                                                  6,525        13,829        31,504
      Compensation on amendment of stock options in
       management reorganization (Note 3)                                               --            --           285
      Amortization of debt financing costs                                              73           296           595
      Decrease in deferred income taxes                                                 --          (200)         (686)
      Interest expense in excess of lease payment                                       --            27            --
      Loss on sale of equipment                                                         --            19             3
      Forgiveness of stockholder notes receivable (Note 8)                           4,831            --            --
      Extraordinary item: Write-off of unamortized debt
       financing costs (Note 6)                                                        439         1,309         4,392
      Cash provided by (used in) changes in current assets and
       liabilities, net of effects from acquisitions:
         Accounts receivable                                                          (791)       (1,721)       (3,554)
         Prepaid expenses and other current assets                                     469          (236)       (1,070)
         Accounts payable                                                            2,307           652         2,050
         Deferred revenues                                                             224           448          (736)
         Subscriber deposits                                                          (227)         (357)         (722)
         Other current liabilities                                                    (736)          129         3,738
                                                                                --------------------------------------
            Net cash provided by operating activities                               10,929        11,796        15,697
                                                                                --------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment, net                                        (13,561)      (19,091)      (44,058)
   Additions to intangibles                                                           (162)         (641)       (3,592)
   Cash acquired in acquisitions, net of costs incurred (Note 4)                        --           497            --
   Payment received on related-party notes receivable                                   94            --            --
   Net distributions from partnership investments                                       31            --            --
   Proceeds from sale of equipment                                                      --            --         1,166
   Other                                                                                --             8           259
                                                                                --------------------------------------
         Net cash used in investing activities                                     (13,598)      (19,227)      (46,225)
                                                                                --------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from public offerings of common stock                               36,572            --       106,978
   Proceeds from long-term debt                                                     10,500        24,781       163,000
   Principal payments on long-term debt                                            (29,540)      (12,788)     (113,790)
   Proceeds from exercise of common stock options                                       --            --            46
   Deferred debt financing costs                                                    (1,479)       (2,879)       (4,984)
   Distributions to Subchapter S stockholders                                      (14,115)           --            --
   Increase in minority interest in partnership                                         45            76            79
                                                                                --------------------------------------
         Net cash provided by financing activities                                   1,983         9,190       151,329
                                                                                --------------------------------------

NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS                                                                          (686)        1,759       120,801
CASH AND CASH EQUIVALENTS, beginning of period                                       1,700         1,014         2,773
                                                                                --------------------------------------
CASH AND CASH EQUIVALENTS, end of period                                        $    1,014    $    2,773   $   123,574
                                                                                ======================================


The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Metrocall, Inc. and Subsidiaries


1. ORGANIZATION

Metrocall, Inc. ("Metrocall"), provides local and regional paging services in the Northeast, Mid-Atlantic and Southeast regions and in California, Nevada and Arizona. In the East, Metrocall's coverage extends from Southern Florida through the Carolinas to the Tidewater, Richmond and Roanoke areas of Virginia through Washington, D.C., Baltimore, Philadelphia, and Atlantic City to New York City and Boston. In the West, Metrocall's coverage extends from Southern California, Central California, greater San Francisco and Sacramento through Reno, Las Vegas and Phoenix. Metrocall also provides nationwide wireless communications to pagers, data terminals, personal computers and personal digital assistants throughout the top 100 Standard Metropolitan Statistical Areas representing more than 860 U.S. cities through the Metrocall Nationwide Wireless Network.

     On August 31, and November 29, 1994, Metrocall acquired FirstPAGE USA, Inc. ("FirstPAGE") and MetroPaging Inc. ("MetroPaging", formerly AllCity Paging, Inc.), respectively, which became wholly-owned subsidiaries of Metrocall. FirstPAGE provides paging services in the Mid-Atlantic and Northeast regions of the United States. MetroPaging provides paging services throughout California including San Francisco, Los Angeles and San Diego. On April 28, 1995, FirstPAGE and MetroPaging were merged into Metrocall and those entities were dissolved.

     The 1993 consolidated financial statements do not include FirstPAGE and MetroPaging since they were not affiliated with Metrocall prior to the acquisition dates. The consolidated statement of operations for the year ended December 31, 1994, includes the results of operations of FirstPAGE and MetroPaging since their respective acquisition dates.

2. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

In addition to Metrocall, the accompanying consolidated financial statements include the accounts of Metrocall's 61% interest in Beacon Peak Associates Ltd. ("Beacon Peak"), Metrocall's 20% interest in Beacon Communications Associates ("Beacon Communications"), and Metrocall of Virginia, Inc. and Metrocall, USA, Inc., nonoperating wholly-owned subsidiaries which hold certain of the Company's regulatory licenses issued by the Federal Communications Commission (the "FCC"). The companies are collectively referred to herein as the "Company".

     Beacon Communications owns the building which is the Company's headquarters. Since Beacon Communications' debt related to the building is guaranteed by the Company's lease (expiring 2008) and because the Company has made the only substantive investments in Beacon Communications, the accounts of Beacon Communications have been consolidated in the accompanying financial statements. In 2008, the Company and Beacon Communications could agree upon alternate arrangements that could result in an accounting treatment other than consolidation. Beacon Peak owns land, adjacent to the Beacon Communications building, which is valued at cost.

     The minority interest in Beacon Peak is $422,000 and $501,000 as of December 31, 1994 and 1995, respectively. Beacon Communications has a partnership deficit as of December 31, 1994 and 1995, respectively, and accordingly, the minority interest is not recognized in the accompanying consolidated financial statements.

     All significant intercompany transactions have been eliminated in consolidation.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

The Company recognizes revenue under service, rental and maintenance agreements with customers as the related services are performed. The Company leases (as lessor) radio pagers under operating leases. Substantially all the leases are on a month-to-month basis. Advance billings for services are deferred and recognized as revenue when earned. Sales of equipment are recognized upon delivery.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include short-term, highly liquid investments purchased with original maturities of three months or less.

PROPERTY AND EQUIPMENT

Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the following estimated useful lives.

                                                               Years
----------------------------------------------------------------------
Buildings and leasehold improvements                           10-31
Furniture and office equipment                                 5-10
Vehicles                                                        3-5
Subscriber paging equipment                                     3-5
Transmission and plant equipment                               5-12
----------------------------------------------------------------------

     The net book value of lost pagers is charged to depreciation expense.

     In July 1995, the Company began recording and depreciating all new pagers as a component of subscriber paging equipment. The effect of this change was to increase depreciation expense in 1995 by approximately $2.7 million. Amounts classified as inventories in the prior year's financial statements have been reclassified to conform with the current year's presentation.

     Purchases of property and equipment in the accompanying consolidated statements of cash flows are reflected net of net book value of products sold to approximate the net addition to subscriber equipment.

     The Company currently purchases a significant amount of its subscriber paging equipment from one supplier. Although there are other manufacturers of similar subscriber paging equipment, the inability of this supplier to provide equipment required by the Company could result in a decrease of pager placements and decline in sales, which could adversely affect operating results.

INTANGIBLE ASSETS

Intangible assets, net of accumulated amortization, consist of the following (dollars in thousands).


                                                December 31,         Amortization
                                        ---------------------------    Period in
                                              1994           1995        Years
--------------------------------------------------------------------------------
State certificates and FCC
   licenses                             $   66,679     $   65,095        5-40
Goodwill                                    44,794         43,754        25-40
Customer lists                              17,034         13,886         5-6
Debt financing costs                         2,989          4,937        1-12
Other                                          466          1,413        5-12
                                        -------------------------
                                        $  131,962     $  129,085
                                        =========================

     During 1995, the Company wrote off certain fully amortized intangible assets with an original cost of approximately $8.8 million.

LONG-LIVED ASSETS

Long-lived assets and identifiable intangibles to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed. Impairment is measured by comparing the carrying value to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition. The Company determined that as of December 31, 1995, there had been no impairment in the carrying value of long-lived assets.

     The Company's estimates of anticipated gross revenues, the remaining estimated lives of tangible and intangible assets, or both could be reduced significantly in the near term due to changes in technology, regulation or competitive pressures in any of the Company's individual markets. As a result, the carrying amount of long-lived assets and intangibles including goodwill could be reduced materially in the near term.

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes."

     Effective January 1, 1987, with the consent of its stockholders, the Company elected to be an S corporation under the Internal Revenue Code (the "IRC") and became a cash basis taxpayer. In 1993, upon completion of an initial public offering of common stock (the "Offering", see Note 8), the Company no longer qualified as an S corporation and became subject to corporate income taxes. Accordingly, the accompanying consolidated statement of operations for the year ended December 31, 1993, includes a pro forma adjustment for income tax benefit, which would have been recorded had the Company been subject to Federal and state corporate income taxes based on the tax laws in effect during the period (see Note 10).

NEW ACCOUNTING PRONOUNCEMENT

The Company follows the guidelines established by Accounting Principle Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock options. In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which established an alternative method of expense recognition for stock-based compensation awards to employees based on fair values. The Company is currently evaluating the provisions of SFAS No. 123 and has not yet determined whether it will adopt the statement for expense recognition purposes.

NET LOSS PER COMMON SHARE

Net loss per common share for the years ended December 31, 1994 and 1995 is based upon the weighted-average number of common equivalent shares outstanding during the period. The effect of outstanding options on net loss per share for the years ended December 31, 1994 and 1995 is not included because such options would be antidilutive.

     Pro forma net loss per common share has been computed by dividing pro forma net loss, after adjustment for applicable interest expense, by the pro forma weighted-average number of common shares outstanding. The pro forma weighted-average shares outstanding has been adjusted for the number of shares related to the forgiveness of notes receivable on shares granted to certain officers of the Company effected upon the completion of the Offering, plus the estimated number of shares that the Company would need to issue to pay distributions of Subchapter S earnings to the pre-Offering stockholders (see
Note 8), and to repay a portion of borrowings under the Company's then existing credit agreement (see Note 6).

     Pursuant to the requirements of the Securities and Exchange Commission, common stock issued by the Company during the 12 months immediately preceding the Offering has been included in the calculation of the shares used in computing pro forma net loss per common share as if such shares had been outstanding the entire period for periods prior to the Offering.

RECLASSIFICATIONS

Certain amounts in the prior years' consolidated financial statements have been reclassified to conform with the current year's presentation.

3. MANAGEMENT REORGANIZATION

In January 1996, the Company completed a management reorganization. Under the reorganization, the Company's Chairman of the Board was replaced and the Company's Chief Executive Officer resigned. Severance and other separation costs for the former Chairman and former Chief Executive Officer have been recorded as a management reorganization charge in the accompanying consolidated financial statements as of and for the year ended December 31, 1995. Additionally, certain non-sales employees were terminated and related severance costs have been included in the management reorganization charge. Severance costs include approximately $285,000 of compensation expense recognized upon amending option agreements with certain former employees and the Company's former Chief Executive Officer to increase vesting and exercise periods.

4. ACQUISITIONS

FIRSTPAGE USA, INC.

On August 31, 1994, the Company acquired 100% of the outstanding common stock of FirstPAGE by means of a merger of FPGE Acquisition Corp, Inc., formerly a wholly-owned subsidiary of Metrocall formed to effect the FirstPAGE merger, with and into FirstPAGE, leaving FirstPAGE a wholly-owned subsidiary of the Company. The acquisition was financed through the issuance of 2,869,190 shares of the Company's common stock and options to purchase 47,387 shares of the Company's common stock and an assumption of substantially all liabilities of FirstPAGE. The acquisition was accounted for as a purchase. The purchase price was allocated as follows (in thousands):

Plant and equipment                                          $ 18,258
Accounts receivable and other assets                            4,795
Customer lists                                                 11,779
FCC licenses and state certificates                            54,836
Goodwill                                                       34,142
Liabilities assumed                                           (64,813)
Direct acquisition costs                                       (2,607)
Deferred income tax liability                                 (11,200)
                                                             --------
                                                             $ 45,190
                                                             ========

METROPAGING INC. (FORMERLY ALLCITY PAGING, INC.)

On November 29, 1994, the Company acquired 100% of the outstanding common stock of MetroPaging by means of a merger of ACPI Acquisition Corporation, formerly a wholly-owned subsidiary of Metrocall formed to effect the MetroPaging merger, with and into MetroPaging, leaving MetroPaging a wholly-owned subsidiary of the Company. The acquisition was financed through the issuance of 630,645 shares of the Company's common stock and an assumption of substantially all liabilities of MetroPaging. The acquisition was accounted for as a purchase. The purchase price was allocated as follows (in thousands):

Plant and equipment                                          $  4,614
Accounts receivable and other assets                            1,646
Customer lists                                                  6,006
FCC licenses and state certificates                            11,863
Goodwill                                                       10,242
Liabilities assumed                                           (20,173)
Direct acquisition costs                                       (1,193)
Deferred income tax liability                                  (1,500)
                                                             --------
                                                             $ 11,505
                                                             ========

     In May 1995, the total number of shares of Metrocall common stock issued to MetroPaging stockholders was adjusted, reducing the total purchase price by approximately $105,000. This adjustment reduced goodwill recorded as a result of the acquisition.

     The unaudited pro forma information presented below reflects the acquisitions of FirstPAGE and MetroPaging as if each had occurred on January 1, 1993. The results are not necessarily indicative of future operating results or of what would have occurred had the acquisitions actually been consummated at that date (in thousands, except per share data).

Year Ended December 31,                              1993        1994
---------------------------------------------------------------------
Total Revenues                                   $ 80,471    $ 98,368
Net loss before extraordinary item                (10,873)    (13,192)
Net loss                                          (11,137)    (14,501)
Net loss per common share before
  extraordinary item                                (1.08)      (1.24)
Net loss per common share                           (1.10)      (1.36)

5. OTHER CURRENT LIABILITIES

The amounts included in other current liabilities are as follows (in thousands).

December 31,                                         1994        1995
---------------------------------------------------------------------
Accrued severance, payroll and payroll taxes     $  1,623    $  2,763
Accrued interest                                      898       3,893
Accrued insurance claims                              292         300
Accrued state and local taxes                         181         220
Other                                                 934         490
                                                 --------------------
                                                 $  3,928    $  7,666
                                                 ====================

6. LONG-TERM LIABILITIES

LONG-TERM DEBT

Long-term debt consists of the following (in thousands).

December 31,                                         1994        1995
---------------------------------------------------------------------
Senior Subordinated Notes, bearing
  interest at 10.375%, Notes due in 2007         $     --    $150,000
Credit agreement, interest at a floating rate,
  defined below, with principal payments
  beginning December 1997                         100,320          --
Industrial development revenue note,
  interest at 70% of prime rate plus 1/2%
  (6.5% and 6.5%, respectively), principal of
  $6 plus interest, payable monthly to
  December 2008, secured by the Company's
  headquarters building                             1,098       1,026
Promissory note payable to bank, interest
  payable monthly at prime rate plus 1.5%
  (10.0% and 10.0% respectively), $216
  principal payable annually to November
  1995, secured by land                               216          --
                                                 --------------------
                                                  101,634     151,026
Less -- Current portion                               288          72
                                                 --------------------
Long-term portion                                $101,346    $150,954
                                                 ====================

SENIOR SUBORDINATED NOTES

On October 2, 1995, the Company completed a public offering of $150.0 million Senior Subordinated Notes (the "Notes"), due 2007, bearing interest at 10.375% payable semi-annually on April 1 and October 1, commencing April 1, 1996. The Notes are general unsecured obligations subordinated in right to the Company's existing long-term debt and other senior obligations, as defined. After underwriting discounts, commissions and other professional fees, net proceeds from the Notes were approximately $145.0 million. Proceeds were used to repay approximately $113.3 million outstanding under the Company's then existing credit facility.

     The Company incurred total loan origination fees and other direct financing costs of approximately $5.0 million which will be recognized as interest expense over the term of the Notes. Debt financing costs are included in intangible assets in the accompanying consolidated balance sheet as of December 31, 1995.

     The Notes contain various covenants that, among other restrictions, limit the ability of the Company to incur other indebtedness, pay dividends, engage in certain transactions with affiliates, sell assets and engage in mergers and consolidations except under certain circumstances.

     The Notes may be redeemed at the Company's option after October 1, 2000. The following redemption prices are applicable to any optional redemption of the Notes by the Company during the 12-month period beginning on October 1 of the years indicated below:

     Years                                        Percentage
-----------------------------------------------------------------
     2000                                          105.188%
     2001                                          103.458%
     2002                                          101.729%
     2003 and thereafter                           100.000%

     In the event of a change in control of the Company, as defined, each holder of the Notes will have the right, at such holder's option, to require the Company to purchase that holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus any accrued and unpaid interest to the date of purchase.

CAPITAL LEASE OBLIGATION

In April 1994, the Company entered into a lease agreement (the "Lease Agreement") for additional office space. The Lease Agreement requires minimum annual rents of $450,000. The Lease Agreement continues for an initial period of 10 years and may be renewed for two additional five-year periods. In connection with the Lease Agreement, the Company entered into an Option and Purchase Agreement (the "Purchase Agreement"), which gives the Company an option to acquire a 51% interest in the property housing the newly acquired office space, discussed above. The Company may exercise the option from January 2, 1995, through December 31, 1997. At the time the option is exercised, the Company, along with the owners of the remaining 49% interest in the property, will contribute the property to a limited partnership for which the Company will serve as general partner and receive a 51% equity interest. When, if ever, the Company exercises the purchase option to the Purchase Agreement, the purchase price will be approximately $2.9 million.

     Aggregate maturities of long-term debt and capital lease obligation as of December 31, 1995, are as follows (in thousands).

                                                              Capital
                                                  Long-Term    Lease
                                                    Debt    Obligation
----------------------------------------------------------------------
1996                                              $     72     $  180
1997                                                    72        213
1998                                                    72        250
1999                                                    72        291
2000                                                    72        336
Thereafter                                         150,666      1,759
                                                  -------------------
                                                  $151,026     $3,029
                                                  ===================

EXISTING CREDIT FACILITY

On August 31, 1994, the Company entered into a secured credit agreement (the "Agreement") with a group of lenders (the "Lenders") for $125.0 million consisting of a seven-year $75.0 million reducing revolver and a seven-year $50.0 million revolving credit and term loan (collectively, the "Facility"). On November 30, 1994, the Agreement was amended to increase the total amount available under the Facility to $175.0 million, increasing the reducing revolver to $100.0 million and the revolving credit and term loan to $75.0 million. Borrowings under the Facility were used to refinance existing indebtedness (under its former credit agreement, discussed below) and finance the acquisitions of FirstPAGE and MetroPaging (see Notes 4 and 11), as well as capital expenditures and general corporate requirements. Amounts outstanding under the Facility are secured by substantially all assets of the Company and are subject to required quarterly principal repayments beginning December 31, 1997, and continuing through September 30, 2001.

     Upon completion of the Notes Offering, discussed above, the Company repaid all amounts outstanding under the Facility and terminated two interest rate swap agreements. Accordingly, upon repayment, the Company recorded an extraordinary charge to write-off existing unamortized debt financing costs and breakage fees associated with the termination of two interest rate swap agreements of $4.4 million.

     The Agreement contains various covenants that, among other restrictions, require the Company to maintain certain financial ratios, as defined, including total leverage ratio, annualized operating cash flow to pro forma debt service, total sources of cash to total uses of cash and operating cash flow to interest expense. The covenants limit additional indebtedness and future mergers and acquisitions without the approval of the Lenders and restrict the payment of cash dividends and other stockholder distributions by the Company during the term of the Agreement. The Agreement also prohibits a change in ownership control of the Company, as defined, during the term of the Agreement. As of December 31, 1995, due to certain financial covenant restrictions, the Company's availability under the credit facility was limited to $3 million.

     Under the Agreement, the Company may designate all or any portion of the borrowings outstanding as either a floating rate advance or a Eurodollar rate advance. The portion designated as a floating rate advance bears interest at the lending agent's base rate plus a predefined margin ranging from 0.0% to 1.375%. The portion designated as a Eurodollar rate advance bears interest at the London Interbank Offered Rate ("LIBOR") plus a predefined margin ranging from 0.875% to 2.375%. The predefined margins are based upon the level of indebtedness outstanding relative to annualized cash flow, as defined by the Agreement.

     Commitment fees of 0.250% to 0.375% per annum are charged on the average unused balance based on the leverage ratio, as defined in the Agreement, and are charged to interest expense as incurred.

     The weighted-average balances outstanding under all credit facilities outstanding for the years ended December 31, 1993, 1994 and 1995, were approximately $21,037,000, $35,818,000, and $108,222,000, respectively. The highest outstanding borrowings under these facilities for the years ended December 31, 1993, 1994 and 1995, were approximately $30,200,000, $100,320,000, and $113,320,000, respectively. For the years ended December 31, 1993, 1994 and 1995, interest expense relating to these facilities was approximately $1,220,000, $3,458,000, and $7,630,000, respectively, at weighted-average interest rates of 5.3%, 9.7% and 7.0%, respectively. The effective interest rates as of December 31, 1994 and 1995 were 8.8% and 8.5%, respectively.

FORMER CREDIT FACILITY

In November 1993, the Company entered into a revolving credit agreement ("Credit Facility") with a group of banks. The Credit Facility provided for an $85.0 million secured seven-year revolving credit facility. Borrowings under the Credit Facility were used to refinance balances outstanding under the Bridge Loan discussed below. On August 31, 1994, the balances outstanding under the Credit Facility ($12.5 million) were refinanced with the Facility discussed above.

     The Company incurred loan origination fees and direct financing costs in connection with the revolving credit agreement. In connection with the repayment of indebtedness outstanding under its then existing credit facility, the Company recognized an extraordinary charge to write-off existing unamortized debt financing costs, net of income tax benefit of $36,000, of approximately $1.3 million in 1994.

BRIDGE LOAN

In July 1993, the Company entered into a credit facility with certain of its lenders which provided for a $15.0 million unsecured line of credit originally due in January 1995. In November 1993, balances outstanding under this arrangement were refinanced with proceeds from the Credit Facility discussed above.

PRIOR CREDIT FACILITY

During 1992, the Company entered into a revolving credit agreement with a consortium of banks which allowed the Company to borrow funds, up to a maximum of $35.0 million. Upon completion of the Company's initial public offering, the Company refinanced the balance outstanding under this credit facility and recognized an extraordinary charge to expense existing unamortized debt financing costs of $439,000 in 1993. Balances outstanding under this facility were repaid with proceeds from the offering and the Bridge Loan discussed above.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments are as follows (in thousands).

December 31, 1995        Carrying Amount     Fair Value
-------------------------------------------------------
Senior Subordinated Notes       $150,000       $159,773
Industrial development
     revenue note                  1,026          1,093
-------------------------------------------------------

     The carrying amounts reported in the Company's consolidated balance sheet for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair values due to the short maturity of those instruments. The fair value of the Senior Subordinated Notes is based on market quotes as of the date indicated. The fair value of the industrial development revenue note is based on the Company's incremental borrowing rate.

8. STOCKHOLDERS' EQUITY

COMMON STOCK

On September 27, 1995, the Company completed a public offering of 4.0 million shares of the Company's common stock (the "Secondary Offering"), at $28.25 per share. After underwriting discounts, commissions and other professional fees, net proceeds from the Secondary Offering were approximately $107.0 million.

     Because the Company holds licenses from the FCC, no more than 20 percent of the Company's common stock may, in the aggregate, be owned directly or indirectly, or voted by a foreign government, a foreign corporation, or resident of a foreign country. The Company's amended and restated certificate of incorporation permits the redemption of the Company's common stock from stockholders, where necessary, to protect the Company's regulatory licenses. Such stock may be redeemed at fair market value or if the stock was purchased within one year of such redemption, at the lesser of fair market value or such holder's purchase price.

INITIAL PUBLIC OFFERING AND DISTRIBUTIONS TO STOCKHOLDERS

In August 1993, the Company completed an initial public offering of 3,105,000 shares of its common stock at a price of $13.00 per share. After underwriting discounts, commissions and other professional fees, net proceeds from the Offering were approximately $36.6 million. In connection with the Offering, the Company terminated its S corporation election and made distributions to the pre-Offering stockholders of its undistributed Subchapter S earnings in the amount of approximately $11.5 million in July 1993.

     In connection with the Offering, discussed above, the Company amended and restated its certificate of incorporation to change the par value of its common stock from $1.00 to $0.01 per share and increased the number of authorized shares of common stock from 50,000 to 20,000,000 shares. In addition, the Company effected a 400-for-one common stock split. All share and per share amounts for all prior periods presented have been retroactively adjusted to give effect to this split.

STOCK RIGHTS GRANTED

During 1989 and 1992, the Company issued a total of 412,000 shares of common stock to certain officers for nonrecourse notes. The notes were originally due in 2009 and 2012, and provided for interest at 7.93% and 7.08%, respectively. Since the notes were secured only by the common stock, the stock and related notes were accounted for similar to stock options for financial reporting purposes (except that common stock and notes receivable were included in stockholders' equity). Upon completion of the initial public offering, the stockholders' notes receivable totaling $4,831,000 were forgiven, which resulted in the recognition of compensation expense in the Company's consolidated statement of operations for the year ended December 31, 1993.

STOCK OPTION PLANS

In 1993, the Company adopted a Stock Option Plan (the "Plan"). Under the Plan, as amended, options to purchase up to an aggregate of 975,000 shares of common stock were reserved for grants to key employees of the Company. The Plan limits the maximum number of shares which may be granted to any person eligible under the Plan to 325,000. All options have been issued with exercise prices equal to the fair market value at date of grant. All options granted under the Plan become fully vested and exercisable on the second anniversary of the date of grant. Through December 31, 1995, and pursuant to the Plan, the Company has issued options to purchase 780,500 shares at prices ranging from $13.00 to $20.25 per common share.

     In 1993, the Company also adopted a Directors Stock Option Plan (the "Directors Plan"). Under the Directors Plan, options to purchase up to an aggregate of 25,000 shares of common stock are available for grants to directors of the Company who are neither officers nor employees of the Company ("Eligible Director"). Pursuant to the Directors Plan, options have been issued to purchase 10,000 shares of the Company's common stock at per share prices ranging from $13.00 to $22.125, the fair market values at the grant dates, through December 31, 1995. Options issued under the Directors Plan vest fully on the six-month anniversary of the date of grant. Each Eligible Director will also be granted an option to purchase 1,000 shares of common stock on the first and second anniversaries of the grant date of the initial option if the director continues to be an Eligible Director on each of such anniversary dates.

     In connection with the merger of Metrocall and FirstPAGE, Metrocall exchanged options to purchase 47,387 shares of Metrocall common stock with former FirstPAGE option holders. These options are fully vested and exercisable and have an exercise price of $1.035 per common share.

     Pursuant to the option plans discussed above, the Board of Directors has approved the issuance of the following common stock options.

Year Ended December 31,                       1993              1994               1995
---------------------------------------------------------------------------------------
Outstanding, beginning
  of period                                     --           316,500            529,387
   Granted                                 316,500           170,500            303,500
   Canceled                                     --            (5,000)           (12,500)
   Issued in FirstPAGE
     acquisition                                --            47,387                 --
   Exercised                                    --                --            (21,429)
                                        -----------------------------------------------
Outstanding, end
   of period                               316,500           529,387            798,958
                                        ===============================================
Options exercisable                             --            50,387            339,958
                                        ===============================================
Option price
  range -- Options
     outstanding                     $13.00-$19.50     $1.035-$19.50     $1.035-$22.125
Option price
  range -- Options
     exercisable                                --     $1.035-$18.25      $1.035-$19.50
---------------------------------------------------------------------------------------

     Subsequent to year-end, the Company's Board of Directors authorized grants of options to purchase 420,000 shares of the Company's common stock at prices ranging from $19.125 to $20.25 per share. Certain of these options will be issued under a proposed stock option plan which must first be ratified by the Company's stockholders.

9. COMMITMENTS AND CONTINGENCIES

LEASES

The Company has various leasing arrangements (as lessee) for office space and communications equipment sites. Rental expense related to operating leases was approximately $1,920,000, $2,627,000 and $4,818,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

     Minimum rental payments as of December 31, 1995, required under operating leases that have initial or remaining noncancelable lease terms in excess of one year are as follows (in thousands).

     1996                                              $   4,964
     1997                                                  3,428
     1998                                                  2,317
     1999                                                  1,554
     2000                                                  1,045
     Thereafter                                            1,201
                                                       ---------
                                                       $  14,509
                                                       =========

     Rent expense for lease agreements between the Company and related parties for office space, tower sites and transmission systems, excluding consolidated entities, was approximately $128,000, $215,000 and $359,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

PROFIT SHARING PLAN AND RETIREMENT BENEFITS

In 1995, the Company adopted the Metrocall, Inc. Savings and Retirement Plan (the "Plan") a combination employee savings plan and discretionary profit sharing plan which covers substantially all full-time employees. The Plan qualifies under section 401(k) of the IRC. Under the Plan, participating employees may elect to voluntarily contribute on a pre-tax basis between 1% and 15% of their salary up to the annual maximum established by the IRC. The Company has agreed to match 25% of the employee's contribution, up to 3% of each participant's gross salary. Contributions made by the Company vest 20% per year beginning on the second anniversary of the participant's employment. Profit sharing contributions are discretionary. The Company's expense for contributions under this Plan and the Company's previous profit sharing plan, recorded in the accompanying consolidated statements of operations for the years ended December 31, 1993, 1994 and 1995 were $150,000, $200,000 and
$93,000, respectively.

10. INCOME TAXES

As of December 31, 1995, the Company had net operating loss and investment tax credit carryforwards of approximately $67,801,00 and $1,135,000, respectively, which expire in the years 1999 through 2010. The benefits of these carryforwards may be limited in the future due to significant changes in the ownership of the Company. Net operating loss carryforwards may be used to offset up to 90 percent of the Company's alternative minimum taxable income. The provision for alternative minimum tax will be allowed as a credit carryover against regular tax in the future in the event regular tax exceeds alternative minimum tax expense.

     Under the provisions of SFAS No. 109, the tax effect of the net operating loss and investment tax credit carryforwards, together with net temporary differences, represents a net deferred tax asset for which management has reserved 100% due to the uncertainty of future taxable income. These carryforwards will be benefited for financial reporting purposes when utilized to offset future taxable income. The components of the net deferred tax (liability) asset were as follows as of December 31, 1994 and 1995 (in thousands).

December 31,                                          1994       1995
---------------------------------------------------------------------
Deferred tax assets:
   Allowance for doubtful accounts                $    120   $    386
   Management reorganization                            --        590
   New pagers on hand                                  302        633
   Other                                               562        572
   Net operating loss carryforwards                  6,434     27,055
                                                  -------------------
      Total deferred tax assets                      7,418     29,236
                                                  -------------------
Deferred tax liabilities:
   Basis differences attributable to
     purchase accounting                           (12,500)   (11,814)
   Depreciation expense                             (1,974)    (5,288)
   Other                                               (39)      (388)
                                                  -------------------
      Total deferred tax liabilities               (14,513)   (17,490)
                                                  -------------------
   Net deferred tax (liability) asset               (7,095)    11,746
   Less: Valuation allowance                        (5,405)   (23,560)
                                                  -------------------
                                                  $(12,500)  $(11,814)
                                                  ===================

     The income tax benefit for the years ended December 31, 1994 and 1995, is primarily the result of the amortization of the basis differences attributable to purchase accounting and is comprised of the following (in thousands).

Year Ended December 31,                               1994       1995
---------------------------------------------------------------------
Income tax (provision) benefit
   Current --
      Federal                                     $    (35)    $  (36)
      State                                            (13)       (55)
   Deferred                                            200        686
                                                  -------------------
                                                  $    152     $  595
                                                  ===================

     The benefit for income taxes for the years ended December 31, 1994 and 1995, results in effective rates which differ from the Federal statutory rate as follows.

Year Ended December 31,                               1994       1995
---------------------------------------------------------------------
Statutory Federal income tax rate                     35.0%      35.0%
Effect of graduated rates                             (1.0)      (1.0)
State income taxes, net of Federal
   tax benefit                                         2.8        2.8
Net operating losses for which no
   tax benefit is currently available                (12.5)     (30.6)
Permanent differences                                (12.1)      (2.6)
                                                     ----------------
                                                      12.2%       3.6%
                                                     ================

     Following the completion of the Offering, the Company became subject to Federal and state income taxes. The unaudited pro forma information below has been determined based upon the provisions of SFAS No. 109. This information reflects the income tax benefit that the Company would have incurred if it had been subject to Federal and state income taxes for the year ended December 31, 1993 (in thousands).

Income tax benefit
   Current --
      Federal                                     $    528
      State                                            158
   Deferred                                            (13)
                                                  --------
                                                  $    673
                                                  ========

11. CASH FLOW INFORMATION

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

The Company made cash payments for interest of $1,471,000, $2,576,000, and $9,538,000 for the years ended December 31, 1993, 1994 and 1995, respectively. The Company made cash payments for income taxes of $116,000, $48,000 and $55,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
FINANCING ACTIVITIES

On August 31, 1994 and November 29, 1994, the Company completed its acquisitions of FirstPAGE and MetroPaging, respectively, through the issuance of 2,869,190 and 636,483 shares of common stock, respectively, and an assumption of substantially all indebtedness of FirstPAGE and MetroPaging. Common stock issued in connection with the acquisitions was valued at approximately $56.8 million and liabilities assumed totaled approximately $84.7 million before consideration of deferred income tax liabilities. In May 1995, the total number of shares of Metrocall common stock issued to MetroPaging's stockholders was adjusted to 630,645 reducing the total purchase price by approximately $105,000. The weighted average common shares outstanding for the year ended December 31, 1995 reflects this adjustment.

     Because the acquisitions were structured as tax free reorganizations, the Company recorded total deferred income tax liabilities of approximately $12.7 million as additions to goodwill in the preliminary allocation of the total purchase price.

     A capital lease obligation of $3,185,000 was incurred in 1994 when the Company entered into a lease for new office space (see Note 6).

12. INTERIM FINANCIAL DATA (UNAUDITED)

The following table of quarterly financial data has been prepared from the financial records of the Company, and reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the results of operations for the interim periods presented (in thousands, except per share data).

                                   First         Second          Third         Fourth
1994                             Quarter        Quarter        Quarter        Quarter
-------------------------------------------------------------------------------------
Revenues                        $ 10,165       $ 11,018       $ 14,331       $ 22,341
=====================================================================================
Income (loss) from
   operations                   $    906       $    848       $  1,280       $   (711)
=====================================================================================
Net income (loss) before
   extraordinary item           $    590       $    568       $    525       $ (2,773)
=====================================================================================
Net income (loss)               $    590       $    568       $   (784)      $ (2,773)
=====================================================================================
Net income (loss) per
   share before
   extraordinary item           $   0.08       $   0.08       $  (0.06)      $  (0.27)
=====================================================================================
Net income (loss) per
   common share                 $   0.08       $   0.08       $  (0.10)      $  (0.27)
=====================================================================================

                                   FIRST         SECOND          THIRD         FOURTH
1995                             QUARTER        QUARTER        QUARTER        QUARTER
-------------------------------------------------------------------------------------
Revenues                        $ 25,796       $ 27,640       $ 27,978       $ 29,445
=====================================================================================
Income (loss) from
   operations                   $    766       $    612       $   (721)      $ (6,440)
=====================================================================================
Net income (loss) before
   extraordinary item           $ (1,690)      $ (2,038)      $ (3,370)      $ (8,612)
=====================================================================================
Net income (loss)               $ (1,690)      $ (2,038)      $ (3,370)      $(13,004)
=====================================================================================
Net income (loss) per
   share before
   extraordinary item           $  (0.16)      $  (0.19)      $  (0.31)      $  (0.59)
=====================================================================================
Net income (loss) per
   common share                 $  (0.16)      $  (0.19)      $  (0.31)      $  (0.89)
=====================================================================================

The sum of the per share amounts may not equal the annual amounts because of the changes in the weighted average number of shares outstanding during the year. The loss from operations in the quarter ended December 31, 1995, includes a charge of $2,050,000 for management reorganization described in Note 3. Net loss for the quarters ended September 30, 1994 and December 31, 1995, includes extraordinary charges net of income tax benefit in 1994, for the write-off of deferred financing costs discussed in Note 6, of $1,309,000 ($0.16 per share) and $4,392,000 ($0.30 per share), respectively.

13. SUBSEQUENT EVENTS

On February 26, 1996, the Company signed a definitive merger agreement (the "Parkway Agreement') with Parkway Paging, Inc. of Plano, Texas ("Parkway") and certain other parties listed therein whereby Parkway will become a wholly-owned subsidiary of the Company. Under the terms of the Parkway Agreement, the Company will acquire all of the stock of Parkway in exchange for consideration of $28 million, up to 51% of which may be issued in the form of the Company's common stock at Parkway's election. The Parkway Agreement is subject to downward adjustment based on Parkway's ability to meet certain defined performance criteria and benchmarks prior to closing. The Parkway Agreement is subject to a number of conditions including, but not limited to, receipt of all necessary regulatory approvals.

     On February 28, 1996, the Company signed a definitive acquisition agreement (the "Satellite Agreement') with Satellite Paging of Fairfield, New Jersey and Message Network of Boca Raton, Florida (together, "Satellite"). Under the terms of the Satellite Agreement, the Company will acquire all of the assets of Satellite in exchange for $28 million cash, subject to adjustment based on Satellite's ability to meet certain defined performance criteria. The Satellite Agreement is subject to a number of conditions including, but not limited to, receipt of all necessary regulatory approvals.

CORPORATE INFORMATION

CORPORATE HEADQUARTERS

Metrocall, Inc.
6677 Richmond Highway
Alexandria, Virginia 22306
(703) 660-9343
http://www.metrocall.com

ANNUAL MEETING

Date: May 1, 1996
Time: 9:00 a.m. (EDT)
Place: Crystal Gateway Marriott
1700 Jefferson Davis Highway
Arlington, Virginia 22202
Phone: (703) 920-3230

INDEPENDENT PUBLIC ACCOUNTANTS

Arthur Andersen LLP
1666 K Street, N.W.
Washington, D.C. 20006

LEGAL COUNSEL

Piper & Marbury L.L.P.
36 South Charles Street
Baltimore, Maryland 21201

TRANSFER AGENT

First Chicago Trust Company of
  New York
P.O. Box 2500
Jersey City, New Jersey 07303

INVESTOR RELATIONS

Security analysts, investment
professionals, stockholders, and
prospective investors should direct
their business inquiries to:

Investor Relations
Metrocall, Inc.
6677 Richmond Highway
Alexandria, Virginia 22306
(703) 660-9343

COMMON STOCK

Metrocall's common stock was initially offered to the public on July 16, 1993, and is listed on the NASDAQ Stock Market under the symbol MCLL. Prior to that offering there was no public market for the common stock. A second public offering occurred in September 1995.

FORM 10-K

A copy of Metrocall's annual report on Form 10-K filed with the Securities and Exchange Commission can be obtained by stockholders without charge by writing to Investor Relations and requesting one.

MANAGEMENT

President and Chief Executive Officer
William L. Collins III

Vice President and
Chief Operating Officer
Steven D. Jacoby

Vice President,
Chief Financial Officer and Treasurer
Vincent D. Kelly

Vice President,
Operations
Thomas P. Matthews

Vice President,
Finance
Ronnie E. Harold

BOARD OF DIRECTORS

RICHARD M. JOHNSTON
Chairman of the Board

Vice President, Investments
The Hillman Company

Former Chairman
Dial Page, Inc.

WILLIAM L. COLLINS III
Vice Chairman of the Board

President and Chief Executive Officer
Metrocall, Inc.

Former Chairman, President,
and Chief Executive Officer
FirstPAGE USA, Inc.

Co-Founder and Former Director
Vanguard Cellular Systems, Inc.

RONALD V. APRAHAMIAN

Chairman and Chief Executive Officer
The Compucare Company

Consulting Director
The Riggs National Bank of
Washington, D.C.

Director
Sunrise Assisted Living, Inc.

HARRY L. BROCK, JR.

Founder and Former Chairman
and President
Metrocall, Inc.

Founding Partner
Cellular One of Washington

Director
Personal Communications Industry
Association (PCIA)

SUZANNE S. BROCK

Corporate Secretary
Metrocall, Inc.

STEVEN D. JACOBY

Chief Operating Officer
Metrocall, Inc.

Former Chief Operating Officer,
Vice President, and Secretary
FirstPAGE USA, Inc.

VINCENT D. KELLY

Chief Financial Officer and Treasurer
Metrocall, Inc.

CHRISTOPHER A. KIDD

Former Chief Executive Officer
Metrocall, Inc.

FRANCIS A. MARTIN III

Chairman, President, and
Chief Executive Officer
U.S. Media Holdings, Inc.

Former President and
Chief Executive Officer
Chronicle Broadcasting Co.

COMMITTEES

AUDIT COMMITTEE

Ronald V. Aprahamian
Chairman

Francis A. Martin III

COMPENSATION COMMITTEE

Francis A. Martin III
Chairman

Ronald V. Aprahamian

EXECUTIVE COMMITTEE

Richard M. Johnston
Chairman

Ronald V. Aprahamian
Francis A. Martin III


[PHOTO OF BOARD OF DIRECTORS]


FROM LEFT TO RIGHT: Ronald V. Aprahamian;
Suzanne S. Brock; Harry L. Brock, Jr.;
Steven D. Jacoby; Francis A. Martin III;
Richard M. Johnston; William L. Collins III;
Vincent D. Kelly and Christopher A. Kidd

[METROCALL LOGO]
6677 Richmond Highway
Alexandria, Virginia 22306
(703) 660-9343
http://www.metrocall.com